UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2009

RAPTOR PHARMACEUTICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-25571	86-0883978
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Commercial Blvd., Suite 200, Novato, California 94949
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (415) 382-8111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE #1

As  discussed in certain of our reports, proxy statements, prospectuses and other documents filed with or furnished to the Securities and Exchange Commission, or the SEC, the first of which was our Current Report on Form 8-K filed with the SEC on July 28, 2009, we and ECP Acquisition, Inc., a Delaware corporation, our then-wholly-owned subsidiary, herein referred to as merger sub, entered into an Agreement and Plan of Merger and Reorganization, herein referred to as the 2009 Merger Agreement, with Raptor Pharmaceuticals Corp., a Delaware corporation on July 27, 2009. On September 29, 2009, on the terms and subject to the conditions set forth in the 2009 Merger Agreement, pursuant to a stock-for-stock reverse triangular merger, herein referred to as the 2009 Merger, merger sub was merged with and into Raptor Pharmaceuticals Corp. and Raptor Pharmaceuticals Corp. survived such 2009 Merger as our wholly-owned subsidiary. Immediately prior to such 2009 Merger and in connection therewith, we effected a 1-for-17 reverse stock split of our common stock and changed our corporate name from “TorreyPines Therapeutics, Inc.” to “Raptor Pharmaceutical Corp.”

As a result of the 2009 Merger and in accordance with the 2009 Merger Agreement, each share of Raptor Pharmaceuticals Corp.’s common stock outstanding immediately prior to the effective time of the 2009 Merger was converted into the right to receive 0.2331234 shares of our common stock, on a post 1-for-17 reverse-split basis. Each option and warrant to purchase Raptor Pharmaceuticals Corp.’s common stock outstanding immediately prior to the effective time of the 2009 Merger was assumed by us at the effective time of the 2009 Merger, with each share of such common stock underlying such options and warrants being converted into the right to receive 0.2331234 shares of our common stock, on a post 1-for-17 reverse split basis, rounded down to the nearest whole share of our common stock. Following the 2009 Merger, each such option or warrant has an exercise price per share of our common stock equal to the quotient obtained by dividing the per share exercise price of such common stock subject to such option or warrant by 0.2331234, rounded up to the nearest whole cent.

Immediately following the effective time of the 2009 Merger, Raptor Pharmaceuticals Corp.’s former stockholders owned approximately 95% of our outstanding common stock and our former stockholders owned approximately 5% of our outstanding common stock.

Raptor Pharmaceuticals Corp., our wholly-owned subsidiary, was the “accounting acquirer,” and for accounting purposes, we were deemed as having been “acquired,” in the 2009 Merger.  The board of directors and officers that managed and operated Raptor Pharmaceuticals Corp. immediately prior to the effective time of the 2009 Merger became our board of directors and officers.  Additionally, following the effective time of the 2009 Merger, the business conducted by Raptor Pharmaceuticals Corp. immediately prior to the effective time of the 2009 Merger became primarily the business conducted by us.

EXPLANATORY NOTE #2

Raptor Pharmaceuticals Corp. filed its Annual Report on Form 10-K, or the Annual Report, for its fiscal year ended August 31, 2009 with the SEC on October 28, 2009 which included the disclosures in Items 1, 1A, 1B, 2, 3 and 4 of Part I thereto, Items 5, 6, 7, 7A, 8, 9, 9A(T) and 9B of Part II thereto and Item 15 of Part IV thereto.  Raptor Pharmaceuticals Corp. filed an amendment on Form 10-K/A to its Annual Report, or the Annual Report Amendment, with the SEC on November 5, 2009 which included the disclosures in Items 10, 11, 12, 13 and 14 of Part III thereto.

Although Raptor Pharmaceuticals Corp.’s Annual Report was filed for its fiscal year ended August 31, 2009, because such filing was made on October 28, 2009, after the 2009 Merger, much of the disclosure in such Annual Report was brought current through the date of such filing and disclosed information for the combined company (e.g., the description of the business).  Notwithstanding the disclosure in the Annual Report, the disclosure in the Annual Report Amendment, which included the disclosures in Items 10, 11, 12, 13 and 14 of Part III thereto, was, in many instances, not brought current through the date of such filing and, in many instances, disclosed information about Raptor Pharmaceuticals Corp. and not the combined company.

We are filing this Current Report on Form 8-K in order to supplement or otherwise modify and supersede the information contained in certain of our reports, proxy statements, prospectuses and other documents previously filed with or furnished to the Securities and Exchange Commission, or the SEC, with the information contained herein, as derived from the Annual Report and Annual Report Amendment.  Additionally, given that Raptor Pharmaceuticals Corp. was the “accounting acquirer” in the 2009 Merger, Raptor Pharmaceuticals Corp.’s financial statements became the historical financial statements of the combined entity after the 2009 Merger (See Part II, Item 8 (Financial Statements and Supplementary Data) of this Current Report on Form 8-K).

Unless otherwise mentioned or unless the context requires otherwise, subject to the Notes in the immediately subsequent paragraphs, all references in this Current Report on Form 8-K to “we,” “us,” “our,” the “Company,” “Raptor” and similar references refer to the public company formerly known as TorreyPines Therapeutics, Inc. and now known as Raptor Pharmaceutical Corp., including its wholly-owned direct and indirect subsidiaries (which includes Raptor Pharmaceuticals Corp., TPTX, Inc., Raptor Discoveries Inc. (f/k/a Raptor Pharmaceutical Inc.) and Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceutical Inc.)), following the name change and completion of the 2009 Merger. All references to “TorreyPines” refer to TorreyPines Therapeutics, Inc., prior to the name change and the completion of the 2009 Merger. Unless otherwise mentioned or unless the context requires otherwise, all discussions in this Current Report on Form 8-K regarding our business includes the programs of the combined business of Raptor Pharmaceutical Corp., including its wholly-owned direct and indirect subsidiaries. Unless otherwise mentioned or unless the context requires otherwise, all discussions in this Current Report on Form 8-K regarding our common stock, our stock price, and our stock options and warrants to purchase our common stock have been converted to their equivalent post-2009 Merger number of shares and equivalent post-2009 Merger stock prices and exercises prices.

Notwithstanding the immediately preceding paragraph, unless otherwise mentioned or unless the context requires otherwise, subject to the Notes in the immediately subsequent paragraphs, all references in Items 6 and 8 of Part II and Part III of this Current Report on Form 8-K to “we,” “us,” “our,” the “Company,” “Raptor” and similar references and words of similar import (including, by way of example, with respect to “our directors and executive officers”), refer to Raptor Pharmaceuticals Corp., including its subsidiaries (which includes Raptor Discoveries Inc. (f/k/a Raptor Pharmaceutical Inc.) and Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceutical Inc.)), and not the public company formerly known as TorreyPines Therapeutics, Inc. and now known as Raptor Pharmaceutical Corp., or its subsidiary, TPTX, Inc.

Note to Items 6 (Selected Financial Data) and 8 (Financial Statements and Supplementary Data):

Notwithstanding the immediately preceding paragraph, and although all references in Items 6 and 8 of Part II of this Current Report on Form 8-K to “we,” “us,” “our,” the “Company,” “Raptor” and similar references and words of similar import refer to Raptor Pharmaceuticals Corp., and because Raptor Pharmaceuticals Corp. was the “accounting acquirer,” and for accounting purposes, we were deemed as having been “acquired,” in the 2009 Merger, the consolidated financial information set forth in Items 6 and 8 of Part II of this Current Report on Form 8-K does reflect the consolidated financial information of the combined company, and all references herein to “consolidated financial statements,” “consolidated position” and similar references and words of similar import does reflect the consolidated information of the combined company.

Note to Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations):

Although the sections titled, “Results of Operations” and “Liquidity and Capital Resources” in Item 7 of Part II of this Current Report on Form 8-K refer to events, circumstances, dates and periods of time that occurred prior to the effective time of the 2009 Merger, and therefore refer to Raptor Pharmaceuticals Corp., such information is generally applicable as supporting the consolidated information of the combined company.

Note to Part III:

Although the Part III of this Current Report on Form 8-K refers to events, circumstances, dates and periods of time that occurred prior to the effective time of the 2009 Merger, and therefore refer to Raptor Pharmaceuticals Corp., such information is generally applicable as supporting the consolidated information of the combined company.  Please refer to other documents incorporated by reference herein filed by us with the SEC in order to gain a more complete understanding of the Items set forth in Part III of this Current Report on Form 8-K, for example, for the makeup of our current board of directors, committees of our board of directors and positions held by our executive officers.

Current Structure Chart:

The following reflects our current, post 2009 Merger corporate structure:

 Raptor Pharmaceutical Corp. (DE)

|                      |

TPTX, Inc. (DE)     Raptor Pharmaceuticals Corp. (DE)

         |                                                      |

Raptor Therapeutics Inc. (DE)                   Raptor Discoveries Inc. (DE)
(f/k/a  Bennu Pharmaceuticals Inc.)          (f/k/a Raptor Pharmaceutical Inc.)

Item 8.01 Other Events.

As discussed under Explanatory Notes #1 and #2, above, Raptor Pharmaceutical Corp.’s wholly-owned subsidiary, Raptor Pharmaceuticals Corp., filed its Annual Report on Form 10-K, or the Annual Report, for its fiscal year ended August 31, 2009 with the SEC on October 28, 2009, and filed an amendment on Form 10-K/A to its Annual Report, or the Annual Report Amendment, with the SEC on November 5, 2009.  The Annual Report and the Annual Report Amendment contain certain updated information relating to Raptor Pharmaceutical Corp. and Raptor Pharmaceuticals Corp. as set forth in this Current Report on Form 8-K.

RAPTOR PHARMACEUTICAL CORP.

 -i-

PART I

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, these statements can be identified by the use of terminology such as “believes,” “expects,” “anticipates,” “plans,” “may,” “might,” “will,” “could,” “should,” “would,” “projects,” “anticipates,” “predicts,” “intends,” “continues,” “estimates,” “potential,” “opportunity” or the negative of these terms or other comparable terminology. All statements, other than statements of historical facts, included in this Current Report on Form 8-K, including our financial condition, future results of operation, projected revenues and expenses, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing intellectual properties, technologies, products, plans, and objectives of management, markets for our securities, and other matters, are about us and our industry that involve substantial risks and uncertainties and constitute forward-looking statements for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such forward-looking statements, wherever they occur, are necessarily estimates reflecting the best judgment of our senior management on the date on which they were made, or if no date is stated, as of the date of this Current Report on Form 8-K. You should not place undue reliance on these statements, which only reflect information available as of the date that they were made. Our business’ actual operations, performance, development and results might differ materially from any forward-looking statement due to various known and unknown risks, uncertainties, assumptions and contingencies, including those described in the section titled “Risk Factors,” and including, but not limited to, the following:

•	our need for, and our ability to obtain, additional funds;

•	uncertainties relating to clinical trials and regulatory reviews;

•	our dependence on a limited number of therapeutic compounds;

•	the early stage of the products we are developing;

•	the acceptance of any of our future products by physicians and patients;

•	competition and dependence on collaborative partners;

•	loss of key management or scientific personnel;

•	our ability to obtain adequate intellectual property protection and to enforce these rights;

•	our ability to avoid infringement of the intellectual property rights of others; and

•	the other factors and risks described under the section captioned “Risk Factors” as well as other factors not identified therein.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, the factors discussed in this Current Report on Form 8-K could cause actual results or outcomes to differ materially and/or adversely from those expressed in any forward-looking statements made by us or on our behalf, and therefore we cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on any such forward-looking statements. We cannot give you any assurance that the forward-looking statements included in this Current Report on Form 8-K will prove to be accurate and the forward-looking events discussed in this Current Report on Form 8-K may not occur. In light of the significant uncertainties inherent in the forward-looking statements included in this Current Report on Form 8-K, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or our objectives and plans will be achieved.

ITEM 1: BUSINESS

Overview

We believe that we are building a balanced pipeline of drug candidates that may expand the reach and benefit of existing therapeutics. Our product portfolio includes both candidates from our proprietary drug targeting platforms and in-licensed and acquired product candidates.
Our current pipeline includes three clinical development programs which we are actively developing. We also have three other clinical-stage product candidates, for which we are seeking business development partners but are not actively developing, and we have four preclinical product candidates we are developing, three of which are based upon our proprietary drug-targeting platforms.

Clinical Development Programs

Our three active clinical development programs are based on an existing therapeutic that we are reformulating for potential improvement in safety and/or efficacy and for application in new disease indications. These clinical development programs include the following:

•	DR Cysteamine for the potential treatment of nephropathic cystinosis, or cystinosis, a rare genetic disorder;

•	DR Cysteamine for the potential treatment of non-alcoholic steatohepatitis, or NASH, a metabolic disorder of the liver; and

•	DR Cysteamine for the potential treatment of Huntington’s Disease, or HD.

Other Clinical-Stage Product Candidates

We have three clinical-stage product candidates for which we are seeking partners:

•	Convivia™ for the potential management of acetaldehyde toxicity due to alcohol consumption by individuals with aldehyde dehydrogenase, or ALDH2 deficiency, an inherited metabolic disorder; and

•	Tezampanel and NGX426, non-opioids for the potential treatment of: migraine, acute pain, and chronic pain.

Preclinical Product Candidates

Our preclinical platforms consist of targeted therapeutics, which we are developing for the potential treatment of multiple indications, including liver diseases, neurodegenerative diseases and breast cancer:

Our receptor-associated protein, or RAP, platform consists of: HepTide™ for the potential treatment of primary liver cancer and hepatitis C; and NeuroTrans™ to potentially deliver therapeutics across the blood-brain barrier for treatment of a variety of neurological diseases.

Our mesoderm development protein, or Mesd, platform consists of WntTide™ for the potential treatment of breast cancer.

We are also examining our glutamate receptor antagonists, tezampanel and NGX426, for the potential treatment of thrombosis and spasticity disorders.

DRUG PRODUCT CANDIDATE	DISEASE INDICATION	STAGE OF DEVELOPMENT
Delayed release, enterically coated cysteamine bitartrate, or DR Cysteamine	cystinosis	Phase IIb (ongoing, open IND) Orphan Product Designation

DR Cysteamine	NASH	Phase IIa (ongoing, open IND)

DR Cysteamine	HD	Phase II (planned for 2010) Orphan Product Designation

ConviviaTM	ALDH2 Deficiency, or Ethanol Intolerance	Business Development Opportunity (Phase IIa completed)

Tezampanel and NGX 426	Migraine and Pain	Business Development Opportunity (Phase I/II completed)

HepTideTM	Hepatocellular Carcinoma, or HCC and Hepatitis	Preclinical (ongoing)

WntTideTM	Breast Cancer	Preclinical (ongoing)

NeuroTransTM	Neurodegenerative Diseases	Preclinical Roche collaboration (ongoing)

Tezampanel and NGX 426	Thrombosis and Spasticity Disorder	Preclinical

Future Activities

Over the next 12 months, we plan to conduct research and development activities based upon our DR Cysteamine clinical programs and continued development of our preclinical product candidates. We also plan to actively seek business development partners for our ConviviaTM product candidate and Tezampanel and NGX426. We may also develop future in-licensed technologies and acquired technologies. A brief summary of our primary objectives in the next 12 months for our research and development activities is provided below. Our plans for research and development activities over the next 12 months can only be implemented if we are successful in raising significant funds during this period. In addition, there can be no assurances that our research and development activities will be successful. If we do not make important progress towards achieving at least one of our major clinical objectives, this could adversely impact our ability to raise significant additional funds, which could adversely impact our ability to continue as a going concern.

Clinical Development Programs

We develop clinical-stage drug product candidates which are: internally discovered therapeutic candidates based on our novel drug delivery platforms and in-licensed or purchased clinical-stage products which may be new chemical entities in mid-to-late stage clinical development, currently approved drugs with potential efficacy in additional indications, and treatments that we could repurpose or reformulate as potentially more effective or convenient treatments for a drug’s currently approved indications.

Development of DR Cysteamine for the Potential Treatment of Nephropathic Cystinosis or Cystinosis

Our DR Cysteamine product candidate is a proprietary delayed-release, enteric-coated microbead formulation of cysteamine bitartrate contained in a gelatin capsule. We are investigating DR Cysteamine for the potential treatment of cystinosis.

We believe that immediate-release cysteamine bitartrate, a cystine-depleting agent, is currently the only U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMEA, approved drug to treat cystinosis, a rare genetic disease. Immediate-release cysteamine is effective at preventing or delaying kidney failure and other serious health problems in cystinosis patients. However, patient compliance is challenging due to the requirement for frequent dosing and gastrointestinal side effects. Our DR Cysteamine for the potential treatment of cystinosis is designed to mitigate some of these difficulties. It is expected to be dosed twice daily, compared to the current every-six-hour dosing schedule. In addition, DR Cysteamine is designed to pass through the stomach and deliver the drug directly to the small intestine, where it is more easily absorbed into the bloodstream and may result in fewer gastrointestinal side effects.

The FDA granted orphan drug designation for DR Cysteamine for the treatment of cystinosis in 2006.

In June 2009, we commenced our Phase IIb clinical trial of DR Cysteamine in cystinosis, in which we have enrolled nine cystinosis patients with histories of compliance using the currently available immediate-release form of cysteamine bitartrate. The clinical trial, which is being conducted at the University of California at San Diego, or UCSD, is evaluating safety, tolerability, pharmacokinetics and pharmacodynamics of a single dose of DR Cysteamine in patients. Release of data from the study is expected in the fourth calendar quarter of 2009. We plan to follow the Phase IIb clinical study with a pivotal, Phase III clinical study in cystinosis patients anticipated to commence in early 2010. While we plan to commercialize DR Cysteamine in the U.S. by ourselves, we are actively reviewing potential development partners for DR Cysteamine for markets outside of the U.S. with companies that have experience in clinical development and commercialization of orphan drugs in various ex-U.S. countries.

Development of DR Cysteamine for the Potential Treatment of Non-Alcoholic Steatohepatitis or NASH

In October 2008, we commenced a clinical trial in collaboration with UCSD to investigate a prototype formulation of DR Cysteamine for the treatment of NASH in juvenile patients. In October 2009, we announced positive findings from the completed treatment phase of this open-label Phase IIa clinical trial. At the completion of the initial six-month treatment phase, the study achieved the primary endpoint: mean blood levels of alanine aminotransferase, or ALT, a common biomarker for NASH, were reduced by over 50%. Additionally, over half of the study participants had achieved normalized ALT levels by the end of the treatment phase.

There are no currently approved drug therapies for NASH, and patients are limited to lifestyle changes such as diet, exercise and weight reduction to manage the disease. DR Cysteamine represents an important potential treatment option for patients with NASH. Although NASH is most common in insulin-resistant obese adults with diabetes and abnormal serum lipid profiles, its prevalence is increasing among juveniles as obesity rates rise within this patient population. Although most patients are asymptomatic and feel healthy, NASH causes decreased liver function and can lead to cirrhosis, liver failure and end-stage liver disease.

The NASH trial entails six months of treatment followed by a six-month post-treatment monitoring period. Eligible patients with baseline ALT and aspartate aminotransferase or AST measurements at least twice that of normal levels were enrolled to receive twice-daily, escalating oral doses of up to 1,000 mg of DR Cysteamine. The trial currently has enrolled eleven NASH patients between 11-18 years old. No major adverse events were reported during the six-month treatment phase. Trial subjects continue to be monitored during the six-month post-treatment period currently underway. Full results are being submitted for peer review by UCSD and us, and are expected to be presented in 2010.

Development of DR Cysteamine for the Potential Treatment of Huntington’s Disease or HD

Huntington’s Disease, or HD, is a fatal, inherited degenerative neurological disease affecting about 30,000 people in the U.S. and a comparable number of people in Europe. We are not aware of any treatment for HD other than therapeutics that minimize symptoms such as the uncontrollable movements and mood swings resulting from HD. We are collaborating with a French institution, CHU d’ Angers, on a Phase II clinical trial investigating DR Cysteamine in HD patients, anticipated to begin in early 2010. We are providing the clinical trial materials for the study, which is sponsored by CHU d’ Angers and funded in part by a grant from the French government. We were granted Orphan Drug Designation in the U.S. by the FDA for cysteamine as a potential treatment for HD in 2008.

Other Clinical-Stage Product Candidates

We have three clinical-stage product candidates for which we are seeking partners.

ConviviaTM for Liver Aldehyde Dehydrogenase Deficiency

Convivia™ is our proprietary oral formulation of 4-methylpyrazole, or 4-MP, intended for the potential treatment of acetaldehyde toxicity resulting from alcohol consumption in individuals with ALDH2 deficiency, which is an inherited disorder of the body’s ability to breakdown ethanol, commonly referred to as alcohol intolerance. 4-MP is presently marketed in the U.S. and E.U. in an intravenous form as an anti-toxin. ConviviaTM is designed to lower systemic levels of acetaldehyde (a carcinogen) and reduce symptoms, such as tachycardia and flushing, associated with alcohol consumption by ALDH2-deficient individuals. ConviviaTM is a capsule designed to be taken approximately 30 minutes prior to consuming an alcoholic beverage.

In 2008, we completed a Phase IIa dose escalation clinical trial of oral 4-MP with ethanol in ALDH2 deficient patients. The study results demonstrated that the active ingredient in ConviviaTM significantly reduced heart palpitations (tachycardia), which are commonly experienced by ALDH2 deficient people who drink, at all dose levels tested. The study also found that the 4-MP significantly reduced peak acetaldehyde levels and total acetaldehyde exposure in a subset of the study participants who possess specific genetic variants of the liver ADH and ALDH2 enzymes. We believe that this subset represents approximately one-third of East Asian populations. We are actively seeking corporate partnerships with pharmaceutical companies in selected Asian countries to continue clinical development of ConviviaTM in those countries.

Tezampanel and NGX426 for the Potential Treatment of Migraine and Pain

Tezampanel and NGX426, the oral prodrug of tezampanel, are what we believe to be first-in-class compounds that may represent novel treatments for both pain and non-pain indications. Tezampanel and NGX426 are receptor antagonists that target and inhibit a specific group of receptors—the AMPA and kainate glutamate receptors—found in the brain and other tissues. While normal glutamate production is essential, excess glutamate production, either through injury or disease, has been implicated in a number of diseases and disorders. Published data show that during a migraine, increased levels of glutamate activate AMPA and kainate receptors, result in the transmission of pain and, in many patients, the development of increased pain sensitivity.

By acting at both the AMPA and kainate receptor sites to competitively block the binding of glutamate, tezampanel and NGX426 have the potential to treat a number of diseases and disorders. These include chronic pain, such as migraine and neuropathic pain, muscle spasticity and a condition known as central sensitization, a persistent and acute sensitivity to pain.

Results of a Phase IIb clinical trial of tezampanel were released in October 2007. In the trial, a single dose of tezampanel given by injection was statistically significant compared to placebo in treating acute migraine headache. This was the sixth Phase II trial in which tezampanel has been shown to have analgesic activity. Based on a review of the Phase II data, the FDA previously agreed that tezampanel may move forward into a Phase III program for acute migraine.

In December 2008, results of NGX426 in a human experimental model of cutaneous pain, hyperalgesia and allodynia demonstrated a statistically significant reduction in spontaneous pain, hyperalgesia and allodynia compared to placebo following injections of capsaicin (i.e., chili oil) under the skin. In February 2009, results from a Phase 1 multiple dose trial of NGX426 showed that the compound is safe and well-tolerated in healthy male and female subjects when dosed once daily for five consecutive days.

We are currently seeking program funding, development collaborations or out-licensing partners for the migraine and pain programs.

Preclinical Product Candidates

We are also developing a drug-targeting platform based on the proprietary use of RAP and Mesd. We believe that these proteins may have therapeutic applications in cancer, infectious diseases and neurodegenerative diseases, among others.

These applications are based on the assumption that our targeting molecules can be engineered to bind to a selective subset of receptors with restricted tissue distribution under particular conditions of administration. We believe these selective tissue distributions can be used to deliver drugs to the liver or to other tissues, such as the brain.

In addition to selectively transporting drugs to specific tissues, selective receptor binding constitutes a means by which receptor function might be specifically controlled, either through modulating its binding capacity or its prevalence on the cell surface. Mesd is being engineered for this latter application.

HepTideTM for Hepatocellular Carcinoma and Hepatitis C

Drugs currently used to treat primary liver cancer are often toxic to other organs and tissues. We believe that the pharmacokinetic behavior of RAP (i.e., the determination of the fate or disposition of RAP once administered to a living organism) may diminish the non-target toxicity and increase the on-target efficacy of attached therapeutics.

In preclinical studies of our radio-labeled HepTideTM (a variant of RAP), HepTideTM , our proprietary drug-targeting peptide was shown to distribute predominately to the liver. Radio-labeled HepTideTM which was tested in a preclinical research model of HCC, at the National Research Council in Winnipeg, Manitoba, Canada, showed 4.5 times more delivery to the liver than the radio-labeled control. Another study of radio-labeled HepTideTM in a non-HCC preclinical model, showed 7 times more delivery to the liver than the radio-labeled control, with significantly smaller amounts of radio-labeled HepTideTM delivery to other tissues and organs.

HCC is caused by the malignant transformation of hepatocytes, epithelial cells lining the vascular sinusoids of the liver, or their progenitors. HepTideTM has shown to bind to lipoprotein receptor-related protein, or LRP1, receptors on hepatocytes. We believe that the pharmacokinetics and systemic toxicity of a number of potent anti-tumor agents may be controlled in this way.

There are additional factors that favor the suitability of RAP as an HCC targeting agent:

•	RAP is captured by hepatocytes with efficiency, primarily on first-pass.

•	Late-stage HCC is perfused exclusively by the hepatic artery, while the majority of the liver is primarily perfused through the portal vein.

Studies have shown that the RAP receptor, LRP1, is well expressed on human HCC and under-expressed on non-cancerous, but otherwise diseased, hepatocytes. Also, LRP1 expression is maintained on metastasized HCC. These factors will favor delivery of RAP peptide-conjugated anti-tumor agents to tumor cells, whether in the liver or at metastasized sites.

We are evaluating conjugates between HepTideTM and a chemotherapeutic for testing in vitro and in appropriate preclinical models for the potential treatment of HCC.

We are also evaluating conjugates between HepTideTM and an antiviral agent for testing in vitro and in appropriate preclinical models for the potential treatment of hepatitis C.

NeuroTransTM for the Potential Treatment of Diseases Affecting the Brain

Hundreds of known genetic and neurodegenerative diseases affect the brain. Drugs often have difficulty reaching these disease-affected areas because the brain has evolved a protective barrier, commonly referred to as the blood-brain barrier.

Part of the solution to the medical problem of neurodegenerative diseases is the creation of effective brain targeting and delivery technologies. One of the most obvious ways of delivering therapeutics to the brain is via the brain’s extensive vascular network. Treating these diseases by delivering therapeutics into the brain in a minimally invasive way, including through a natural receptor mediated transport mechanism called transcytosis, is a vision shared by many researchers and clinicians in the neuroscience and neuromedical fields.

NeuroTrans™ is our proprietary RAP-based technology program to research the delivery of therapeutics across the blood-brain barrier. We believe our NeuroTrans™ platform may provide therapies that will be safer, less intrusive and more effective than current approaches in treating a wide variety of brain disorders.

In preclinical studies, NeuroTrans™ has been conjugated to a variety of protein drugs, including enzymes and growth factors, without interfering with the function of either fusion partner. Studies indicate that radio-labeled NeuroTrans™ may be transcytosed across the blood-brain barrier and that fusions between NeuroTrans™ and therapeutic proteins may be manufactured economically. Experiments conducted in collaboration with Stanford University in 2008 support the NeuroTrans™ peptide’s ability to enhance the transport of cargo molecules into the cells that line the blood-brain barrier.

In June 2009, we entered into a collaboration and licensing agreement with F. Hoffman — La Roche Ltd. and Hoffman—La Roche Inc., or Roche, to evaluate therapeutic delivery across the blood-brain barrier utilizing NeuroTrans™. Under terms of the agreement, Roche has funded studies of select molecules attached to NeuroTrans™. The agreement provides Roche with an exclusive worldwide license to NeuroTrans™ for use in the delivery of diagnostic and therapeutic molecules across the blood-brain barrier. Roche’s and our scientists will actively collaborate on the project. We have received an initial upfront payment for the collaboration to cover our portion of the initial studies, and may earn development milestone payments and royalties in exchange for the licensing of NeuroTrans™ to Roche.

WntTideTM for the Potential Treatment of Cancer

Human Mesd is a natural inhibitor of the receptor LRP6. LRP6 has recently been shown to play a role in the progression of some breast tumors. Studies in the laboratory of Professor Guojun Bu, one of our scientific advisors, at the Washington University in St. Louis Medical School have demonstrated the potential of Mesd and related peptides to target these tumors. These molecules and applications are licensed to us from Washington University.

WntTide™ is our proprietary, Mesd-based peptide that we are developing as a potential therapeutic to inhibit the growth and metastasis of tumors over-expressing LRP5 or LRP6. We have licensed the use of Mesd from Washington University in St. Louis for the potential treatment of cancer and bone density disorders.

In April 2009, Washington University conducted a preclinical study of WntTide™ in a breast cancer model which showed tumor inhibition. The results of this study were presented at the 2nd Annual Wnt Conference in Washington, D.C., in June 2009 and will likely be published in the fourth quarter of 2009. We are currently planning another breast tumor preclinical model study with researchers at Washington University in the continued development of WntTide™.

Tezampanel and NGX426 for the Potential Treatment of Thrombotic Disorder

Research conducted at Johns Hopkins University, or JHU, by Craig Morrell, D.V.M., Ph.D., and Charles Lowenstein, M.D. demonstrated the importance of glutamate release in promoting platelet activation and thrombosis. Research shows that platelets treated with an AMPA/kainate receptor antagonist such as tezampanel or NGX426 are more resistant to glutamate-induced aggregation than untreated platelets. This identifies the AMPA/kainate receptors on platelets targeted by tezampanel or NGX426 as a new antithrombotic target with a different mechanism of action than Plavix®, aspirin or tPA. We have licensed the intellectual property of Tezampanel and NGX 426 for the treatment of thrombotic disorder from JHU and are in discussions with potential collaborators regarding the development of this product candidate. Research conducted in Martin Marsala’s lab at UCSD has demonstrated the utility of tezampanel in reducing spasticity elicited by activation of AMPA receptors on spinal astrocytes following ischemic events. We intend to further assess application of tezampanel in the treatment of spasticity.

Other Development Areas

Securing Additional and Complementary Technology Licenses from Others

We plan to establish additional research collaborations with prominent universities and research labs currently working on the development of potential targeting molecules, and to secure licenses from these universities and labs for technology resulting from the collaboration. No assurances can be made regarding our ability to establish such collaborations over the next 12 months, or at all. We intend to focus our in-licensing and product candidate acquisition activities on identifying complementary therapeutics, therapeutic platforms that offer a number of therapeutic targets, and clinical-stage therapeutics based on existing approved drugs in order to create proprietary reformulations to improve safety and efficacy or to expand such drugs’ clinical indications through additional clinical trials. We may obtain these products through collaborations, joint ventures or through merger and/or acquisitions with other biotechnology companies.

Strategic Acquisitions

Reverse Merger with Raptor Pharmaceuticals Corp.

In July 2009, we, and our wholly-owned subsidiary ECP Acquisition, Inc., a Delaware corporation, or merger sub, entered into an Agreement and Plan of Merger and Reorganization, or the 2009 Merger Agreement, with Raptor Pharmaceuticals Corp., a Delaware corporation. On September 29, 2009, on the terms and subject to the conditions set forth in the 2009 Merger Agreement, merger sub was merged with and into Raptor Pharmaceuticals Corp. and Raptor Pharmaceuticals Corp. survived such merger as our wholly-owned subsidiary. This merger is referred to herein as the 2009 Merger.  Immediately prior to the 2009 Merger and in connection therewith, we effected a 1-for-17 reverse stock split of our common stock and changed our corporate name to “Raptor Pharmaceutical Corp.”

As of immediately following the effective time of the 2009 Merger, Raptor Pharmaceuticals Corp.’s former stockholders owned approximately 95% of our outstanding common stock and our former stockholders owned approximately 5% of our outstanding common stock, in each case without taking into account any of our or Raptor Pharmaceuticals Corp.’s shares of common stock, respectively, that were issuable pursuant to outstanding options or warrants of ours or Raptor Pharmaceuticals Corp., respectively, outstanding as of the effective time of the 2009 Merger. Although Raptor Pharmaceuticals Corp. became our wholly-owned subsidiary, Raptor Pharmaceuticals Corp. was the “accounting acquirer” in the 2009 Merger and its board of directors and officers manage and operate the combined company. Our common stock currently trades on The NASDAQ Capital Market under the ticker symbol, “RPTP.”

Purchase of ConviviaTM

In October 2007, prior to the 2009 Merger, Raptor Pharmaceuticals Corp. purchased certain assets of Convivia, Inc., or Convivia, including intellectual property, know-how and research reports related to a product candidate targeting liver ALDH2 deficiency, a genetic metabolic disorder. Raptor Pharmaceuticals Corp. hired Convivia’s chief executive officer and founder, Thomas E. (Ted) Daley, as the President of its clinical development division. In exchange for the assets related to the ALDH2 deficiency program, what we now call ConviviaTM ,Raptor Pharmaceuticals Corp. issued to Convivia 200,000 shares of its common stock, an additional 200,000 shares of its common stock to a third party in settlement of a convertible loan between the third party and Convivia, and another 37,500 shares of its common stock in settlement of other obligations of Convivia. Mr. Daley, as the former sole stockholder of Convivia, may earn additional shares of our common stock based on certain triggering events or milestones related to the development of the Convivia assets. In addition, Mr. Daley may earn cash bonuses based on the same triggering events pursuant to his employment agreement. In January 2008, Mr. Daley earned a $30,000 cash bonus pursuant to his employment agreement as a result of the milestone of our execution of a formulation agreement for manufacturing ConviviaTM with Patheon. In March 2008, Raptor Pharmaceuticals Corp. issued to Mr. Daley 100,000 shares of its common stock pursuant to the Convivia purchase agreement as a result of the milestone of our execution of an agreement to supply us with the active pharmaceutical ingredient for ConviviaTM and two $10,000 cash bonuses pursuant to his employment agreement for reaching his six-month and one-year employment anniversaries. In October 2008, Raptor Pharmaceuticals Corp. issued to Mr. Daley 100,000 shares of its common stock valued at $27,000 and a $30,000 cash bonus as a result of fulfilling a clinical milestone.  Due to the 2009 Merger, the 200,000, 200,000, 37,500, 100,000 and 100,000 shares Raptor Pharmaceuticals Corp., respectively, described above, became 46,625, 46,625, 8,742, 23,312 and 23,312 shares of our common stock, respectively.

Purchase of DR Cysteamine

In December 2007, prior to the 2009 Merger, through a merger between Encode Pharmaceuticals, Inc., or Encode, and Raptor Therapeutics, Raptor Pharmaceuticals Corp. purchased certain assets, including the clinical development rights to DR Cysteamine. Under the terms of and subject to the conditions set forth in the merger agreement with Encode, Raptor Pharmaceuticals Corp. issued 3,444,297 shares of its common stock to the stockholders of Encode, or Encode Stockholders, options, or Encode Options, to purchase up to, in the aggregate, 357,427 shares of its common stock to the optionholders of Encode, or Encode Optionholders, and warrants, or Encode Warrants, to purchase up to, in the aggregate, 1,098,276 shares of its common stock to the warrantholders of Encode, or Encode Warrantholders, and together with the Encode Stockholders and Encode Optionholders, referred to herein collectively as the Encode Securityholders, as of the date of such merger agreement with Encode.  Due to 2009 Merger, the 3,444,296 shares of Raptor Pharmaceuticals Corp.’s common stock, the 357,427 Encode Options and 1,098,276 Encode Warrants, respectively, became 802,946 shares of our common stock, Encode Options to purchase 83,325 shares of our common stock and Encode Warrants to purchase 256,034 shares of our common stock, respectively.  The Encode Securityholders are eligible to receive up to an additional 559,496 shares of our common stock, Encode Options and Encode Warrants to purchase our common stock in the aggregate based on certain triggering events related to regulatory approval of DR Cysteamine, an Encode product program, if completed within the five year anniversary date of the merger agreement.

As a result of the Encode merger, we received the exclusive worldwide license to DR Cysteamine, referred to herein as the License Agreement, developed by clinical scientists at the UCSD, School of Medicine. In consideration of the grant of the license, we are obligated to pay an annual maintenance fee of $15,000 until we begin commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, we are obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%; a percentage of sublicense royalties; and a minimum annual royalty commencing the year we begin commercially selling any products pursuant to the License Agreement, if ever. Under the License Agreement, we are obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. In addition, we are obligated, among other things, to spend annually at least $200,000 for the development of products (which we satisfied, as of August 31, 2009 by spending approximately $4.1 million on such programs) pursuant to the License Agreement. To-date, we have paid $250,000 in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis and in NASH. To the extent that we fail to perform any of our obligations under the License Agreement, UCSD may terminate the license or otherwise cause the license to become non-exclusive.

Company History

Corporate Structure

We were initially incorporated in Nevada on July 29, 1997 as Axonyx Inc. In October 2006, Axonyx Inc. and its then-wholly-owned subsidiary completed a reverse merger, business combination with TorreyPines Therapeutics, Inc., reincorporated in Delaware and changed its corporate name to “TorreyPines Therapeutics, Inc.”

On September 29, 2009, we and a wholly-owned subsidiary completed a reverse merger, business combination with Raptor Pharmaceuticals Corp. pursuant to which Raptor Pharmaceuticals Corp. became our wholly-owned subsidiary.  Immediately prior to such time, we changed our corporate name to “Raptor Pharmaceutical Corp.” After such merger, our common stock began trading on The NASDAQ Capital Market and currently trades under the ticker symbol “RPTP.”

Raptor Pharmaceuticals Corp. was incorporated in the State of Nevada on April 1, 2002 under the name of Highland Clan Creations Corp., or HCCC. On June 9, 2006, HCCC merged with Raptor Pharmaceuticals Corp. which was incorporated on May 5, 2006 in Delaware. As a result, HCCC was reincorporated from the State of Nevada to the State of Delaware and changed its corporate name to “Raptor Pharmaceuticals Corp.” HCC was a publicly traded company quoted on the OTC Bulletin Board and upon such merger, its common stock traded on the OTC Bulletin Board under the ticker “RPTP.”

On May 25, 2006, Raptor Pharmaceuticals Corp. acquired 100% of the outstanding capital stock of Raptor Discoveries (f/k/a Raptor Pharmaceutical Inc.) (incorporated in Delaware on September 8, 2005), a development-stage research and development company and on June 9, 2006, Raptor Pharmaceuticals Corp. disposed of its former wholly-owned subsidiary, Bodysentials Health & Beauty Inc., which sold nutritional milkshakes and drinks on the Internet. On August 1, 2007, Raptor Pharmaceuticals Corp. formed Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.) as its wholly-owned subsidiary for the purpose of developing clinical-stage drug product candidates through to commercialization.

Financing History of Raptor Pharmaceuticals Corp.

Initial Investors

On May 25, 2006, in exchange for all of the outstanding common stock of Raptor Pharmaceutical Inc., Raptor Pharmaceuticals Corp. issued 8,000,000 shares of common stock to the-then Raptor Pharmaceutical Inc. stockholders including 3,000,000 shares of its common stock to each of Christopher M. Starr, Ph.D., and Todd C. Zankel, Ph.D., our Chief Executive Officer and Chief Scientific Officer, respectively, 1,000,000 shares of its common stock to Erich Sager, a member of our board of directors and 1,000,000 shares of its common stock to an unrelated third party. These initial stockholders of Raptor Pharmaceutical Inc. purchased common stock of Raptor Pharmaceutical Inc. when it was a privately held company for the following amounts of proceeds: Dr. Starr $5,000; Dr. Zankel $5,000; Mr. Sager $100,000 and the unrelated third party $200,000.  Due to the 2009 Merger, the 3,000,000, 3,000,000, 1,000,000 and 1,000,000 shares of common stock of Raptor Pharmaceuticals Corp., respectively, described above, became 699,370, 699,370, 233,123 and 233,123 shares of our common stock, respectively.

$5 Million Financing and the 2006 Reverse Merger

Pursuant to an agreement dated March 8, 2006, with HCCC, on May 25, 2006, Raptor Pharmaceuticals Corp. closed a $5 million financing concurrent with a reverse merger. As part of that agreement, HCCC loaned Raptor Pharmaceuticals Corp. $0.2 million to be repaid with accrued interest upon the earlier of six months or the closing of the financing. Also, the agreement stated that pending the closing of at least a $3.5 million financing, HCCC would be obligated to issue 800,000 units as fees to a placement agent and $30,000 in commissions to an investment broker. In the financing HCCC sold 8,333,333 units of Raptor Pharmaceuticals Corp. at $0.60 per unit. Each such unit consisted of one share of Raptor Pharmaceuticals Corp.’s common stock and one common stock purchase warrant exercisable for one share of Raptor Pharmaceuticals Corp.’s common stock at $0.60 per share. The warrants were exercisable for 18 months and expired on November 25, 2007. Gross proceeds from the financing were $5 million and net proceeds after the repayment of the $0.2 million loan plus interest and the deduction of commissions and legal fees totaled approximately $4.6 million. Prior to the warrants expiring, Raptor Pharmaceuticals Corp. received $3,895,000 in gross proceeds from the exercise of warrants in exchange for 6,491,667 shares of its common stock.  Due to the 2009 Merger, each such share of common stock of Raptor Pharmaceuticals Corp. (including such common stock issued pursuant to the exercise of warrants) issued pursuant to such financing and reverse merger outstanding as of immediately prior to the 2009 Merger, was exchanged for 0.2331234 shares of our common stock.

Issuance of Common Stock Pursuant to Stock Option Exercises

Since inception, Raptor Pharmaceuticals Corp. has received $8,700 from the exercise of stock options resulting in the issuance of 14,500 shares of its common stock.  Due to the 2009 Merger, such 14,500 shares of common stock became 3,380 shares of our common stock.

Raptor Pharmaceuticals Corp.’s 2008 and 2009 Private Placements and Warrant Exchange

During May and June 2008, prior to the 2009 Merger, Raptor Pharmaceuticals Corp., issued an aggregate of 20,000,000 units of its securities, each unit comprised of one share of its common stock and one warrant to purchase one half of one share of its common stock, at a unit purchase price of $0.50 per unit, in a private placement with various accredited investors. The warrants, exercisable for two years from closing of such private placement, as initially issued, entitled such investors to purchase up to an aggregate of 10,000,000 shares of Raptor Pharmaceuticals Corp.’s common stock at an exercise price of $0.75 per share during the first year and $0.90 per share during the second year. In connection with this private placement, Raptor Pharmaceuticals Corp. issued placement agents warrants to purchase in the aggregate 2,100,000 shares of its common stock at an exercise price of $0.55 per share for a five year term and it paid to such placement agents cash fees totaling $700,000. Such placement agent warrants contained a cashless (net exercise) feature that allows its holders, under certain circumstances, to exercise such warrants without making any cash payment. Of the placement agents compensated, Limetree Capital was issued warrants to purchase 1,882,650 shares of Raptor Pharmaceuticals Corp.’s common stock and was paid cash commissions of $627,550. Erich Sager, one of our board members, serves on the board of directors of Limetree Capital and is a founding partner thereof.

In July 2009, prior to the 2009 Merger, Raptor Pharmaceuticals Corp. closed a warrant exchange offer with those investor-warrant holders who were holders of the warrants to purchase its common stock issued in connection with its May and June 2008 private placement, as described above, of the right to exchange such warrants and subscribe for new warrants to purchase shares of Raptor Pharmaceuticals Corp.’s common stock at an exercise price of $0.30 per share (to the extent such new warrants were exercised (in whole or in part) on or before July 17, 2009). Pursuant to such warrant exchange, new warrants were exercised for an aggregate amount of 8,715,000 shares of Raptor Pharmaceuticals Corp.’s common stock which resulted in aggregate proceeds to Raptor Pharmaceuticals Corp. of $2,614,500.

In August 2009, prior to the 2009 Merger, Raptor Pharmaceuticals Corp., issued an aggregate of 7,456,250 units of its securities, each unit comprised of one share of its common stock and one warrant to purchase one half of one share of its common stock, at a unit purchase price of $0.32 per unit, in a private placement with various accredited investors. The warrants, exercisable for two years from closing of such private placement, as initially issued, entitled such investors to purchase up to an aggregate of 3,728,125 shares of Raptor Pharmaceuticals Corp.’s common stock at an exercise price of $0.60 per share during the first year and $0.75 per share during the second year. In connection with this private placement, Raptor Pharmaceuticals Corp. issued Limetree Capital, the placement agent in such private placement, warrants to purchase in the aggregate 556,500 shares of its common stock at an exercise price of $0.35 per share for a five year term and it paid to such placement agent cash fees totaling $59,360. Such placement agent warrants contained a cashless (net exercise) feature that allows its holders, under certain circumstances, to exercise such warrants without making any cash payment.

As a result of the 2009 Merger, (i) the 20,000,000 shares of Raptor Pharmaceuticals Corp.’s common stock issued in the 2008 private placement, the 8,715,000 shares of Raptor Pharmaceuticals Corp.’s common stock issued as a result of the warrant exchange, and the 7,456,250 shares of Raptor Pharmaceuticals Corp.’s common stock issued in the 2009 private placement, were converted into the right to receive an aggregate of 8,432,364 shares of our common stock, (ii) the warrants issued in the 2008 private placement to investors to purchase 10,000,000 shares of Raptor Pharmaceuticals Corp.’s common stock at exercise prices of $0.75 and $0.90 per share, depending on when exercised, which, after the warrant exchange, were reduced to warrants to purchase 1,285,000 shares of Raptor Pharmaceuticals Corp.’s common stock, and the warrants issued in the 2009 private placement to investors to purchase 3,728,125 shares of Raptor Pharmaceuticals Corp.’s common stock at exercise prices of $0.60 and $0.75 per share, depending on when exercised, were converted into the right to receive warrants to purchase 299,563 shares of our common stock at exercise prices of $3.21 and $3.86 per share, depending on when exercised, and warrants to purchase 869,114 shares of our common stock at exercise prices of $2.57 and $3.21 per share, depending on when exercised, respectively, and (iii) the warrants issued in the 2008 private placement to such placement agents to purchase 2,100,000 shares of Raptor Pharmaceuticals Corp.’s common stock at an exercise price of $0.55 per share (after the exercise by a certain placement agent of a warrant to purchase 101,850 shares of Raptor Pharmaceuticals Corp.’s common stock but prior to the effective time of the 2009 Merger), and the warrants issued in the 2009 private placement to such placement agent to purchase 556,500 shares of Raptor Pharmaceuticals Corp.’s common stock at an exercise price of $0.35 per share, were converted into the right to receive warrants to purchase 465,816 shares of our common stock at an exercise price of $2.36, 23,744 shares of our common stock, and warrants to purchase 129,733 shares of our common stock at an exercise price of $1.50, respectively. Other than as described herein, none of the other provisions of such warrants were changed, including, with respect to the placement agent warrants, the cashless (net exercise) feature.

We filed a registration statement with the SEC covering the resale of 5,557,865 shares of our common stock, including common stock issuable upon the exercise of the warrants, on October 13, 2009.  Such registration statement covers certain of our common stock as described above.

Proprietary Rights

We purchased from BioMarin the intellectual property owned by BioMarin for the research and development of the RAP technologies, including two patents, two pending patent applications and two provisional patent applications in review in the U.S., and countries in Europe and Asia and two trademarks for NeuroTrans™. Subsequent to the purchase from BioMarin, we have filed four additional patent applications for our RAP technologies. As of October 23, 2009, we have eight patent applications under prosecution in the U.S. and internationally. Two of these applications relate to cysteamine and the remaining six cover the RAP platform. Of the six RAP platform patents, two have been allowed in the U.S., as of July 14, and August 4, 2009, and another was allowed in Japan, Australia and Europe during the first half of 2009. All other applications are awaiting examination in a variety of countries. We also entered into an exclusive worldwide license agreement with Washington University for our Mesd program for the treatment of cancer and bone diseases. We fund the prosecution of a patent application covering this technology, entering national phase in the U.S. and internationally in November, 2009. In October 2007, we acquired intellectual property assets from Convivia, Inc., a privately held pharmaceutical company, including four filed patents for 4-MP as a potential treatment for ALDH2 deficiency. Since the acquisition of Convivia, Inc. assets, we filed a provisional patent for trans-dermal formulation of 4-MP, a provisional patent for genotype specific methods for treating human subjects using 4-methylpyrazole and a patent based on botanically derived compound for treatment of ALDH2 deficiency. In December 2007, we acquired an exclusive worldwide license agreement to pending patent applications from UCSD relating to our DR Cysteamine program. In March 2008, we amended our license with UCSD to add exclusive worldwide rights to develop DR Cysteamine for the potential treatment of NASH. We also have a license from Eli Lilly & Co. for the intellectual property related to tezampanel and NGX426 for pain indications and a license of tezampanel and NGX 426 for the treatment of thrombotic disorder from JHU. We fund the prosecution of a patent covering this technology, which entered national phase in the U.S. in August, 2009.

Regulatory Exclusivities

Orphan Drug Designation

We have been granted access to an Orphan Drug Designation from the FDA for use of DR Cysteamine to potentially treat cystinosis and the use of Cysteamine to potentially treat HD and Batten Disease. The Orphan Drug Act of 1983 generally provides incentives, including marketing exclusivity and tax benefits, to companies that undertake development and marketing of products to treat relatively rare diseases, which are defined as meaning diseases for which fewer than 200,000 persons in the U.S. would be likely to receive the treatment. A drug that receives orphan drug status is entitled to up to seven years of exclusive marketing in the U.S. for that indication. Equivalent European regulations would give us ten years of marketing exclusivity for that indication in Europe. DR Cysteamine has already been granted Orphan Drug Designation by the FDA and we plan to submit an orphan drug application in Europe. We cannot be sure that we will be granted orphan drug status or that it would prove advantageous. In addition, the testing and approval process will likely require a significant commitment of time, effort, and expense on our part. If we fail to obtain or maintain orphan drug exclusivity for some of our drug product candidates, our competitors may sell products to treat the same conditions and our results of operations and revenues will be affected.

Facilities

Our primary offices are located at 9 Commercial Blvd., Suite 200, Novato, CA 94949. Our phone number is (415) 382-8111 and our facsimile number is (415) 382-1368. Our website is located at www.raptorpharma.com.

Competition

Cystinosis

The only pharmaceutical product currently approved by FDA and EMEA to treat cystinosis that we are aware of is Cystagon ® (rapid release cysteamine bitartrate capsules), marketed in the U.S. by Mylan Pharmaceuticals, and by Recordati and Swedish Orphan International in markets outside of the U.S. Cystagon ® , was approved by FDA in 1994 and is the standard of care for cystinosis treatment.

While we believe that our DR Cysteamine formulation will be well received in the market due to what we believe will be reduced dose frequency and improved tolerability, if we receive marketing approval, we anticipate that Cystagon ® will remain a well-established competitive product which may retain many patients, especially those for whom the dose schedule and tolerability do not pose significant problems.

We are not aware of any pharmaceutical company with an active program to develop an alternative therapy for cystinosis. There are companies developing and/or marketing products to treat symptoms and conditions related to, or resulting from cystinosis, but none developing products to treat the underlying metabolic disorder. Academic researchers in the U.S. and Europe are pursuing potential cures for cystinosis through gene therapy and stem cell therapy, as well as pro-drug approaches as alternatives to cysteamine bitartrate for cystinosis treatment. The development timeline for these approaches is many years.

Huntington’s Disease

We are not aware of any currently available treatment alternatives for HD, although there are products available such as Haldol, Klonopin and Xenazine to treat uncontrollable movements and mood swings that result from the disease. There are several pharmaceutical companies pursuing potential cures and treatments for HD, as well as numerous academic- and foundation-sponsored research efforts.
Companies with HD product candidates in development include Medivation, Inc., Amarin, Eli Lilly & Co., and Pfizer. Several other companies have drug candidates in preclinical development. Additionally, nutritional supplements including creatinine and coenzyme Q10 have been investigated as potential treatments for HD. The Huntington Study Group sponsors numerous studies of potential therapies for HD, including coenzyme Q10 and the antibiotic minocycline.

NASH

We are not aware of any currently available treatment options for NASH. Weight loss, healthy diet, abstinence from alcohol and increased physical activity are typically suggested to slow the onset of NASH. There are numerous therapies being studied for NASH, including anti-oxidants (Vitamin E, betaine, Moexipril from Univasc), insulin sensitizing agents (Actos ® from Takeda Pharmaceuticals for type 2 diabetes, in an ongoing phase III study for NASH sponsored by University of Texas) and drugs to improve blood flow (Trental ® from Aventis for treatment of intermittent claudication, which is reported to have failed to meet endpoints in a phase II study for NASH). Gilead Sciences is developing a pan-caspase inhibitor for NASH. Other products being studied for NASH include Byetta from Amylin, in an ongoing phase II/III study for NASH; and siliphos, or milk thistle, in a UCSD phase II study for NASH.

ALDH2 Deficiency

ALDH2 deficiency affects hundreds of millions of people worldwide and is especially prevalent in East Asian populations. The association of this metabolic disorder with serious health risks, including liver diseases and digestive tract cancers, has been documented in numerous peer-reviewed studies over the last 10 years. We are not aware of any pharmaceutical products currently approved for this indication, either in the U.S. or internationally. However, given the size of the potential patient population and the emerging awareness of this disorder as a serious health risk, we expect there are or will be other pharmaceutical companies, especially those with commercial operations in Asian countries, developing products to treat the symptoms of this condition. Many of these competitors may have greater resources, and existing commercial operations in the Asian countries which we expect will be the primary markets for this product.

Additionally, there are non-pharmaceutical products available such as supplements and traditional remedies, especially in some Asian countries, which are claimed to be effective in reducing the symptoms associated with ALDH2 deficiency and other physical reactions to ethanol consumption. Although we are not aware of any study which has demonstrated the efficacy of such non-pharmaceutical alternatives, these products may compete with our ALDH2 deficiency product candidate if it is approved for marketing.

Migraine

Triptans are the most commonly prescribed drugs for the treatment of moderate to severe migraine. There are currently seven triptans approved for use and Imitrex ® , marketed by GlaxoSmithKline, dominates the market. Other triptans are: Zomig ® , Maxalt ® , Amerge ® , Frova™, Axert ® , and Relpax ®. According to PhRMA’s 2008 report, Medicines in Development for Neurologic Disorders, there are more than 30 companies seeking to develop compounds to treat migraine and pain disorders or to obtain additional indications to broaden the use of currently approved pain relieving prescription medications. This list includes most of the large pharmaceutical companies such as Abbott Laboratories, AstraZeneca, Eisai, Elan, Eli Lilly, GlaxoSmithKline, Merck, Pfizer, and Wyeth Pharmaceuticals as well as small and mid-sized biotechnology companies.

Pain

In the neuropathic pain market, we would compete with companies such as Pfizer, marketing Neurontin and Lyrica® , and Eli Lilly, marketing Cymbalta® in addition to opioids approved for treating neuropathic pain, off-label uses of products to treat neuropathic pain and generic products. Given the size of the neuropathic pain market, approximately $3.5 billion in 2006 and expected to double by 2016, it is likely that most of the large pharmaceutical companies as well as many biotechnology companies will look to develop compounds to treat neuropathic pain. Since the licensing of tezampanel, Eli Lilly has continued development of more potent and specific molecules (e.g., iGluR5 antagonists) targeting the same receptors as tezampanel and NGX424 and based on the same chemistry (i.e., tetrahydroisoquinoline moiety) as tezampanel and NGX424. Eli Lilly’s third generation candidate is currently in phase II studies for osteoarthritis and peripheral neuropathy.

Primary Liver Cancer

Surgical resection of the primary tumor or liver transplantation remains the only curative options for HCC patients. The acute and tragic nature of this aggressive cancer and the widely preserved unmet medical need continues to attract a significant level of interest in finding ways of treating this disease. For example, there are currently over 140 ongoing clinical trials actively recruiting patients with HCC listed in the ClinicalTrials.gov website. Many of these trials are designed to evaluate ways of locally administering chemotherapeutics or various ways of performing surgical resections of the tumors. One drug that was approved in 2007 for treatment of inoperable HCC is currently the standard-of-care for this disease due to its claims of enhancing overall survival time. This enhancement has been determined to be even smaller within the Asian population of inoperable HCC patients. We believe that a number of biotechnology and pharmaceutical companies may have internal programs targeting the development of new therapeutics that may be useful in treating HCC in the future.

Hepatitis

It has been estimated that approximately 3% of the world’s population is chronically infected with hepatitis C, which translates to nearly 200 million people infected worldwide. Due to the latency of hepatitis C virus, or HCV, infection and slow disease progression, along with a lag in awareness of the disease, the number of patients with HCV is increasing and expecting to peak in the next 20-30 years. Over 50,000 people die of HCV infection every year. Up to 75% of chronically infected individuals carry the genotype I strain of HCV. The most effective current treatment for chronic HCV infection is Interferon, but nearly 60% of patients infected with genotype 1 do not show a sustained viral reduction with Interferon treatment, and the remaining 40% of such genotype 1 HCV cases are without any therapy.
The significant number of interferon non-responders has created a need for second generation therapies and a large number of pharmaceutical companies have active therapeutic programs to meet the requirements of this large and growing market. There are currently 28 compounds in clinical development for the treatment of chronic HCV infection. A large number of these clinical compounds are small molecule antivirals being developed by pharmaceutical companies including Novartis, Kemin, Vertex and Migenix. In addition, over a dozen non-interferon immunomodulators are currently under clinical development by companies including SciClone, Schering-Plough, Chiron and Innogenetics. These compounds are designed to attack different parts of the Hepatitis C virus and its ability to replicate or enhance the body’s immune system to better recognize and destroy the virus. Most clinicians now believe that eventually these and future drugs will be used in combination to treat chronic HCV.

Brain Delivery

We believe we will be competing with other pharmaceutical and biotechnology companies that provide, or are attempting to develop product candidates to provide, remedies and treatments for brain and neurodegenerative diseases.

Three approaches are primarily used to solve the problem of reaching the brain with therapeutic compounds:

•	Neurosurgery or invasive techniques.

•	Pharmacological techniques, which include less than 2% of currently available drugs.

•	Physiologically based techniques, such as transcytosis.

Invasive techniques include bone marrow transplants or implants of polymers with drugs imbedded in the material for slow release. These implants extend from the skull surface to deep into brain tissue sites and use a permeation enhancer. Mannitol induced osmotic shock that creates leaks in the blood-brain barrier allowing intravenous administered chemotherapeutics into the brain is used in the treatment of brain tumors, but is not appropriate for administration of drugs for chronic therapies. Companies active in developing treatments based on these invasive technologies include Alza Corporation, Ethypharm, Guilford Pharmaceuticals, Medtronic Inc., Neurotech, and Sumitomo Pharmaceutical.

Other invasive procedures utilize catheter-based delivery of the drug directly into the brain. This technique has proven useful in the treatment of brain tumors, but has not been successful in distributing drugs throughout the entire brain. Amgen Inc. recently conducted clinical trials for the treatment of Parkinson’s disease using intrathecal delivery through the use of various catheter/pump techniques.

The physiological route is a popular approach to cross the blood-brain barrier via lipid mediated free diffusion or by facilitated transport. This is the most common strategy used for the development of new neuropharmaceuticals, but has experienced limited success as it requires that the drug have sufficient lipophilic or fat-soluble properties so that it can pass through lipid membranes. The current method of delivery by this route, however, is nonspecific to the brain and side effects are common since most organs are exposed to the drug. Furthermore, many of the potential lipophilic therapeutic molecules are substrates for the blood-brain barrier’s multi-drug resistant proteins, which actively transport the therapeutic agent back into the blood. Consequently, large doses need to be used so that sufficient amounts of the drug reach the brain. These high doses can result in significant side effects as the drug is delivered to essentially all tissues of the body, which is extremely inefficient. Companies and organizations that are developing treatments based on various physiological approaches include Angiochem, AramGen Technology, to-BBB, Xenoport Inc., Bioasis, Oregon Health and Science University Neuro-oncology, Xenova Group Ltd., d-Pharm, Neurochem Inc., and Vasogen Inc.

Thrombotic Disorder

A number of anti-platelet drugs are already available on the market. These include the ADP receptor antagonist Plavix, the cyclooxygenase (and hence thromboxane) inhibitor, aspirin, and injectable integrin (IIb/IIIA) blockers such as Integrelin. Each drug has strengths and weaknesses (which predominantly involve excess bleeding). Since anti-thrombotic drugs are a multi-billion dollar market, it is likely that a large number of companies have additional therapies in development.

Because, many of our competitors have greater capital resources and larger overall research and development staffs and facilities, than us, there can be no assurances that we will be successful in competing in the areas discussed above. See the section under “Risk Factors” titled, “If our competitors succeed in developing products and technologies that are more effective than ours, or if scientific developments change our understanding of the potential scope and utility of our drug product candidates, then our technologies and future drug product candidates may be rendered less competitive.”

Government Regulations of the Biotechnology Industry

Regulation by governmental authorities in the U.S. and foreign countries is a significant factor in the development, manufacture, and expected marketing of our drug product candidates and in our ongoing research and development activities. The nature and extent to which such regulation will apply to us will vary depending on the nature of any drug product candidates developed. We anticipate that all of our drug product candidates will require regulatory approval by governmental agencies prior to commercialization.

In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures of the FDA and similar regulatory authorities in other countries. Various federal statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage, and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with the appropriate federal statutes and regulations requires substantial time and financial resources. Any failure by us or our collaborators to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any of our drug product candidates, our ability to receive product revenues, and our liquidity and capital resources.

The FDA’s Modernization Act codified the FDA’s policy of granting “fast track” review of certain therapies targeting “orphan” indications and other therapies intended to treat severe or life threatening diseases and having potential to address unmet medical needs. Orphan indications are defined by the FDA as having a prevalence of less than 200,000 patients in the U.S. We anticipate that certain genetic diseases and primary liver cancer which could potentially be treated using our technology could qualify for fast track review under these revised guidelines. There can be no assurances, however, that we will be able to obtain fast track designation and, even with fast track designation, it is not guaranteed that the total review process will be faster or that approval will be obtained, if at all, earlier than would be the case if the drug product candidate had not received fast-track designation.

Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical studies and early clinical trials might not be predictive of results that will be obtained in large-scale testing. Our clinical trials might not successfully demonstrate the safety and efficacy of any product candidates or result in marketable products.

In order to clinically test, manufacture, and market products for therapeutic use, we will have to satisfy mandatory procedures and safety and effectiveness standards established by various regulatory bodies. In the U.S., the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, labeling, storage, record keeping, approval, advertising, and promotion of our current and proposed product candidates. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources.

The steps required by the FDA before new drug products may be marketed in the U.S. include:

•	completion of preclinical studies;

•	the submission to the FDA of a request for authorization to conduct clinical trials on an investigational new drug application, or IND, which must become effective before clinical trials may commence;

•	adequate and well-controlled Phase I, Phase II and Phase III clinical trials to establish and confirm the safety and efficacy of a drug candidate;

•	submission to the FDA of a new drug application, or NDA, for the drug candidate for marketing approval; and

•	review and approval of the NDA by the FDA before the product may be shipped or sold commercially.

In addition to obtaining FDA approval for each product, each product manufacturing establishment must be registered with the FDA and undergo an inspection prior to the approval of an NDA. Each manufacturing facility and its quality control and manufacturing procedures must also conform and adhere at all times to the FDA’s cGMP regulations. In addition to preapproval inspections, the FDA and other government agencies regularly inspect manufacturing facilities for compliance with these requirements. If, as a result of these inspections, the FDA determines that any equipment, facilities, laboratories or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal, or administrative sanctions and/or remedies against us, including the suspension of the manufacturing operations. Manufacturers must expend substantial time, money and effort in the area of production and quality control to ensure full technical compliance with these standards.

Preclinical testing includes laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. Preclinical testing results are submitted to the FDA as a part of an IND which must become effective prior to commencement of clinical trials. Clinical trials are typically conducted in three sequential phases following submission of an IND. Phase I represents the initial administration of the drug to a small group of humans, either patients or healthy volunteers, typically to test for safety (adverse effects), dosage tolerance, absorption, distribution, metabolism, excretion and clinical pharmacology, and, if possible, to gain early evidence of effectiveness. Phase II involves studies in a small sample of the actual intended patient population to assess the efficacy of the drug for a specific indication, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects. Once an investigational drug is found to have some efficacy and an acceptable safety profile in the targeted patient population, Phase III studies are initiated to further establish clinical safety and efficacy of the therapy in a broader sample of the general patient population, in order to determine the overall risk-benefit ratio of the drug and to provide an adequate basis for any physician labeling. During all clinical studies, we must adhere to Good Clinical Practice, or GCP, standards. The results of the research and product development, manufacturing, preclinical studies, clinical studies and related information are submitted in an NDA to the FDA.

The process of completing clinical testing and obtaining FDA approval for a new drug is likely to take a number of years and require the expenditure of substantial resources. If an application is submitted, there can be no assurance that the FDA will review and approve the NDA. Even after initial FDA approval has been obtained, further studies, including post-market studies, might be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested and approved. Also, the FDA will require post-market reporting and might require surveillance programs to monitor the side effects of the drug. Results of post-marketing programs might limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process, labeling or a change in manufacturing facility, an NDA supplement might be required to be submitted to the FDA.

The rate of completion of any clinical trials will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the trial, the availability of alternative therapies and drugs, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment might result in increased costs and delays, which could have a material adverse effect on us.

We do not know whether our IND for future products or the protocols for any future clinical trials will be accepted by the FDA. We do not know if our clinical trials will begin or be completed on schedule or at all. Even if completed, we do not know if these trials will produce clinically meaningful results sufficient to support an application for marketing approval. The commencement of our planned clinical trials could be substantially delayed or prevented by several factors, including:

•	a limited number of, and competition for, suitable patients with particular types of disease for enrollment in clinical trials;

•	delays or failures in obtaining regulatory clearance to commence a clinical trial;

•	delays or failures in obtaining sufficient clinical materials;

•	delays or failures in reaching agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites; and

•	delays or failures in obtaining Institutional Review Board, or IRB, approval to conduct a clinical trial at a prospective site.

The completion of our clinical trials could also be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	unforeseen safety issues;

•	lack of efficacy during clinical trials;

•	inability or unwillingness of patients or medical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment; and

•	regulatory action by the FDA for failure to comply with regulatory requirements.

Failure to comply with applicable FDA requirements may result in a number of consequences that could materially and adversely affect us. Failure to adhere to approved trial standards and GCPs in conducting clinical trials could cause the FDA to place a clinical hold on one or more studies which would delay research and data collection necessary for product approval. Noncompliance with GCPs could also have a negative impact on the FDA’s evaluation of an NDA. Failure to adhere to GMPs and other applicable requirements could result in FDA enforcement action and in civil and criminal sanctions, including but not limited to fines, seizure of product, refusal of the FDA to approve product approval applications, withdrawal of approved applications, and prosecution.

Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval might be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for some European countries, in general, each country at this time has its own procedures and requirements. There can be no assurance that any foreign approvals would be obtained.

In most cases, if the FDA has not approved a drug product candidate for sale in the U.S., the drug product candidate may be exported for sale outside of the U.S. only if it has been approved in any one of the following: the European Union, Canada, Australia, New Zealand, Japan, Israel, Switzerland and South Africa. Specific FDA regulations govern this process.

In addition to the regulatory framework for product approvals, we and our collaborative partners must comply with federal, state, and local laws and regulations regarding occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control, and other local, state, federal and foreign regulation. All facilities and manufacturing processes used by third parties to produce our drug candidates for clinical use in the United States must conform with cGMPs. These facilities and practices are subject to periodic regulatory inspections to ensure compliance with cGMP requirements. Their failure to comply with applicable regulations could extend, delay, or cause the termination of clinical trials conducted for our drug candidates. The impact of government regulation upon us cannot be predicted and could be material and adverse. We cannot accurately predict the extent of government regulation that might result from future legislation or administrative action.

Scientific Advisory Board

The following describes the background of our Scientific Advisory Board.

Stephen C. Blacklow, M.D., Ph.D. Over the last ten years, Dr. Blacklow’s research team has achieved international recognition both for their mechanistic and structural studies of proteins of the LDL receptor family, and for their work on the structure and function of human Notch proteins. Recently, Dr. Blacklow’s team determined the structure of a RAP d3- receptor complex by X-ray crystallography.  Dr. Blacklow graduated from Harvard College summa cum laude in 1983, and received his M.D. and Ph.D. in bioorganic chemistry from Harvard University in 1991. Dr. Blacklow is a board-certified pathologist and an Associate Professor of Pathology at Harvard Medical School where he is the Director of the Harvard M.D.-Ph.D. program, basic sciences track. He has directed a research laboratory at the Brigham and Women’s Hospital, a teaching affiliate of the Harvard Medical School, since 1998, and he will be joining the Department of Cancer Biology at the Dana Farber Cancer Institute in 2010.

Guojun Bu, Ph.D. Guojun Bu, Ph.D., is a molecular and cell biologist and a leader in the field of the LDL receptor family. Dr. Bu obtained his undergraduate degree from the Beijing Normal University in China. He then studied biochemistry and molecular biology in the Department of Biochemistry at Virginia Tech where he received his Ph.D. Dr. Bu moved to the Washington University School of Medicine for a postdoctoral training in cell biology where he later became a member of the faculty. He is currently Professor of Pediatrics, and of Cell Biology and Physiology. Among the numerous awards that he has received, Dr. Bu has been an Established Investigator of the American Heart Association and a recipient of a Zenith Fellows Award from the Alzheimer’s Association. He currently serves as an Editorial Board member for the Jounral of Biological Chemistry and Journal of Lipid Research, and is the Editor-in-Chief of Molecular Neurodegeneration.

Ranjan Dohil, M.D. Ranjan Dohil, M.D., is Professor of Pediatrics at the University of California, San Diego, within the Division of Gastroenterology, Hepatology and Nutrition. An interest in childhood acid-peptic disorders led Dr. Dohil to study patients with cystinosis taking cysteamine.  He has published the results of a number of studies trying to better understand the pharmacokinetics of cysteamine with the intent of developing a new formulation of cystemaine that would result in an improved quality of life for patients with cystinosis.  Dr. Dohil also has a research interest in eosinophilic esophagitis, a condition that over the past few years has increased in incidence. Within this field, his work has led to the development of a treatment that is becoming more widely used. Dr. Dohil undertook his medical training at the University of Wales College of Medicine in Cardiff, U.K. He has served as a physician in many hospitals over his career including the University Hospital of Wales in Cardiff, U.K., the British Columbia’s Children’s Hospital in Vancouver, Canada and at St. Bartholemew and The London Medical School.

William C. Mobley, M.D., Ph.D. After completing undergraduate training in Chemistry and Zoology at the University of Nebraska at Lincoln, William C. Mobley, M.D., Ph.D., received his M.D. and Ph.D. in Neuroscience from Stanford University. Dr. Mobley trained in Pathology and Pediatrics at the Stanford University Hospital and completed a residency and fellowship in Neurology at Johns Hopkins University Hospital, where he also was Chief Resident in Pediatric Neurology. In 1985, he joined the faculty of the University of California, San Francisco School of Medicine where he rose to the rank of Professor of Neurology, Pediatrics and the Neuroscience Program and served as the Director of Child Neurology. In 1991, he was named Derek Denny Brown Scholar of the American Neurological Association. From 1997 to 2005, he served as the Chair of the Department of Neurology and Neurological Sciences at Stanford University, and he held the John E. Cahill Family Endowed Chair. He was appointed Director of the Neuroscience Institute at Stanford. While at Stanford his laboratory studied the signaling biology of neurotrophic factors in the normal nervous system and in animal models of neurological disorders, including Alzheimer’s disease, Down’s syndrome and peripheral neuropathy. He is the recipient of both the Zenith Award and the Temple Award from the Alzheimer’s Association and is a Fellow of the Royal College of Physicians. He was chosen to receive the Cotzias Award of the American Academy of Neurology for 2004. Dr. Mobley is Past President of the Association of University Professors of Neurology and is President of The Professors of Child Neurology. He was recently elected to the Institute of Medicine of the National Academy of Sciences. Dr Mobley now serves as the chair of the department of neurosciences at the University of California, San Diego School of Medicine since April 2009.

Jerry Schneider, M.D. Jerry Schneider, M.D. is Research Professor of Pediatrics and Dean for Academic Affairs Emeritus at the University of California, San Diego (UCSD) School of Medicine. He also serves as a member of the Board of Directors and Chair of the Scientific Review Board for the Cystinosis Research Foundation. Over the course of his distinguished career, Dr. Schneider has been actively involved in the study of metabolic diseases. An expert on the diagnosis and treatment of cystinosis, Dr. Schneider has published over 150 papers on cystinosis and related subjects over the past 40 years. Since 1969 he has been associated with the UCSD School of Medicine in both academic and research capacities. Dr. Schneider earned his M.D. from Northwestern University. He received postgraduate training at Johns Hopkins University, the National Institutes of Health (NIH), and the Centre de Genetique Moleculaire, Gif-sur-Yvette, France. He was also a Guggenheim Fellow and a Fogarty Senior Fellow at the Imperial Cancer Research Fund Laboratories in London, England.

Sam Teichman, M.D., FACC, FACP Sam Teichman, M.D., is an independent consultant in the area of strategic drug discovery and development. He has worked on over 40 medical products in various stages of development from the earliest identification of leads in research to supporting commercial-stage products. Most recently, Dr. Teichman served as Vice President and Chief Development Officer at ARYx Therapeutics, where he was involved in identifying and advancing three products from the research stage into clinical development. During the past 20 years, Dr. Teichman has held senior level executive positions at Genentech, Medco Research (now part of King Pharmaceuticals), Glycomed (now part of Ligand Pharmaceuticals), and Mimetix. He has provided scientific advisory services and has acted in an interim executive role for numerous early-stage and established biotechnology companies. Dr. Teichman holds an M.D. from Columbia University and a B.S. in Chemistry from Columbia College, Columbia University. He is board certified in Internal Medicine and Cardiology. Dr. Teichman is a Fellow of the American College of Cardiology (FACC) and the American College of Physicians (FACP). Dr. Teichman served as Associate Clinical Professor of Medicine at University of California in San Francisco from 1990 to 2001. He has more than 40 original publications, reviews and abstracts published in peer-reviewed and invited medical journals.

Legal Proceedings

Several lawsuits were filed against us in February 2005 in the U.S. District Court for the Southern District of New York asserting claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder on behalf of a class of purchasers of our common stock during the period from June 26, 2003, through and including February 4, 2005, referred to as the class period. Dr. Marvin S. Hausman, M.D., a former director and a former Chief Executive Officer, and Dr. Gosse B. Bruinsma, M.D., also a former director and a former Chief Executive Officer, were also named as defendants in the lawsuits. These actions were consolidated into a single class action lawsuit in January 2006. On April 10, 2006, the class action plaintiffs filed an amended consolidated complaint. We filed our answer to that complaint on May 26, 2006. Our motion to dismiss the consolidated amended complaint was filed on May 26, 2006 and was submitted to the court for a decision in September 2006. On March 31, 2009 the U.S. District Court for the Southern District of New York dismissed the proceedings. On April 24, 2009, an appeal was filed with the United States Court of Appeals for the Second Circuit by the class action plaintiffs. Our response to such appeal was filed on October 23, 2009. We do not anticipate that this claim, if successful, would burden the Company with any additional liability above and beyond the insurance coverage provided under the insurance policy that we currently maintain.

Other than as described above, we know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholders are an adverse party or have a material interest adverse to us.

Research and Development

We are a research and development company and our plan is to focus our efforts in the discovery, research, preclinical and clinical development of our RAP based platforms, complementary technologies and clinical drug candidates to provide therapies that we believe will be safer, less intrusive, and more effective than current approaches in treating a wide variety of brain disorders and neurodegenerative diseases, genetic disorders and cancer. During the period from September 8, 2005 (inception of Raptor Pharmaceuticals Corp.) to August 31, 2009, we incurred approximately $14.9 million ($6.6 million and $5.6 million for the years ended August 31, 2009 and 2008, respectively) in research and development costs.

Please see the section titled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Current Report on Form 8-K for our planned research and development activities for the twelve months subsequent to August 31, 2009.

Compliance with Environmental Laws

We estimate the annual cost of compliance with environmental laws, comprised primarily of hazardous waste removal, will be approximately $5,000.

Employees

We presently have twelve full time employees, including eight executives, one scientist, one program director and one clinical development assistant in our research and development department and one senior manager in our finance department. Nine of these employees were retained as part of the 2009 Merger, including our Chief Executive Officer, Dr. Christopher M. Starr, our Chief Scientific Officer, Dr. Todd C. Zankel, our Chief Financial Officer, Kim R. Tsuchimoto, Ted Daley, the President of our clinical development subsidiary and Dr. Patrice P. Rioux, Chief Medical Officer of our clinical development subsidiary. Based on our current plan, over the next 12 month period, we anticipate hiring a regulatory director. We also plan to supplement our human resources needs through consultants and contractors as needed.

ITEM 1A: RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the specific risks detailed in this “Risk Factors” section before making a decision to invest in our common stock, together with all of the other information contained in this Current Report on Form 8-K. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

If we fail to obtain the capital necessary to fund our operations, our financial results, financial condition and our ability to continue as a going concern will be adversely affected and we will have to delay or terminate some or all of our product development programs.

Our consolidated financial statements as of August 31, 2009 have been prepared assuming that we will continue as a going concern. As of August 31, 2009, we had an accumulated deficit of approximately $21.9 million. We expect to continue to incur losses for the foreseeable future and will have to raise substantial cash to fund our planned operations.

We believe that our cash and cash equivalents balances as of October 23, 2009, will be sufficient to meet our obligations into the first calendar quarter of 2010. We are currently in the process of reviewing strategic partnerships and collaborations in order to fully fund our preclinical and clinical programs through the end of 2010. We also anticipate raising additional capital in the fourth calendar quarter of 2009. These estimates are based on assumptions that may prove to be wrong. In addition to the activities described herein above, we anticipate that we will need to raise funds in the future for the continued development of our drug development programs. We will need to sell equity or debt securities to raise significant additional funds. The sale of additional securities is likely to result in additional dilution to our stockholders. Additional financing may not be available in amounts or on terms satisfactory to us or at all. We may be unable to raise additional financing due to a variety of factors, including our financial condition, the status of our research and development programs, and the general condition of the financial markets. If we fail to raise significant additional financing, we will have to delay or terminate some or all of our research and development programs, our financial condition and operating results will be adversely affected and we may have to cease our operations.

If we obtain significant additional financing, we expect to continue to spend substantial amounts of capital on our operations for the foreseeable future. The amount of additional capital we will need depends on many factors, including:

•	the progress, timing and scope of our preclinical studies and clinical trials;

•	the time and cost necessary to obtain regulatory approvals;

•	the time and cost necessary to develop commercial manufacturing processes, including quality systems, and to build or acquire manufacturing capabilities;

•	the time and cost necessary to respond to technological and market developments; and

•
any changes made or new developments in our existing collaborative, licensing and other corporate relationships or any new collaborative, licensing and other commercial relationships that we may establish.

Moreover, our fixed expenses such as rent, collaboration and license payments and other contractual commitments are substantial and will likely increase in the future. These fixed expenses are likely to increase because we expect to enter into:

•	additional licenses and collaborative agreements;

•	contracts for manufacturing, clinical and preclinical research, consulting, maintenance and administrative services; and

•	financing facilities.

We are an early development stage company and have not generated any revenues to date and have a limited operating history. Many of our drug product candidates are in the concept stage and have not undergone significant testing in preclinical studies or any testing in clinical trials. Moreover, we cannot be certain that our research and development efforts will be successful or, if successful, that our drug product candidates will ever be approved for sale or generate commercial revenues. We have a limited relevant operating history upon which an evaluation of our performance and prospects can be made. We are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of drug product candidates either in preclinical testing or in clinical trials, failure to establish business relationships, and competitive disadvantages against larger and more established companies.

If we do not make important progress towards achieving at least one of our major clinical objectives, as outlined in the section titled, “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in this Current Report on Form 8-K, this could adversely impact our ability to raise significant additional funds, which could adversely impact our ability to continue as a going concern.

The current disruptions in the financial markets could affect our ability to obtain financing on favorable terms (or at all).

The U.S. credit markets have recently experienced historic dislocations and liquidity disruptions which have caused financing to be unavailable in many cases and, even if available, have caused the cost of prospective financings to increase. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers able to find financing less attractive, and in many cases have resulted in the unavailability of certain types of debt financing. Continued uncertainty in the debt and equity markets may negatively impact our ability to access financing on favorable terms or at all. In addition, Federal legislation to deal with the current disruptions in the financial markets could have an adverse affect on our ability to raise other types of financing.

Even if we are able to develop our drug product candidates, we may not be able to receive regulatory approval, or if approved, we may not be able to generate significant revenues or successfully commercialize our products, which would adversely affect our financial results and financial condition and we would have to delay or terminate some or all of our research product development programs.

All of our drug product candidates are at an early stage of development and will require extensive additional research and development, including preclinical testing and clinical trials, as well as regulatory approvals, before we can market them.

Since our inception in 1997, and since Raptor Pharmaceuticals Corp. began operations in 2005, both companies have dedicated substantially all of their resources to the research and development of their technologies and related compounds. All of our compounds currently are in preclinical or clinical development, and none have been submitted for marketing approval. Our preclinical compounds may not enter human clinical trials on a timely basis, if at all, and we may not develop any product candidates suitable for commercialization.

We cannot predict if or when any of the drug product candidates we intend to develop will be approved for marketing. There are many reasons that we may fail in our efforts to develop our drug product candidates. These include:

•	the possibility that preclinical testing or clinical trials may show that our drug product candidates are ineffective and/or cause harmful side effects;

•	our drug product candidates may prove to be too expensive to manufacture or administer to patients;

•	our drug product candidates may fail to receive necessary regulatory approvals from the FDA or foreign regulatory authorities in a timely manner, or at all;

•	our drug product candidates, if approved, may not be produced in commercial quantities or at reasonable costs;

•	our drug product candidates, if approved, may not achieve commercial acceptance;

•	regulatory or governmental authorities may apply restrictions to our drug product candidates, which could adversely affect their commercial success; and

•	the proprietary rights of other parties may prevent us or our potential collaborative partners from marketing our drug product candidates.

If we fail to develop our drug product candidates, our financial results and financial condition will be adversely affected, we will have to delay or terminate some or all of our research product development programs and may be forced to cease operations.

If we are limited in our ability to utilize acquired or licensed technologies, we may be unable to develop, out-license, market and sell our product candidates, which could cause delayed new product introductions, and/or adversely affect our reputation, any of which could have a material adverse effect on our business, prospects, financial condition, and operating results.

We have acquired and licensed certain proprietary technologies, discussed in the following risk factors, and plan to further license and acquire various patents and proprietary technologies owned by third parties. These agreements are critical to our product development programs. These agreements may be terminated, and all rights to the technologies and product candidates will be lost, if we fail to perform our obligations under these agreements and licenses in accordance with their terms including, but not limited to, our ability to make all payments due under such agreements. Our inability to continue to maintain these technologies could materially adversely affect our business, prospects, financial condition, and operating results. In addition, our business strategy depends on the successful development of these licensed and acquired technologies into commercial products, and, therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license, market and sell our product candidates, delay new product introductions, and/or adversely affect our reputation, any of which could have a material adverse effect on our business, prospects, financial condition, and operating results.

If the purchase or licensing agreements we entered into are terminated, we will lose the right to use or exploit our owned and licensed technologies, in which case we will have to delay or terminate some or all of our research and development programs, our financial condition and operating results will be adversely affected and we may have to cease our operations.

We entered into an asset purchase agreement with BioMarin Pharmaceutical Inc., or BioMarin, for the purchase of intellectual property related to the receptor-associated protein, or RAP, technology, a licensing agreement with Washington University for mesoderm development protein, or Mesd, and a licensing agreement with UCSD for DR Cysteamine. BioMarin, Washington University and UCSD may terminate their respective agreements with us upon the occurrence of certain events, including if we enter into certain bankruptcy proceedings or if we materially breach our payment obligations and fail to remedy the breach within the permitted cure periods. Although we are not currently involved in any bankruptcy proceedings or in breach of these agreements, there is a risk that we may be in the future, giving BioMarin, Washington University and UCSD the right to terminate their respective agreements with us. We have the right to terminate these agreements at any time by giving prior written notice. If the BioMarin, Washington University or UCSD agreements are terminated by either party, we would be forced to assign back to BioMarin, in the case of the BioMarin agreement, all of our rights, title and interest in and to the intellectual property related to the RAP technology, would lose our rights to the Mesd technology, in the case of the Washington University agreement and would lose our rights to DR Cysteamine, in the case of UCSD. Under such circumstances, we would have no further right to use or exploit the patents, copyrights or trademarks in those respective technologies. If this happens, we will have to delay or terminate some or all of our research and development programs, our financial condition and operating results will be adversely affected, and we may have to cease our operations. If we lose our rights to the intellectual property related to the RAP technology purchased by us from BioMarin, our agreement with Roche regarding the evaluation of therapeutic delivery across the blood-brain barrier utilizing NeuroTrans™ would likely be terminated and any milestone or royalty payments from Roche to us would thereafter cease to accrue.

If we fail to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to develop our drug product candidates.

Our competitors compete with us to attract established biotechnology and pharmaceutical companies or organizations for acquisitions, joint ventures, licensing arrangements or other collaborations. Collaborations include licensing proprietary technology from, and other relationships with, academic research institutions. If our competitors successfully enter into partnering arrangements or license agreements with academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. Other companies have already begun many drug development programs, which may target diseases that we are also targeting, and have already entered into partnering and licensing arrangements with academic research institutions, reducing the pool of available opportunities.

Universities and public and private research institutions also compete with us. While these organizations primarily have educational or basic research objectives, they may develop proprietary technology and acquire patents that we may need for the development of our drug product candidates. We will attempt to license this proprietary technology, if available. These licenses may not be available to us on acceptable terms, if at all. If we are unable to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to develop new products.

If we do not achieve our projected development goals in the time frames we announce and expect, the credibility of our management and our technology may be adversely affected and, as a result, the price of our common stock may decline.

For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings.

From time to time, we may publicly announce the expected timing of some of these milestones. All of these milestones will be based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in many cases for reasons beyond our control. If we do not meet these milestones as publicly announced, our stockholders may lose confidence in our ability to meet these milestones and, as a result, the price of our common stock may decline.

Our product development programs will require substantial additional future funding which could impact our operational and financial condition.

It will take several years before we are able to develop marketable drug product candidates, if at all. Our product development programs will require substantial additional capital to successfully complete them, arising from costs to:

•	conduct research, preclinical testing and human studies;

•	establish pilot scale and commercial scale manufacturing processes and facilities; and

•	establish and develop quality control, regulatory, marketing, sales, finance and administrative capabilities to support these programs.

Our future operating and capital needs will depend on many factors, including:

•	the pace of scientific progress in our research and development programs and the magnitude of these programs;

•	the scope and results of preclinical testing and human clinical trials;

•	our ability to obtain, and the time and costs involved in obtaining regulatory approvals;

•	our ability to prosecute, maintain, and enforce, and the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

•	competing technological and market developments;

•	our ability to establish additional collaborations;

•	changes in our existing collaborations;

•	the cost of manufacturing scale-up; and

•	the effectiveness of our commercialization activities.

We base our outlook regarding the need for funds on many uncertain variables. Such uncertainties include the success of our research initiatives, regulatory approvals, the timing of events outside our direct control such as negotiations with potential strategic partners and other factors. Any of these uncertain events can significantly change our cash requirements as they determine such one-time events as the receipt or payment of major milestones and other payments.

Significant additional funds will be required to support our operations and if we are unable to obtain them on favorable terms, we may be required to cease or reduce further development or commercialization of our drug product programs, to sell some or all of our technology or assets, to merge with another entity or cease operations.

If we fail to demonstrate efficacy in our preclinical studies and clinical trials our future business prospects, financial condition and operating results will be materially adversely affected.

The success of our development and commercialization efforts will be greatly dependent upon our ability to demonstrate drug product candidate efficacy in preclinical studies, as well as in clinical trials. Preclinical studies involve testing drug product candidates in appropriate non-human disease models to demonstrate efficacy and safety. Regulatory agencies evaluate these data carefully before they will approve clinical testing in humans. If certain preclinical data reveals potential safety issues or the results are inconsistent with an expectation of the drug product candidate’s efficacy in humans, the regulatory agencies may require additional more rigorous testing, before allowing human clinical trials. This additional testing will increase program expenses and extend timelines. We may decide to suspend further testing on our drug product candidates or technologies if, in the judgment of our management and advisors, the preclinical test results do not support further development.

Moreover, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. The clinical trial process may fail to demonstrate that our drug product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a drug product candidate and may delay development of other drug product candidates. Any delay in, or termination of, our preclinical testing or clinical trials will delay the filing of our investigational new drug application, or IND, and new drug application, or NDA, as applicable, with the FDA and, ultimately, our ability to commercialize our drug product candidates and generate product revenues. In addition, some of our clinical trials will involve small patient populations. Because of the small sample size, the results of these early clinical trials may not be indicative of future results. Following successful preclinical testing, drug product candidates will need to be tested in a clinical development program to provide data on safety and efficacy prior to becoming eligible for product approval and licensure by regulatory agencies. From first clinical trial through product approval can take at least eight years, on average in the U.S.

If any of our future clinical development drug product candidates become the subject of problems, including those related to, among others:

•	efficacy or safety concerns with the drug product candidates, even if not justified;

•	unexpected side-effects;

•	regulatory proceedings subjecting the drug product candidates to potential recall;

•	publicity affecting doctor prescription or patient use of the drug product candidates;

•	pressure from competitive products; or

•	introduction of more effective treatments,

our ability to sustain our development programs will become critically compromised. For example, efficacy or safety concerns may arise, whether or not justified, that could lead to the suspension or termination of our clinical programs.

Each clinical phase is designed to test attributes of drug product candidates and problems that might result in the termination of the entire clinical plan can be revealed at any time throughout the overall clinical program. The failure to demonstrate efficacy in our clinical trials would have a material adverse effect on our future business prospects, financial condition and operating results.

If we do not obtain the support of new, and maintain the support of existing, key scientific collaborators, it may be difficult to establish products using our technologies as a standard of care for various indications, which may limit our revenue growth and profitability and could have a material adverse effect on our business, prospects, financial condition and operating results.

We will need to establish relationships with additional leading scientists and research institutions. We believe that such relationships are pivotal to establishing products using our technologies as a standard of care for various indications. Although we have established a Medical and Scientific Advisory Board and research collaborations, there is no assurance that our Advisory Board members and our research collaborators will continue to work with us or that we will be able to attract additional research partners. If we are not able to maintain existing or establish new scientific relationships to assist in our research and development, we may not be able to successfully develop our drug product candidates.

If the manufacturers upon whom we rely fail to produce in the volumes and quality that we require on a timely basis, or to comply with stringent regulations applicable to pharmaceutical manufacturers, we may face delays in the development and commercialization of, or be unable to meet demand for, our products, if any, and may lose potential revenues.

We do not currently manufacture our drug product candidates, and does not currently plan to develop the capacity to do so. The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Our third-party manufacturers and key suppliers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes, unstable political environments at foreign facilities or financial difficulties. If these manufacturers or key suppliers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, our ability to timely launch any potential product candidate, if approved, would be jeopardized.

In addition, all manufacturers and suppliers of pharmaceutical products must comply with cGMP requirements enforced by the FDA, through its facilities inspection program. The FDA is likely to conduct inspections of our third party manufacturer and key supplier facilities as part of their review of any of our NDAs. If our third party manufacturers and key suppliers are not in compliance with cGMP requirements, it may result in a delay of approval, particularly if these sites are supplying single source ingredients required for the manufacture of any potential product. These cGMP requirements include quality control, quality assurance and the maintenance of records and documentation. Furthermore, regulatory qualifications of manufacturing facilities are applied on the basis of the specific facility being used to produce supplies. As a result, if a manufacturer for us shifts production from one facility to another, the new facility must go through a complete regulatory qualification and be approved by regulatory authorities prior to being used for commercial supply. Our manufacturers may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any quantities supplied is compromised due to a our third party manufacturer’s or key supplier’s failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our products.

If we fail to obtain or maintain orphan drug exclusivity for some of our drug product candidates, our competitors may sell products to treat the same conditions and our revenues will be reduced.

As part of our business strategy, we intend to develop some drugs that may be eligible for FDA and European Union, or EU, orphan drug designation. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined as a patient population of less than 200,000 in the U.S. The company that first obtains FDA approval for a designated orphan drug for a given rare disease receives marketing exclusivity for use of that drug for the stated condition for a period of seven years. Orphan drug exclusive marketing rights may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug. Similar regulations are available in the EU with a 10-year period of market exclusivity.

Because the extent and scope of patent protection for some of our drug products is particularly limited, orphan drug designation is especially important for our products that are eligible for orphan drug designation. For eligible drugs, we plan to rely on the exclusivity period under Orphan Drug Act designation to maintain a competitive position. If we do not obtain orphan drug exclusivity for our drug products that do not have patent protection, our competitors may then sell the same drug to treat the same condition and our revenues will be reduced.

Even though we have obtained orphan drug designation for DR Cysteamine for the potential treatment of nephropathic cystinosis, the potential treatment of HD and the potential treatment of Batten Disease and even if we obtain orphan drug designation for our future drug product candidates, due to the uncertainties associated with developing pharmaceutical products, we may not be the first to obtain marketing approval for any orphan indication. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug, nor gives the drug any advantage in the regulatory review or approval process.

The fast-track designation for our drug product candidates, if obtained, may not actually lead to a faster review process and a delay in the review process or in the approval of our products will delay revenue from the sale of the products and will increase the capital necessary to fund these product development programs.

Although we have received Orphan Drug Designations from the FDA as described above, our drug product candidates may not receive an FDA fast-track designation or priority review. Without fast-track designation, submitting an NDA and getting through the regulatory process to gain marketing approval is a lengthy process. Under fast-track designation, the FDA may initiate review of sections of a fast-track drug’s NDA before the application is complete. However, the FDA’s time period goal for reviewing an application does not begin until the last section of the NDA is submitted. Additionally, the fast-track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process. Under the FDA policies, a drug candidate is eligible for priority review, or review within a six-month time frame from the time a complete NDA is accepted for filing, if the drug candidate provides a significant improvement compared to marketed drugs in the treatment, diagnosis or prevention of a disease. A fast-track designated drug candidate would ordinarily meet the FDA’s criteria for priority review. The fast-track designation for our drug product candidates, if obtained, may not actually lead to a faster review process and a delay in the review process or in the approval of our products will delay revenue from the sale of the products and will increase the capital necessary to fund these product development programs.

Because the target patient populations for some of our products are small, we must achieve significant market share and obtain high per-patient prices for our products to achieve profitability.

Our clinical development of DR Cysteamine targets diseases with small patient populations, including nephropathic cystinosis and HD. If we are successful in developing DR Cysteamine and receive regulatory approval to market DR Cysteamine for a disease with a small patient population, the per-patient prices at which we could sell DR Cysteamine for these indications are likely to be relatively high in order for us to recover our development costs and achieve profitability. We believe that we will need to market DR Cysteamine for these indications worldwide to achieve significant market penetration of this product.

We may not be able to market or generate sales of our products to the extent anticipated.

Assuming that we are successful in developing our drug product candidates and receive regulatory clearances to market our products, our ability to successfully penetrate the market and generate sales of those products may be limited by a number of factors, including the following:

•
Certain of our competitors in the field have already received regulatory approvals for and have begun marketing similar products in the U.S., the EU, Japan and other territories, which may result in greater physician awareness of their products as compared to ours.

•
Information from our competitors or the academic community indicating that current products or new products are more effective than our future products could, if and when it is generated, impede our market penetration or decrease our future market share.

•	Physicians may be reluctant to switch from existing treatment methods, including traditional therapy agents, to our future products.

•	The price for our future products, as well as pricing decisions by our competitors, may have an effect on our revenues.

•
Our future revenues may diminish if third-party payers, including private healthcare coverage insurers and healthcare maintenance organizations, do not provide adequate coverage or reimbursement for our future products.

There are many difficult challenges associated with developing proteins that can be used to transport therapeutics across the blood-brain barrier.

Our RAP technology has a potential clinical use as a drug transporter through the blood-brain barrier. However, we do not know that our technology will work or work safely. Many groups and companies have attempted to solve the critical medical challenge of developing an efficient method of transporting therapeutic proteins from the blood stream into the brain. Unfortunately, these efforts to date have met with little success due in part to a lack of adequate understanding of the biology of the blood-brain barrier and to the enormous scientific complexity of the transport process itself.

In the research and development of our RAP technology, we will certainly face many of the same issues that have caused these earlier attempts to fail. It is possible that:

•	We or our collaborator/licensee will not be able to produce enough RAP drug product candidates for testing;

•	the pharmacokinetics, or where the drug distributes in the body, of our RAP drug product candidates will preclude sufficient binding to the targeted receptors on the blood-brain barrier;

•	the targeted receptors are not transported across the blood-brain barrier;

•	other features of the blood-brain barrier, apart from the cells, block access molecules to brain tissue after transport across the cells;

•	the targeted receptors are expressed on the blood-brain barrier at densities insufficient to allow adequate transport of our RAP drug product candidates into the brain;

•	targeting of the selected receptors induces harmful side-effects which prevent their use as drugs; or

•	that we or our collaborator/licensee’s RAP drug product candidates cause unacceptable side-effects.

Any of these conditions may preclude the use of RAP or RAP fusion compounds from potentially treating diseases affecting the brain.

If our competitors succeed in developing products and technologies that are more effective than our own, or if scientific developments change our understanding of the potential scope and utility of our drug product candidates, then our technologies and future drug product candidates may be rendered less competitive.

We face significant competition from industry participants that are pursuing similar technologies that we are pursuing and are developing pharmaceutical products that are competitive with our drug product candidates. Nearly all of our industry competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our compounds, drug product candidates or processes becoming obsolete before we can recover any of the expenses incurred to develop them. For example, changes in our understanding of the appropriate population of patients who should be treated with a targeted therapy like we are developing may limit the drug’s market potential if it is subsequently demonstrated that only certain subsets of patients should be treated with the targeted therapy.

Our reliance on third parties, such as collaborators, university laboratories, contract manufacturing organizations and contract or clinical research organizations, may result in delays in completing, or a failure to complete, preclinical testing or clinical trials if they fail to perform under our agreements with them.

In the course of product development, we may engage university laboratories, other biotechnology or companies or contract or clinical manufacturing organizations to manufacture drug material for us to be used in preclinical and clinical testing and collaborators and contract or clinical research organizations to conduct and manage preclinical studies and clinical trials. If we engage these organizations to help us with our preclinical and clinical programs, many important aspects of this process have been and will be out of our direct control. If any of these organizations we may engage in the future fail to perform their obligations under our agreements with them or fail to perform preclinical testing and/or clinical trials in a satisfactory manner, we may face delays in completing our clinical trials, as well as commercialization of any of our drug product candidates. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials, regulatory filings and the potential market approval of our drug product candidates.

Companies and universities that have licensed product candidates to us for research, clinical development and marketing are sophisticated competitors that could develop similar products to compete with our products which could reduce our future revenues.

Licensing our product candidates from other companies, universities or individuals does not always prevent them from developing non-identical but competitive products for their own commercial purposes, nor from pursuing patent protection in areas that are competitive with us. While we seek patent protection for all of our owned and licensed product candidates, our licensors or assignors who created these product candidates are experienced scientists and business people who may continue to do research and development and seek patent protection in the same areas that led to the discovery of the product candidates that they licensed or assigned to us. By virtue of the previous research that led to the discovery of the drugs or product candidates that they licensed or assigned to us, these companies, universities, or individuals may be able to develop and market competitive products in less time than might be required to develop a product with which they have no prior experience and may reduce our future revenues from such product candidates.

Uncertainties regarding healthcare reform and third-party reimbursement may impair our ability to raise capital, form collaborations and if any of our product candidates become marketable, sell such products.

The continuing efforts of governmental and third-party payers to contain or reduce the costs of healthcare through various means may harm our business. For example, in some foreign markets, the pricing or profitability of healthcare products is subject to government control. In the United States, there have been, and we expect there will continue to be, a number of federal and state proposals to implement similar government control. The implementation or even the announcement of any of these legislative or regulatory proposals or reforms could harm our business if any of our product candidates become marketable by reducing the prices we or our partners are able to charge for our products (if marketable), impeding our ability to achieve profitability, raise capital or form collaborations.

In addition, the availability of reimbursement from third-party payers determines, in large part, the demand for healthcare products in the United States and elsewhere. Examples of such third-party payers are government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products and third-party payers are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to the market, reimbursement from third-party payers may not be available or may not be sufficient to allow us to sell such products on a competitive or profitable basis.

Any future product revenues could be reduced by imports from countries where our product candidates are available at lower prices.

Even if we obtain FDA approval to market our potential products in the United States, our sales in the United States may be reduced if our products are imported into the United States from lower priced markets, whether legally or illegally. In the United States, prices for pharmaceuticals are generally higher than in the bordering nations of Canada and Mexico. There have been proposals to legalize the import of pharmaceuticals from outside the United States. If such legislation were enacted, our potential future revenues could be reduced.

The use of any of our drug product candidates in clinical trials may expose us to liability claims.

The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of our drug product candidates. While we are in clinical stage testing, our drug product candidates could potentially harm people or allegedly harm people and we may be subject to costly and damaging product liability claims. Some of the patients who participate in clinical trials are already critically ill when they enter a trial. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. Although we currently carry a $3 million clinical product liability insurance policy, it may not be sufficient to cover future claims. We currently do not have any clinical or product liability claims or threats of claims filed against us.

Our future success depends, in part, on the continued service of our management team.

Our success is dependent in part upon the availability of our senior executive officers, including our Chief Executive Officer, Dr. Christopher M. Starr, our Chief Scientific Officer, Dr. Todd C. Zankel, our Chief Financial Officer, Kim R. Tsuchimoto, Ted Daley, the President of our clinical development subsidiary and Dr. Patrice P. Rioux, Chief Medical Officer of our clinical development subsidiary. The loss or unavailability to us of any of these individuals or key research and development personnel, and particularly if lost to competitors, could have a material adverse effect on our business, prospects, financial condition, and operating results. We have no key-man insurance on any of our employees.

There is intense competition for qualified scientists and managerial personnel from numerous pharmaceutical and biotechnology companies, as well as from academic and government organizations, research institutions and other entities. In addition, we will rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development strategy. All of our consultants and advisors will be employed by other employers or be self-employed, and will have commitments to or consulting or advisory contracts with other entities that may limit their availability to us. There is no assurance that we will be able to retain key employees and/or consultants. If key employees terminate their employment, or if insufficient numbers of employees are retained to maintain effective operations, our development activities might be adversely affected, management’s attention might be diverted from managing our operations to hiring suitable replacements, and our business might suffer. In addition, we might not be able to locate suitable replacements for any key employees that terminate, or that are terminated from, their employment with us and we may not be able to offer employment to potential replacements on reasonable terms, which could negatively impact our product candidate development timelines and may adversely affect our future revenues and financial condition.

Our success depends on our ability to manage our growth.

If we are able to raise significant additional financing, we expect to continue to grow, which could strain our managerial, operational, financial and other resources. With the addition of our clinical-stage programs and with our plan to in-license and acquire additional clinical-stage product candidates, we will be required to retain experienced personnel in the regulatory, clinical and medical areas over the next several years. Also, as our preclinical pipeline diversifies through the acquisition or in-licensing of new molecules, we will need to hire additional scientists to supplement our existing scientific expertise over the next several years.

Our staff, financial resources, systems, procedures or controls may be inadequate to support our operations and our management may be unable to take advantage of future market opportunities or manage successfully our relationships with third parties if we are unable to adequately manage our anticipated growth and the integration of new personnel.

Our executive offices and laboratory facility are located near known earthquake fault zones, and the occurrence of an earthquake or other catastrophic disaster could cause damage to our facility and equipment, or that of our third-party manufacturers or single-source suppliers, which could materially impair our ability to continue our product development programs.

Our executive offices and laboratory facility are located in the San Francisco Bay Area near known earthquake fault zones and are vulnerable to significant damage from earthquakes. We and the third-party manufacturers with whom we contract and our single-source suppliers of raw materials are also vulnerable to damage from other types of disasters, including fires, floods, power loss and similar events. If any disaster were to occur, our ability to continue our product development programs, could be seriously, or potentially completely impaired. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

We will incur increased costs as a result of recently enacted and proposed changes in laws and regulations and our management will be required to devote substantial time to comply with such laws and regulations.

We face burdens relating to the recent trend toward stricter corporate governance and financial reporting standards. Legislation or regulations such as Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as other rules implemented by the SEC and NASDAQ, follow the trend of imposing stricter corporate governance and financial reporting standards have led to an increase in the costs of compliance for companies similar to us, including increases in consulting, auditing and legal fees. New rules could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. Failure to comply with these new laws and regulations may impact market perception of our financial condition and could materially harm our business. Additionally, it is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in law. Our management and other personnel will need to devote a substantial amount of time to these requirements.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 will require that we incur substantial accounting and related expense and expend significant management efforts. In the future, we may need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404. Moreover, if we are not able to comply with the requirements of Section 404, or we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities.

We may be required to suspend, repeat or terminate our clinical trials if they do not meet regulatory requirements, the results are negative or inconclusive, or if the trials are not well designed, which may result in significant negative repercussions on our business and financial condition.

Before regulatory approval for any potential product can be obtained, we must undertake extensive clinical testing on humans to demonstrate the tolerability and efficacy of the product, both on our own terms, and as compared to the other principal drugs on the market that have the same therapeutic indication. We cannot provide assurance that we will obtain authorization to permit product candidates that are already in the preclinical development phase to enter the human clinical testing phase. In addition, we cannot provide assurance that any authorized preclinical or clinical testing will be completed successfully within any specified time period by us, or without significant additional resources or expertise to those originally expected to be necessary. We cannot provide assurance that such testing will show potential products to be safe and efficacious or that any such product will be approved for a specific indication. Further, the results from preclinical studies and early clinical trials may not be indicative of the results that will be obtained in later-stage clinical trials. In addition, we or regulatory authorities may suspend clinical trials at any time on the basis that the participants are being exposed to unacceptable health risks.

Completion of clinical tests depends on, among other things, the number of patients available for testing, which is a function of many factors, including the number of patients with the relevant conditions, the nature of the clinical testing, the proximity of patients to clinical testing centers, the eligibility criteria for tests as well as competition with other clinical testing programs involving the same patient profile but different treatments. We will rely on third parties, such as contract research organizations and/or co-operative groups, to assist us in overseeing and monitoring clinical trials as well as to process the clinical results and manage test requests, which may result in delays or failure to complete trials, if the third parties fail to perform or to meet the applicable standards. A failure by us or such third parties to keep to the terms of a product program development for any particular product candidate or to complete the clinical trials for a product candidate in the envisaged time frame could have significant negative repercussions on our business and financial condition.

If we fail to establish and maintain collaborations or if our partners do not perform, we may be unable to develop and commercialize our product candidates, which may adversely affect our future revenues and financial condition.

We have entered into collaborative arrangements with third parties to develop and/or commercialize product candidates. Additional collaborations might be necessary in order for us to fund our research and development activities and third-party manufacturing arrangements, seek and obtain regulatory approvals and successfully commercialize existing and future product candidates. If we fail to maintain the existing collaborative arrangements held by us or fail to enter into additional collaborative arrangements, the number of product candidates from which we could receive future revenues would decline.

Our dependence on collaborative arrangements with third parties will subject us to a number of risks that could harm our ability to develop and commercialize products:

•	collaborative arrangements might not be on terms favorable to us;

•	disagreements with partners may result in delays in the development and marketing of products, termination of collaboration agreements or time consuming and expensive legal action;

•
we cannot control the amount and timing of resources partners devote to product candidates or their prioritization of product candidates, and partners may not allocate sufficient funds or resources to the development, promotion or marketing of our product candidates, or may not perform their obligations as expected;

•	partners may choose to develop, independently or with other companies, alternative products or treatments, including products or treatments which compete with ours;

•	agreements with partners may expire or be terminated without renewal, or partners may breach collaboration agreements with us;

•	business combinations or significant changes in a partner’s business strategy might adversely affect that partner’s willingness or ability to complete their obligations to us; and

•	the terms and conditions of the relevant agreements may no longer be suitable.

We cannot assure you that we will be able to negotiate future collaboration agreements or that those currently in existence will make it possible for us to fulfill our objectives.

We may not complete our clinical trials in the time expected, which could delay or prevent the commercialization of our products, which may adversely affect our future revenues and financial condition.

Although for planning purposes we forecast the commencement and completion of clinical trials, the actual timing of these events can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions and the rate of patient enrollment. Clinical trials involving our product candidates may not commence nor be completed as forecasted. In certain circumstances we will rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our product candidates. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. These trials may not commence or be completed as we expect. They may not be conducted successfully. Failure to commence or complete, or delays in, any of our planned clinical trials could delay or prevent the commercialization of our product candidates and harm our business and may adversely affect our future revenues and financial condition.

If we fail to keep pace with rapid technological change in the biotechnology and pharmaceutical industries, our product candidates could become obsolete, which may adversely affect our future revenues and financial condition.

Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses incurred in connection with developing such products, which may adversely affect our future revenues and financial condition.

Risks Related to Our Intellectual Property

If we are unable to protect our proprietary technology, we may not be able to compete as effectively and our business and financial prospects may be harmed.

Where appropriate, we seek patent protection for certain aspects of our technology. Patent protection may not be available for some of the drug product candidates we are developing. If we must spend significant time and money protecting our patents, designing around patents held by others or licensing, potentially for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed.

The patent positions of biopharmaceutical products are complex and uncertain.

We own or license patent applications related to certain of our drug product candidates. However, these patent applications do not ensure the protection of our intellectual property for a number of reasons, including the following:

•	We do not know whether our patent applications will result in issued patents. For example, we may not have developed a method for treating a disease before others developed similar methods.

•
Competitors may interfere with our patent process in a variety of ways. Competitors may claim that they invented the claimed invention prior to us. Competitors may also claim that we are infringing on their patents and therefore cannot practice our technology as claimed under our patents, if issued. Competitors may also contest our patents, if issued, by showing the patent examiner that the invention was not original, was not novel or was obvious. In litigation, a competitor could claim that our patents, if issued, are not valid for a number of reasons. If a court agrees, we would lose that patent. As a company, we have no meaningful experience with competitors interfering with our patents or patent applications.

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Enforcing patents is expensive and may absorb significant time of our management. Management would spend less time and resources on developing drug product candidates, which could increase our operating expenses and delay product programs.

•	Receipt of a patent may not provide much practical protection. If we receive a patent with a narrow scope, then it will be easier for competitors to design products that do not infringe on our patent.

•
In addition, competitors also seek patent protection for their technology. Due to the number of patents in our field of technology, we cannot be certain that we do not infringe on those patents or that we will not infringe on patents granted in the future. If a patent holder believes our drug product candidate infringes on its patent, the patent holder may sue us even if we have received patent protection for our technology. If someone else claims we infringe on their technology, we would face a number of issues, including the following:

	•	Defending a lawsuit takes significant time and can be very expensive.

	•	If a court decides that our drug product candidate infringes on the competitor’s patent, we may have to pay substantial damages for past infringement.
•
A court may prohibit us from selling or licensing the drug product candidate unless the patent holder licenses the patent to us. The patent holder is not required to grant us a license. If a license is available, we may have to pay substantial royalties or grant cross licenses to our patents.

•	Redesigning our drug product candidates so we do not infringe may not be possible or could require substantial funds and time.

It is also unclear whether our trade secrets are adequately protected. While we use reasonable efforts to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our information to competitors. Enforcing a claim that someone else illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. are sometimes less willing to protect trade secrets. Our competitors may independently develop equivalent knowledge, methods and know-how.

We may also support and collaborate in research conducted by government organizations, hospitals, universities or other educational institutions. These research partners may be unwilling to grant us any exclusive rights to technology or products derived from these collaborations prior to entering into the relationship.

If we do not obtain required licenses or rights, we could encounter delays in our product development efforts while we attempt to design around other patents or even be prohibited from developing, manufacturing or selling drug product candidates requiring these licenses. There is also a risk that disputes may arise as to the rights to technology or drug product candidates developed in collaboration with other parties.

If our agreements with employees, consultants, advisors and corporate partners fail to protect our intellectual property, proprietary information or trade secrets, it could have a significant adverse effect on us.

We have taken steps to protect our intellectual property and proprietary technology, by entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, advisors and corporate partners. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

Risks Related to Our Common Stock

We are obligated to issue additional common stock based on our contractual obligations, if we meet certain triggering events, if at all. When we issue such additional common stock, this will result in dilution to common stockholders at the time such additional common stock is issued.

Future milestone payments, as more fully set forth under “Contractual Obligations with Thomas E. Daley (as assignee of the dissolved Convivia, Inc.)” and “Contractual Obligations with Former Encode Securityholders” discussed elsewhere in this Current Report on Form 8-K relating to our acquisition of the Convivia assets and merger with Encode will result in dilution. We may be required to make additional contingent payments of up to 664,400 shares of our common stock, in the aggregate, under the terms of our acquisition of Convivia assets and merger with Encode, based on milestones related to certain future marketing and development approvals obtained with respect to Convivia and Encode product candidates. The issuance of any of these shares will result in further dilution to our existing stockholders.

In May and June 2008, prior to the 2009 Merger, pursuant to a securities purchase agreement for a private placement of units, Raptor Pharmaceuticals Corp. issued to investors in such private placement, 20,000,000 shares of its common stock and two-year warrants to purchase up to, in the aggregate, 10,000,000 shares of its common stock and to placement agents in such private placement, five-year warrants to purchase up to, in the aggregate, 2,100,000 shares of its common stock.  On a post-2009 Merger basis, the 20,000,000 shares of Raptor Pharmaceuticals Corp.’s common stock, the two-year warrants to purchase up to, in the aggregate, 10,000,000 shares of Raptor Pharmaceuticals Corp.’s common stock and the five-year warrants to purchase up to, in the aggregate, 2,100,000 shares of Raptor Pharmaceuticals Corp.’s common stock, respectively, would be 4,662,468 shares of our common stock, two-year warrants to purchase up to, in the aggregate, 2,331,234 shares of our common stock and the five-year warrants to purchase up to, in the aggregate, 489,559 shares of our common stock, respectively.  In April 2009, in order to reflect then-current market prices, Raptor Pharmaceuticals Corp. notified the holders of warrants purchased in the May/June 2008 private placement that it was offering, in exchange for such warrants, new warrants to purchase its common stock at an exercise price of $0.30 per share, but only to the extent such exchange of the original warrants and exercise of the new warrants, including the delivery of the exercise price, occurred on or prior to July 17, 2009. The warrants that were not exchanged prior to or on July 17, 2009 retained their original exercise prices of $0.90 per share and original expiration date of May 21, 2010.  On a post-2009 Merger basis, the warrants that were not exchanged prior to or on July 17, 2009 would be warrants to purchase shares of our common stock at an exercise price of $3.86 per share and would continue to have an expiration date of May 21, 2010.  Raptor Pharmaceuticals Corp. received approximately $2.6 million of proceeds from warrant exercises that resulted in the issuance of 8,715,000 shares of its common stock pursuant to the exchange described above. On a post-2009 Merger basis, the 8,715,000 shares of Raptor Pharmaceuticals Corp.’s common stock would be 2,031,670 shares of our common stock. In August 2009, pursuant to a securities purchase agreement for a private placement of units, Raptor Pharmaceuticals Corp. issued to investors in such private placement, 7,456,250 shares of its common stock and two-year warrants to purchase up to, in the aggregate, 3,728,125 shares of its common stock and to placement agents in such private placement, a five-year warrant to purchase up to, in the aggregate, 556,500 shares of its common stock.  On a post-2009 Merger basis, the 7,456,250 shares of Raptor Pharmaceuticals Corp.’s common stock, the two-year warrants to purchase up to, in the aggregate, 3,728,125 shares of Raptor Pharmaceuticals Corp.’s common stock and the five-year warrants to purchase up to, in the aggregate, 556,500 shares of Raptor Pharmaceuticals Corp.’s common stock, respectively, would be 1,738,226 shares of our common stock, two-year warrants to purchase up to, in the aggregate, 869,113 shares of our common stock and the five-year warrants to purchase up to, in the aggregate, 129,733 shares of our common stock, respectively.  These stock issuances and other future issuances of common stock underlying unexpired and unexercised warrants have and will result in, significant dilution to our stockholders.   In connection with other collaborations, joint ventures, license agreements or future financings that we may enter into in the future, we may issue additional shares of common stock or other equity securities, and the value of the securities issued may be substantial and create additional dilution to our existing and future common stockholders.

Because we do not intend to pay any cash dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any cash dividends on our common stock since our inception, and we do not anticipate paying any such cash dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

Our stock price is volatile and the trading in our common stock may be limited.

Our stock price has been and we anticipate that it will continue to be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile and trading in such securities has often been limited. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	the results of our current and any future clinical trials of our drug candidates;

•	the results of ongoing preclinical studies and planned clinical trials of our preclinical drug candidates;

•	the entry into, or termination of, key agreements, including key strategic alliance agreements;

•	the results and timing of regulatory reviews relating to the approval of our drug candidates;

•	the initiation of, material developments in, or conclusion of litigation to enforce or defend any of our intellectual property rights;

•	failure of any of our drug candidates, if approved, to achieve commercial success;

•	general and industry-specific economic conditions that may affect our research and development expenditures;

•	the results of clinical trials conducted by others on drugs that would compete with our drug candidates;

•	issues in manufacturing our drug candidates or any approved products;

•	the loss of key employees;

•	the introduction of technological innovations or new commercial products by our competitors;

•	changes in estimates or recommendations by securities analysts, if any, who cover our common stock;

•	future sales of our common stock;

•	changes in the structure of health care payment systems; and

•	period-to-period fluctuations in our financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of our common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation can result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our common stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and institutional accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority, or FINRA, has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Anti-takeover provisions in our stockholder rights plan and in our certificate of incorporation and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of us difficult.

We are a party to a stockholder rights plan, also referred to as a poison pill, which is intended to deter a hostile takeover of us by making such proposed acquisition more expensive and less desirable to the potential acquirer. The stockholder rights plan and our certificate of incorporation and bylaws, as amended, contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

An adverse determination, if any, in the class action suit in which we are a defendant, or our inability to obtain or maintain directors’ and officers’ liability insurance, could have a material adverse affect on us.

A class action securities lawsuit was filed against us, as described in the section titled, “Legal Proceedings” in this Current Report on Form 8-K. We are defending against this action vigorously; however, we do not know what the outcome of the proceedings will be and, if we do not prevail, we may be required to pay substantial damages or settlement amounts. Furthermore, regardless of the outcome, we may incur significant defense costs, and the time and attention of our key management may be diverted from normal business operations. If we are ultimately required to pay significant defense costs, damages or settlement amounts, such payments could materially and adversely affect our operations and results. We have purchased liability insurance, however, if any costs or expenses associated with the litigation exceed the insurance coverage, we may be forced to bear some or all of these costs and expenses directly, which could be substantial and may have an adverse effect on our business, financial condition, results of operations and cash flows. In any event, publicity surrounding the lawsuits and/or any outcome unfavorable to us could adversely affect our reputation and stock price. The uncertainty associated with substantial unresolved lawsuits could harm our business, financial condition and reputation.

We have certain obligations to indemnify our officers and directors and to advance expenses to such officers and directors. Although we have purchased liability insurance for our directors and officers, if our insurance carriers should deny coverage, or if the indemnification costs exceed the insurance coverage, we may be forced to bear some or all of these indemnification costs directly, which could be substantial and may have an adverse effect on our business, financial condition, results of operations and cash flows. If the cost of the liability insurance increases significantly, or if this insurance becomes unavailable, we may not be able to maintain or increase our levels of insurance coverage for our directors and officers, which could make it difficult to attract or retain qualified directors and officers.

ITEM 2: PROPERTIES

Effective April 1, 2006, we entered into a three year lease for 2,892 square feet of combined laboratory and office space with an additional three year option. Our original monthly base rent was $5,206. Effective April 1, 2007, we leased an additional 3,210 square feet in order to expand our office space and our base rent increased to $9,764 per month. In June 2008, our rent increased to $10,215 reflecting a Consumer Price Index increase of 3% plus an increase in operating costs for the period from April 1, 2008 to March 31, 2009. In September 2008, we executed a lease addendum replacing the one three-year extension with two two-year extensions commencing on April 1, 2009 and renegotiated the first two-year extension base rent to $10,068 with an adjustment after the first year for CPI between 3% (minimum) and 5% (maximum). The facility is located in an industrial park at 9 Commercial Blvd, Suite 200, Novato, California 94949. We also store cell line back ups at an off site cell bank, a commercial facility specifically licensed for such purpose. Our current facility is expected to be adequate for the foreseeable future.

ITEM 3: LEGAL PROCEEDINGS

Several lawsuits were filed against us in February 2005 in the U.S. District Court for the Southern District of New York asserting claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder on behalf of a class of purchasers of our common stock during the period from June 26, 2003, through and including February 4, 2005, referred to as the class period. Dr. Marvin S. Hausman, M.D., a former director and a former Chief Executive Officer, and Dr. Gosse B. Bruinsma, M.D., also a former director and a former Chief Executive Officer, were also named as defendants in the lawsuits. These actions were consolidated into a single class action lawsuit in January 2006. On April 10, 2006, the class action plaintiffs filed an amended consolidated complaint. We filed our answer to that complaint on May 26, 2006. Our motion to dismiss the consolidated amended complaint was filed on May 26, 2006 and was submitted to the court for a decision in September 2006. On March 31, 2009 the U.S. District Court for the Southern District of New York dismissed the proceedings. On April 24, 2009, an appeal was filed with the United States Court of Appeals for the Second Circuit by the class action plaintiffs. Our response to such appeal was filed on October 23, 2009. We do not anticipate that this claim, if successful, would burden the Company with any additional liability above and beyond the insurance coverage provided under the insurance policy that we currently maintain.

Other than as described above, we know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholders are an adverse party or have a material interest adverse to us.

PART II

ITEM 5: MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

In connection with the closing of the 2009 Merger, our common stock commenced trading on The NASDAQ Capital Market on September 30, 2009, under the ticker symbol “RPTPD” with 18,822,162 shares outstanding. Effective October 27, 2009, our ticker symbol changed to “RPTP.”  There is no public trading market for our warrants.

Dividends

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. We expect to retain future earnings, if any, for use in our development activities and the operation of our business. The payment of any future cash dividends will be subject to the discretion of our board of directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, prospects and other factors that our board of directors may deem relevant. Additionally, our ability to pay future cash dividends may be restricted by the terms of any future financing.

ITEM 6: SELECTED FINANCIAL DATA

The following table shows selected historical consolidated financial and operating information for, and as of the end of, each of the periods indicated and should be read in conjunction with sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Business” and our consolidated financial statements and the corresponding notes to those consolidated financial statements included elsewhere in this Current Report on Form 8-K. The following tables set forth our consolidated balance sheet data as of August 31, 2009 and 2008, and our consolidated statements of operations data for the years ended August 31, 2009 and 2008 and for the cumulative period from September 8, 2005 (inception) to August 31, 2009 which were audited by Burr, Pilger & Mayer, LLP, an independent registered public accounting firm.

			For the period
			from
			September 8,
			2005
			(inception) to
	For the year ended	For the year ended	August 31,
	August 31, 2009	August 31, 2008	2009
Revenues:	$	$—	$—

Operating expenses:

General and administrative	2,687,993	2,229,140	6,956,240

Research and development	6,570,119	5,558,871	14,874,284
In-process research and development	—	240,625	240,625

Total operating expenses	9,258,112	8,028,636	22,071,149

Loss from operations	(9,258,112)	(8,028,636)	(22,071,149)

Interest income	36,744	77,871	301,903
Interest expense	(2,526)	(103,198)	(109,937)

Net loss	$(9,223,894)	$(8,053,963)	$(21,879,183)

Net loss per share:
Basic and diluted	$(0.64)	$(0.81)

Weighted average shares outstanding used to compute:
Basic and diluted	14,440,254	9,893,612

	August 31,
Balance Sheet Data:	2009	2008
Cash and cash equivalents	$3,701,787	$7,546,912
Working capital	2,739,904	6,659,225
Total assets	6,578,574	10,620,770
Long-term portion of capital lease obligations	6,676	—
Total liabilities	1,075,613	1,003,280
Total stockholders’ equity	5,502,961	9,617,490

ITEM 7: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PLAN OF OPERATION

Overview

You should read the following discussion in conjunction with our consolidated financial statements as of August 31, 2009, and the notes to such consolidated financial statements included elsewhere in this Current Report on Form 8-K. This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contains forward-looking statements. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this Current Report on Form 8-K, particularly under the heading “Risk Factors.”

Plan of Operation and Overview

We believe that we are building a balanced pipeline of drug candidates that may expand the reach and benefit of existing therapeutics. Our product portfolio includes both candidates from our proprietary drug targeting platforms and in-licensed and acquired product candidates.
Our current pipeline includes three clinical development programs which we are actively developing. We also have three other clinical-stage product candidates, for which we are seeking business development partners but are not actively developing, and we have four preclinical product candidates we are developing, three of which are based upon our proprietary drug-targeting platforms.

Clinical Development Programs

Our three active clinical development programs are based on an existing therapeutic that we are reformulating for potential improvement in safety and/or efficacy and for application in new disease indications. These clinical development programs include the following:

•	DR Cysteamine for the potential treatment of nephropathic cystinosis, or cystinosis, a rare genetic disorder;

•	DR Cysteamine for the potential treatment of non-alcoholic steatohepatitis, or NASH, a metabolic disorder of the liver; and

•	DR Cysteamine for the potential treatment of Huntington’s Disease, or HD.

Other Clinical-Stage Product Candidates

We have three clinical-stage product candidates for which we are seeking partners:

•	Convivia™ for the potential management of acetaldehyde toxicity due to alcohol consumption by individuals with aldehyde dehydrogenase, or ALDH2 deficiency, an inherited metabolic disorder; and

•	Tezampanel and NGX426, non-opioids for the potential treatment of: migraine, acute pain, and chronic pain.

Preclinical Product Candidates

Our preclinical platforms consist of targeted therapeutics, which we are developing for the potential treatment of multiple indications, including liver diseases, neurodegenerative diseases and breast cancer:

Our receptor-associated protein, or RAP, platform consists of: HepTide™ for the potential treatment of primary liver cancer and hepatitis C; and NeuroTrans™ to potentially deliver therapeutics across the blood-brain barrier for treatment of a variety of neurological diseases.
Our mesoderm development protein, or Mesd, platform consists of WntTide™ for the potential treatment of breast cancer.

We are also examining our glutamate receptor antagonists, tezampanel and NGX426, for the potential treatment of thrombosis and spasticity disorders.

Future Activities

Over the next 12 months, we plan to conduct research and development activities based upon our DR Cysteamine clinical programs and continued development of our preclinical product candidates. We also plan to actively seek business development partners for our ConviviaTM product candidate and Tezampanel and NGX426. We may also develop future in-licensed technologies and acquired technologies. A brief summary of our primary objectives in the next 12 months for our research and development activities is provided below. Our plans for research and development activities over the next 12 months can only be implemented if we are successful in raising significant funds during this period. In addition, there can be no assurances that our research and development activities will be successful. If we do not make important progress towards achieving at least one of our major clinical objectives, this could adversely impact our ability to raise significant additional funds, which could adversely impact our ability to continue as a going concern.

Clinical Development Programs

We develop clinical-stage drug product candidates which are: internally discovered therapeutic candidates based on our novel drug delivery platforms and in-licensed or purchased clinical-stage products which may be new chemical entities in mid-to-late stage clinical development, currently approved drugs with potential efficacy in additional indications, and treatments that we could repurpose or reformulate as potentially more effective or convenient treatments for a drug’s currently approved indications.

Development of DR Cysteamine for the Potential Treatment of Nephropathic Cystinosis or Cystinosis

Our DR Cysteamine product candidate is a proprietary delayed-release, enteric-coated microbead formulation of cysteamine bitartrate contained in a gelatin capsule. We are investigating DR Cysteamine for the potential treatment of cystinosis.

We believe that immediate-release cysteamine bitartrate, a cystine-depleting agent, is currently the only U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMEA, approved drug to treat cystinosis, a rare genetic disease. Immediate-release cysteamine is effective at preventing or delaying kidney failure and other serious health problems in cystinosis patients. However, patient compliance is challenging due to the requirement for frequent dosing and gastrointestinal side effects. Our DR Cysteamine for the potential treatment of cystinosis is designed to mitigate some of these difficulties.

It is expected to be dosed twice daily, compared to the current every-six-hour dosing schedule. In addition, DR Cysteamine is designed to pass through the stomach and deliver the drug directly to the small intestine, where it is more easily absorbed into the bloodstream and may result in fewer gastrointestinal side effects.

The FDA granted orphan drug designation for: DR Cysteamine for the treatment of cystinosis in 2006.

In June 2009, we commenced our Phase IIb clinical trial of DR Cysteamine in cystinosis, in which we have enrolled nine cystinosis patients with histories of compliance using the currently available immediate-release form of cysteamine bitartrate. The clinical trial, which is being conducted at the University of California at San Diego, or UCSD, is evaluating safety, tolerability, pharmacokinetics and pharmacodynamics of a single dose of DR Cysteamine in patients. Release of data from the study is expected in the fourth calendar quarter of 2009. We plan to follow the Phase IIb clinical study with a pivotal, Phase III clinical study in cystinosis patients anticipated to commence in early 2010. While we plan to commercialize DR Cysteamine in the U.S. by ourselves, we are actively reviewing potential development partners for DR Cysteamine for markets outside of the U.S. with companies that have experience in clinical development and commercialization of orphan drugs in various ex-U.S. countries.

Development of DR Cysteamine for the Potential Treatment of Non-Alcoholic Steatohepatitis or NASH

In October 2008, we commenced a clinical trial in collaboration with UCSD to investigate a prototype formulation of DR Cysteamine for the treatment of NASH in juvenile patients. In October 2009, we announced positive findings from the completed treatment phase of this open-label Phase IIa clinical trial. At the completion of the initial six-month treatment phase, the study achieved the primary endpoint: mean blood levels of alanine aminotransferase, or ALT, a common biomarker for NASH, were reduced by over 50%. Additionally, over half of the study participants had achieved normalized ALT levels by the end of the treatment phase.

There are no currently approved drug therapies for NASH, and patients are limited to lifestyle changes such as diet, exercise and weight reduction to manage the disease. DR Cysteamine represents an important potential treatment option for patients with NASH. Although NASH is most common in insulin-resistant obese adults with diabetes and abnormal serum lipid profiles, its prevalence is increasing among juveniles as obesity rates rise within this patient population. Although most patients are asymptomatic and feel healthy, NASH causes decreased liver function and can lead to cirrhosis, liver failure and end-stage liver disease.

The NASH trial entails six months of treatment followed by a six-month post-treatment monitoring period. Eligible patients with baseline ALT and aspartate aminotransferase or AST measurements at least twice that of normal levels were enrolled to receive twice-daily, escalating oral doses of up to 1,000 mg of DR Cysteamine. The trial currently has enrolled eleven NASH patients between 11-18 years old. No major adverse events were reported during the six-month treatment phase. Trial subjects continue to be monitored during the six-month post-treatment period currently underway. Full results are being submitted for peer review by UCSD and us, and are expected to be presented in 2010.

Development of DR Cysteamine for the Potential Treatment of Huntington’s Disease or HD

Huntington’s Disease, or HD, is a fatal, inherited degenerative neurological disease affecting about 30,000 people in the U.S. and a comparable number of people in Europe. We are not aware of any treatment for HD other than therapeutics that minimize symptoms such as the uncontrollable movements and mood swings resulting from HD. We are collaborating with a French institution, CHU d’ Angers, on a Phase II clinical trial investigating DR Cysteamine in HD patients, anticipated to begin in early 2010. We are providing the clinical trial materials for the study, which is sponsored by CHU d’ Angers and funded in part by a grant from the French government. We were granted Orphan Drug Designation in the U.S. by the FDA for cysteamine as a potential treatment for HD in 2008.

Other Clinical-Stage Product Candidates

We have three clinical-stage product candidates for which we are seeking partners.

ConviviaTM for Liver Aldehyde Dehydrogenase Deficiency

Convivia™ is our proprietary oral formulation of 4-methylpyrazole, or 4-MP, intended for the potential treatment of acetaldehyde toxicity resulting from alcohol consumption in individuals with ALDH2 deficiency, which is an inherited disorder of the body’s ability to breakdown ethanol, commonly referred to as alcohol intolerance. 4-MP is presently marketed in the U.S. and E.U. in an intravenous form as an anti-toxin. ConviviaTM is designed to lower systemic levels of acetaldehyde (a carcinogen) and reduce symptoms, such as tachycardia and flushing, associated with alcohol consumption by ALDH2-deficient individuals. ConviviaTM is a capsule designed to be taken approximately 30 minutes prior to consuming an alcoholic beverage.

In 2008, we completed a Phase IIa dose escalation clinical trial of oral 4-MP with ethanol in ALDH2 deficient patients. The study results demonstrated that the active ingredient in ConviviaTM significantly reduced heart palpitations (tachycardia), which are commonly experienced by ALDH2 deficient people who drink, at all dose levels tested. The study also found that the 4-MP significantly reduced peak acetaldehyde levels and total acetaldehyde exposure in a subset of the study participants who possess specific genetic variants of the liver ADH and ALDH2 enzymes. We believe that this subset represents approximately one-third of East Asian populations. We are actively seeking corporate partnerships with pharmaceutical companies in selected Asian countries to continue clinical development of ConviviaTM in those countries.

Tezampanel and NGX426 for the Potential Treatment of Migraine and Pain

Tezampanel and NGX426, the oral prodrug of tezampanel, are what we believe to be first-in-class compounds that may represent novel treatments for both pain and non-pain indications. Tezampanel and NGX426 are receptor antagonists that target and inhibit a specific group of receptors—the AMPA and kainate glutamate receptors—found in the brain and other tissues. While normal glutamate production is essential, excess glutamate production, either through injury or disease, has been implicated in a number of diseases and disorders. Published data show that during a migraine, increased levels of glutamate activate AMPA and kainate receptors, result in the transmission of pain and, in many patients, the development of increased pain sensitivity.

By acting at both the AMPA and kainate receptor sites to competitively block the binding of glutamate, tezampanel and NGX426 have the potential to treat a number of diseases and disorders. These include chronic pain, such as migraine and neuropathic pain, muscle spasticity and a condition known as central sensitization, a persistent and acute sensitivity to pain.

Results of a Phase IIb clinical trial of tezampanel were released in October 2007. In the trial, a single dose of tezampanel given by injection was statistically significant compared to placebo in treating acute migraine headache. This was the sixth Phase II trial in which tezampanel has been shown to have analgesic activity. Based on a review of the Phase II data, the FDA previously agreed that tezampanel may move forward into a Phase III program for acute migraine.

In December 2008, results of NGX426 in a human experimental model of cutaneous pain, hyperalgesia and allodynia demonstrated a statistically significant reduction in spontaneous pain, hyperalgesia and allodynia compared to placebo following injections of capsaicin (i.e., chili oil) under the skin. In February 2009, results from a Phase 1 multiple dose trial of NGX426 showed that the compound is safe and well-tolerated in healthy male and female subjects when dosed once daily for five consecutive days.

We are currently seeking program funding, development collaborations or out-licensing partners for the migraine and pain programs.

Preclinical Product Candidates

We are also developing a drug-targeting platform based on the proprietary use of RAP and Mesd. We believe that these proteins may have therapeutic applications in cancer, infectious diseases and neurodegenerative diseases, among others.

These applications are based on the assumption that our targeting molecules can be engineered to bind to a selective subset of receptors with restricted tissue distribution under particular conditions of administration. We believe these selective tissue distributions can be used to deliver drugs to the liver or to other tissues, such as the brain.

In addition to selectively transporting drugs to specific tissues, selective receptor binding constitutes a means by which receptor function might be specifically controlled, either through modulating its binding capacity or its prevalence on the cell surface. Mesd is being engineered for this latter application.

HepTideTM for Hepatocellular Carcinoma and Hepatitis C

Drugs currently used to treat primary liver cancer are often toxic to other organs and tissues. We believe that the pharmacokinetic behavior of RAP (i.e., the determination of the fate or disposition of RAP once administered to a living organism) may diminish the non-target toxicity and increase the on-target efficacy of attached therapeutics.

In preclinical studies of our radio-labeled HepTideTM (a variant of RAP), HepTideTM , our proprietary drug-targeting peptide was shown to distribute predominately to the liver. Radio-labeled HepTideTM which was tested in a preclinical research model of HCC, at the National Research Council in Winnipeg, Manitoba, Canada, showed 4.5 times more delivery to the liver than the radio-labeled control. Another study of radio-labeled HepTideTM in a non-HCC preclinical model, showed 7 times more delivery to the liver than the radio-labeled control, with significantly smaller amounts of radio-labeled HepTideTM delivery to other tissues and organs.

HCC is caused by the malignant transformation of hepatocytes, epithelial cells lining the vascular sinusoids of the liver, or their progenitors. HepTideTM has shown to bind to lipoprotein receptor-related protein, or LRP1, receptors on hepatocytes. We believe that the pharmacokinetics and systemic toxicity of a number of potent anti-tumor agents may be controlled in this way.

There are additional factors that favor the suitability of RAP as an HCC targeting agent:

•	RAP is captured by hepatocytes with efficiency, primarily on first-pass.

•	Late-stage HCC is perfused exclusively by the hepatic artery, while the majority of the liver is primarily perfused through the portal vein.

Studies have shown that the RAP receptor, LRP1, is well expressed on human HCC and under-expressed on non-cancerous, but otherwise diseased, hepatocytes. Also, LRP1 expression is maintained on metastasized HCC. These factors will favor delivery of RAP peptide-conjugated anti-tumor agents to tumor cells, whether in the liver or at metastasized sites.

We are evaluating conjugates between HepTideTM and a chemotherapeutic for testing in vitro and in appropriate preclinical models for the potential treatment of HCC.

We are also evaluating conjugates between HepTideTM and an antiviral agent for testing in vitro and in appropriate preclinical models for the potential treatment of hepatitis C.

NeuroTransTM for the Potential Treatment of Diseases Affecting the Brain

Hundreds of known genetic and neurodegenerative diseases affect the brain. Drugs often have difficulty reaching these disease-affected areas because the brain has evolved a protective barrier, commonly referred to as the blood-brain barrier.
Part of the solution to the medical problem of neurodegenerative diseases is the creation of effective brain targeting and delivery technologies. One of the most obvious ways of delivering therapeutics to the brain is via the brain’s extensive vascular network. Treating these diseases by delivering therapeutics into the brain in a minimally invasive way, including through a natural receptor mediated transport mechanism called transcytosis, is a vision shared by many researchers and clinicians in the neuroscience and neuromedical fields.

NeuroTrans™ is our proprietary RAP-based technology program to research the delivery of therapeutics across the blood-brain barrier. We believe our NeuroTrans™ platform may provide therapies that will be safer, less intrusive and more effective than current approaches in treating a wide variety of brain disorders.

In preclinical studies, NeuroTrans™ has been conjugated to a variety of protein drugs, including enzymes and growth factors, without interfering with the function of either fusion partner. Studies indicate that radio-labeled NeuroTrans™ may be transcytosed across the blood-brain barrier and that fusions between NeuroTrans™ and therapeutic proteins may be manufactured economically. Experiments conducted in collaboration with Stanford University in 2008 support the NeuroTrans™ peptide’s ability to enhance the transport of cargo molecules into the cells that line the blood-brain barrier.

In June 2009, we entered into a collaboration and licensing agreement with F. Hoffman — La Roche Ltd. and Hoffman—La Roche Inc., or Roche, to evaluate therapeutic delivery across the blood-brain barrier utilizing NeuroTrans™. Under terms of the agreement, Roche has funded studies of select molecules attached to NeuroTrans™. The agreement provides Roche with an exclusive worldwide license to NeuroTrans™ for use in the delivery of diagnostic and therapeutic molecules across the blood-brain barrier. Roche’s and our scientists will actively collaborate on the project. We have received an initial upfront payment for the collaboration to cover our portion of the initial studies, and may earn development milestone payments and royalties in exchange for the licensing of NeuroTrans™ to Roche.

WntTideTM for the Potential Treatment of Cancer

Human Mesd is a natural inhibitor of the receptor LRP6. LRP6 has recently been shown to play a role in the progression of some breast tumors. Studies in the laboratory of Professor Guojun Bu, one of our scientific advisors, at the Washington University in St. Louis Medical School have demonstrated the potential of Mesd and related peptides to target these tumors. These molecules and applications are licensed to us from Washington University.

WntTide™ is our proprietary, Mesd-based peptide that we are developing as a potential therapeutic to inhibit the growth and metastasis of tumors over-expressing LRP5 or LRP6. We have licensed the use of Mesd from Washington University in St. Louis for the potential treatment of cancer and bone density disorders.

In April 2009, Washington University conducted a preclinical study of WntTide™ in a breast cancer model which showed tumor inhibition. The results of this study were presented at the 2nd Annual Wnt Conference in Washington, D.C., in June 2009 and will likely be published in the fourth quarter of 2009. We are currently planning another breast tumor preclinical model study with researchers at Washington University in the continued development of WntTide™.

Tezampanel and NGX426 for the Potential Treatment of Thrombotic Disorder

Research conducted at Johns Hopkins University, or JHU, by Craig Morrell, D.V.M., Ph.D., and Charles Lowenstein, M.D. demonstrated the importance of glutamate release in promoting platelet activation and thrombosis. Research shows that platelets treated with an AMPA/kainate receptor antagonist such as tezampanel or NGX426 are more resistant to glutamate-induced aggregation than untreated platelets. This identifies the AMPA/kainate receptors on platelets targeted by tezampanel or NGX426 as a new antithrombotic target with a different mechanism of action than Plavix®, aspirin or tPA. We have licensed the intellectual property of Tezampanel and NGX 426 for the treatment of thrombotic disorder from JHU and are in discussions with potential collaborators regarding the development of this product candidate. Research conducted in Martin Marsala’s lab at UCSD has demonstrated the utility of tezampanel in reducing spasticity elicited by activation of AMPA receptors on spinal astrocytes following ischemic events. We intend to further assess application of tezampanel in the treatment of spasticity.

Other Development Areas

Securing Additional and Complementary Technology Licenses from Others

We plan to establish additional research collaborations with prominent universities and research labs currently working on the development of potential targeting molecules, and to secure licenses from these universities and labs for technology resulting from the collaboration. No assurances can be made regarding our ability to establish such collaborations over the next 12 months, or at all. We intend to focus our in-licensing and product candidate acquisition activities on identifying complementary therapeutics, therapeutic platforms that offer a number of therapeutic targets, and clinical-stage therapeutics based on existing approved drugs in order to create proprietary reformulations to improve safety and efficacy or to expand such drugs’ clinical indications through additional clinical trials. We may obtain these products through collaborations, joint ventures or through merger and/or acquisitions with other biotechnology companies.

Strategic Acquisitions

Reverse Merger with Raptor Pharmaceuticals Corp.

In July 2009, we, and our then wholly-owned subsidiary ECP Acquisition, Inc., a Delaware corporation, or merger sub, entered into an Agreement and Plan of Merger and Reorganization, or the 2009 Merger Agreement, with Raptor Pharmaceuticals Corp., a Delaware corporation. On September 29, 2009, on the terms and subject to the conditions set forth in the 2009 Merger Agreement, merger sub was merged with and into Raptor Pharmaceuticals Corp. and Raptor Pharmaceuticals Corp. survived such merger as our wholly-owned subsidiary. This merger is referred to herein as the 2009 Merger.  Immediately prior to the 2009 Merger and in connection therewith, we effected a 1-for-17 reverse stock split of our common stock and changed our corporate name to “Raptor Pharmaceutical Corp.”

As of immediately following the effective time of the 2009 Merger, Raptor Pharmaceuticals Corp.’s former stockholders owned approximately 95% of our outstanding common stock and our former stockholders owned approximately 5% of our outstanding common stock, in each case without taking into account any of our or Raptor Pharmaceuticals Corp.’s shares of common stock, respectively, that were issuable pursuant to outstanding options or warrants of ours or Raptor Pharmaceuticals Corp., respectively, outstanding as of the effective time of the 2009 Merger. Although Raptor Pharmaceuticals Corp. became our wholly-owned subsidiary, Raptor Pharmaceuticals Corp. was the “accounting acquirer” in the 2009 Merger and its board of directors and officers manage and operate the combined company. Our common stock currently trades on The NASDAQ Capital Market under the ticker symbol, “RPTP.”

Purchase of ConviviaTM

In October 2007, prior to the 2009 Merger, Raptor Pharmaceuticals Corp. purchased certain assets of Convivia, Inc., or Convivia, including intellectual property, know-how and research reports related to a product candidate targeting liver ALDH2 deficiency, a genetic metabolic disorder. Raptor Pharmaceuticals Corp. hired Convivia’s chief executive officer and founder, Thomas E. (Ted) Daley, as the President of its clinical development division. In exchange for the assets related to the ALDH2 deficiency program, what we now call ConviviaTM ,Raptor Pharmaceuticals Corp. issued to Convivia 200,000 shares of its common stock, an additional 200,000 shares of its common stock to a third party in settlement of a convertible loan between the third party and Convivia, and another 37,500 shares of its common stock in settlement of other obligations of Convivia. Mr. Daley, as the former sole stockholder of Convivia, may earn additional shares of our common stock based on certain triggering events or milestones related to the development of the Convivia assets. In addition, Mr. Daley may earn cash bonuses based on the same triggering events pursuant to his employment agreement. In January 2008, Mr. Daley earned a $30,000 cash bonus pursuant to his employment agreement as a result of the milestone of our execution of a formulation agreement for manufacturing ConviviaTM with Patheon. In March 2008, Raptor Pharmaceuticals Corp. issued to Mr. Daley 100,000 shares of its common stock pursuant to the Convivia purchase agreement as a result of the milestone of our execution of an agreement to supply us with the active pharmaceutical ingredient for ConviviaTM and two $10,000 cash bonuses pursuant to his employment agreement for reaching his six-month and one-year employment anniversaries. In October 2008, Raptor Pharmaceuticals Corp. issued to Mr. Daley 100,000 shares of its common stock valued at $27,000 and a $30,000 cash bonus as a result of fulfilling a clinical milestone.   Due to the 2009 Merger, the 200,000, 200,000, 37,500, 100,000 and 100,000 shares Raptor Pharmaceuticals Corp., respectively, described above, became 46,625, 46,625, 8,742, 23,312 and 23,312 shares of our common stock, respectively.

Purchase of DR Cysteamine

In December 2007, prior to the 2009 Merger, through a merger between Encode Pharmaceuticals, Inc., or Encode, and Raptor Therapeutics, Raptor Pharmaceuticals Corp. purchased certain assets, including the clinical development rights to DR Cysteamine. Under the terms of and subject to the conditions set forth in the merger agreement, Raptor Pharmaceuticals Corp. issued 3,444,297 shares of its common stock to the stockholders of Encode, or Encode Stockholders, options, or Encode Options, to purchase up to, in the aggregate, 357,427 shares of its common stock to the optionholders of Encode, or Encode Optionholders, and warrants, or Encode Warrants, to purchase up to, in the aggregate, 1,098,276 shares of its common stock to the warrantholders of Encode, or Encode Warrantholders, and together with the Encode Stockholders and Encode Optionholders, referred to herein collectively as the Encode Securityholders, as of the date of such agreement.  Due to the 2009 Merger, the 3,444,296 shares of Raptor Pharmaceuticals Corp.’s common stock, the 357,427 Encode Options and 1,098,276 Encode Warrants, respectively, became 802,946 shares of our common stock, Encode Options to purchase 83,325 shares of our common stock and Encode Warrants to purchase 256,034 shares of our common stock, respectively.  The Encode Securityholders are eligible to receive up to an additional 559,496 shares of our common stock, Encode Options and Encode Warrants to purchase our common stock in the aggregate based on certain triggering events related to regulatory approval of DR Cysteamine, an Encode product program, if completed within the five year anniversary date of the merger agreement.

As a result of the Encode merger, we received the exclusive worldwide license to DR Cysteamine, referred to herein as the License Agreement, developed by clinical scientists at the UCSD, School of Medicine. In consideration of the grant of the license, we are obligated to pay an annual maintenance fee of $15,000 until we begin commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, we are obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%; a percentage of sublicense royalties; and a minimum annual royalty commencing the year we begin commercially selling any products pursuant to the License Agreement, if ever. Under the License Agreement, we are obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. In addition, we are obligated, among other things, to spend annually at least $200,000 for the development of products (which we satisfied, as of August 31, 2009 by spending approximately $4.1 million on such programs) pursuant to the License Agreement. To-date, we have paid $250,000 in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis and in NASH. To the extent that we fail to perform any of our obligations under the License Agreement, UCSD may terminate the license or otherwise cause the license to become non-exclusive.

Application of Critical Accounting Policies

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the U.S. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our consolidated financial position.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our consolidated financial statements.

Fair Value of Financial Instruments

The carrying amounts of certain of our financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued liabilities and capital lease liability approximate fair value due to their short maturities.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Intangible Assets

Intangible assets include the intellectual property and other rights relating to DR Cysteamine and our RAP technology. Our intangible assets are amortized using the straight-line method over the estimated useful life of 20 years, which is the life of our intellectual property patents. The 20 year estimated useful life is also based upon the typical development, approval, marketing and life cycle management timelines of pharmaceutical drug products.

Fixed Assets

Fixed assets, which mainly consist of leasehold improvements, lab equipment, computer hardware and software and capital lease equipment, are stated at cost. Depreciation is computed using the straight-line method over the related estimated useful lives, except for leasehold improvements and capital lease equipment, which are depreciated over the shorter of the useful life of the asset or the lease term. Significant additions and improvements that have useful lives estimated at greater than one year are capitalized, while repairs and maintenance are charged to expense as incurred.

Impairment of Long-Lived Assets

We evaluate our long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. We have not identified any such impairment losses to date.

Income Taxes

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Research and Development

We are an early development stage company. Research and development costs are charged to expense as incurred. Research and development expenses include scientists’ salaries, lab collaborations, preclinical studies, clinical trials, clinical trial materials, regulatory and clinical consultants, lab supplies, lab services, lab equipment maintenance and small equipment purchased to support the research laboratory, amortization of intangible assets and allocated executive, human resources and facilities expenses.

In-Process Research and Development

We record in-process research and development expense for a product candidate acquisition where there is not more than one potential product or usage for the assets being acquired. We review each product candidate acquisition to determine if the purchase price should be expensed as in-process research and development or capitalized and amortized over the life of the asset.

Stock-Based Compensation

In May 2006, Raptor Pharmaceuticals Corp.’s stockholders approved the 2006 Equity Compensation Plan, as amended, referred to herein as the Plan. The Plan’s term is ten years and allows for the granting of options to employees, directors and consultants.  Effective as of the effective time of the 2009 Merger, we assumed the outstanding stock options of Raptor Pharmaceuticals Corp. granted under the Plan. Such assumed options are subject to the terms of the Plan and, in each case, are also subject to the terms and conditions of an incentive stock option agreement, non-qualified stock option agreement or other option award, as the case may be, issued under such Plan. Prior to the 2009 Merger, and subject to it becoming effective, the our board of directors adopted the Plan such that the Plan became an equity incentive plan of ours after the Merger.

Typical option grants under the Plan are for ten years with exercise prices at or above market price based on the last closing price as of the date prior to the grant date on the relevant stock market or exchange and vest over four years as follows: 6/48ths on the six month anniversary of the date of grant; and 1/48th per month thereafter.

Effective September 1, 2006, our stock-based compensation is accounted for in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123(R), or SFAS 123(R), Share-Based Payment and related interpretations. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating future stock price volatility and employee stock option exercise behavior. If actual results differ significantly from these estimates, stock-based compensation expense and results of operations could be materially impacted.

In March 2005, the SEC issued Staff Accounting Bulletin, or SAB, No. 107, or SAB 107, which offers guidance for SFAS 123(R). SAB 107 was issued to assist preparers by simplifying some of the implementation challenges of SFAS 123(R) while enhancing the information that investors receive. SAB 107 creates a framework that is premised on two overarching themes: (a) considerable judgment will be required by preparers to successfully implement SFAS 123(R), specifically when valuing employee stock options; and (b) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee stock options. Key topics covered by SAB 107 include valuation models, expected volatility and expected term. We are applying the principles of SAB 107 in conjunction with our adoption of SFAS 123(R).

For the three month period ended August 31, 2009, stock-based compensation expense was based on the Black-Scholes option-pricing model assuming the following: risk-free interest rate of 3.2%; 7 year expected life; 240% volatility; 10% turnover rate; and 0% dividend rate.

We based our Black-Scholes inputs on the following factors: the risk-free interest rate was based upon our review of current constant maturity treasury bill rates for seven years; the expected life was based upon our assessment of the ten-year term of the stock options issued along with the fact that we are a development-stage company and our anticipation that option holders will exercise stock options when the company is at a more mature stage of development; the volatility was based on the actual volatility of our common stock price as quoted on the over the counter bulletin board; the turnover rate was based on our assessment of our size and the minimum potential for employee turnover at our current development-stage; and the dividend rate was based on our current decision to not pay dividends on our stock at our current development stage.

If factors change and different assumptions are employed in the application of SFAS 123(R), the compensation expense recorded in future periods may differ significantly from what was recorded in the current period. See Note 8 of our consolidated financial statements for further discussion of our accounting for stock based compensation.

We recognize as consulting expense the fair value of options granted to persons who are neither employees nor directors. Stock options issued to consultants are accounted for in accordance with the provisions of Emerging Task Force, or EITF, Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The fair value of expensed options is based on the Black-Scholes option-pricing model assuming the same factors as stock-based compensation expense discussed above.

On November 10, 2005, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position, or FSP, No. FAS 123(R)-3 Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. This FSP provides a practical transition election related to the accounting for the tax effects of share-based payment awards to employees, as an alternative to the transition guidance for the additional paid-in capital pool (APIC pool) in paragraph 81 of SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the APIC pool related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and statements of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R). The guidance in this FSP is effective after November 10, 2005. We may take up to one year from the later of adoption of SFAS 123(R) or the effective date of this FSP to evaluate our available transition alternatives and make our one-time election. We have elected the “short-form” method to calculating excess tax benefits available for use in offsetting future tax shortfalls in accordance with FSP FAS 123(R)-3.

Results of Operations

Years ended August 31, 2009 and 2008

General and Administrative

General and administrative expenses (including officer and employee compensation allocated to general and administrative expenses) for the year ended August 31, 2009 increased by $0.45 million compared to the prior year. The increase was primarily due to (A) an increase of $0.29 million in legal and other costs accrued related to the 2009 Merger, $0.17 million in employee salaries, bonuses, benefits and other employment-related costs due to employee raises that occurred in July 2008, milestone related bonuses paid in October 2008, recruiting fees related to the hiring of our Director of Program Management in October 2008 and our Chief Medical Officer in April 2009, offset by prior year’s performance bonuses not repeated in the current year, plus (B) an increase of $0.20 million in administrative consulting due to the retention of a strategic business advisor in May 2008, investor relations consultants in February 2009 and for the redesign of our website in November 2008, and (C) an increase of $0.08 million of board fees and expenses due to the addition of a new board member in July 2008, all of which were partially offset by (i) the increase of support services allocation to research and development expenses of $0.19 million (ii) a decrease of $0.05 million in amortization and depreciation related to fully depreciated fixed assets, and (iii) a decrease of $0.05 million in travel due to a reduction in attendance at tradeshows and conferences.

Research and Development

Research and development expenses (including officer and employee compensation allocated to research and development) for the year ended August 31, 2009 increased by $1.00 million over the prior year primarily due to (A) the costs associated with the formulation manufacturing expenses of our proprietary formulation of DR Cysteamine of $1.21 million in preparation for our clinical trials in cystinosis, (B) an increase of $0.34 million in research and development consulting related to the preparation for our pre-IND meeting with the FDA and in preparation for our IND submission, (C) an increase of $0.25 million in salaries and benefits due to the hiring of our director of program management in October 2008 and our Chief Medical Officer in April 2009, (D) an increase of $0.25 million in milestone payments for the commencement of the NASH trial in October 2008 and cystinosis trial in June 2009, (E) an increase of $0.23 million in clinical trial costs for our NASH indication, and (F) an increase of $0.19 million in allocated support services, all of which were partially offset by (i) a decrease of $0.54 million due to the ConviviaTM clinical trial in the prior year that did not repeat in the current year, (ii) a $0.30 reduction in lab personnel expenses due to a collaboration reimbursement, (iii) a decrease of $0.27 million of HepTideTM conjugates that were manufactured in the prior year but did not repeat in the current year, (iv) a decrease in lab collaboration fees of $0.24 million due to the lapse of the Stanford collaboration on NeuroTrans™, (v) a decrease of $0.10 million in preclinical studies due to the reduction of resources allocated to preclinical programs and (vi) a decrease of $0.02 million in tradeshow costs which we incurred in the prior year but not in the current year.

Research and development expenses include the following: (in $ millions)

	Estimated
	FYE	Cumulative Through	FYE	FYE
Major Program (stage of development)	August 31, 2010	August 31, 2009	August 31, 2009	August 31, 2008
DR Cysteamine — All Indications (clinical)	6.0	5.0	4.0	1.0
ConviviaTM (clinical)	0.1	2.1	0.4	1.7
HepTideTM (preclinical)	0.1	1.6	0.4	0.7
NeuroTransTM (preclinical)	—	0.3	(0.3)	0.3
WntTideTM (preclinical)	—	0.3	0.1	0.2
Minor or Inactive Programs	—	0.7	0.1	0.2
R & D Personnel and Other Costs Not Allocated to Programs	1.7	4.9	1.9	1.5
Total Research & Development Expenses	7.9	14.9	6.6	5.6

Major Program expenses recorded as general and administrative expenses: (in $ millions)

	Estimated
	FYE	Cumulative Through	FYE	FYE
Major Program (stage of development)	August 31, 2010	August 31, 2009	August 31, 2009	August 31, 2008
DR Cysteamine — All Indications (clinical)	0.10	0.20	0.12	0.08
ConviviaTM (clinical)	0.01	0.09	0.05	0.04
HepTideTM (preclinical)	0.05	0.17	0.07	0.05
NeuroTransTM (preclinical)	0.03	0.15	0.05	0.05
WntTideTM (preclinical)	0.01	0.06	0.01	0.02

Additional major program expenses include patent fees and patent expenses which were recorded as general and administrative expenses as these fees are to support patent applications (not issued patents).

Any of our major programs could be partnered for further development and/or could be accelerated, slowed or ceased due to scientific results or challenges in obtaining funding. We will need significant additional funding in order to pursue our plans for the next 12 months. In addition, the timing and costs of development of our programs beyond the next 12 months is highly uncertain and difficult to estimate. See Item 1A titled Risk Factors for further discussion about the risks and uncertainties pertaining to drug development.

Current Status of Major Programs

Please refer to the section titled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Current Report on Form 8-K for a detailed discussion of each of our major programs. In summary, DR Cysteamine is being developed in cystinosis, NASH and HD. In June 2009, we began our Phase IIb clinical trial to study DR Cysteamine in cystinosis patients. In February 2009, we completed enrollment of our NASH clinical trial. Both our NASH and cystinosis clinical trials are currently ongoing. We anticipate studying DR Cysteamine in a Phase III clinical trial in cystinosis patients and a Phase IIa clinical trial in HD patients in early 2010.

Our ConviviaTM product candidate completed our initial clinical study in 2008 and we are actively seeking to partner any further development of our ConviviaTM product candidate with an Asian company where our potential market exists. We are seeking program funding for our Tezampanel and NGX426 product candidates, however, no development costs will be incurred until such funding is obtained, if at all. NeuroTransTM is currently being studied under a collaboration agreement with Roche. HepTideTM and WntTideTM are undergoing preclinical proof of concept studies, which will require further study prior to potentially moving into a clinical phase of development.

In-Process Research and Development Expenses

In-process research and development expenses decreased by $0.24 million over the year ended August 31, 2008 due to the recording of the purchase of our ConviviaTM program during the year ended August 31, 2008. No such expense was incurred in the year ended August 31, 2009. In-process research and development expenses were calculated based on the value of our stock issued in connection with the purchase of certain intellectual property rights to develop ConviviaTM (4-MP) for the treatment of acetaldehyde toxicity.

Interest Income

Interest income decreased by $0.041 million during the year ended August 31, 2009 over the year ended August 31, 2008 due to the significant decrease in annual money market interest rates from an average of 2% in 2008 to an average of less than 1% in 2009.

Interest expense

Interest expense decreased by $0.10 million in the year ended August 31, 2009 over the year ended August 31, 2008 due to the capitalized finder’s fee of 46,625 shares of our common stock valued at $102,000 (which was paid in connection with a convertible loan), which was amortized as interest expense from August 2007 to April 2008, the term of the convertible loan. No draws were made on the convertible loan prior to its expiration.

Years ended August 31, 2008 and 2007

General and Administrative

General and administrative expenses (including officer and employee compensation allocated to general and administrative expenses) for the fiscal year ended August 31, 2008 increased by $0.7 million over the prior fiscal year primarily due to the costs incurred during our fiscal year ended August 31, 2008 for the patent expenses for our clinical programs of $0.1 million, the salary and benefits of our clinical subsidiary’s President of $0.3 million, and legal and accounting expenses attributable to our clinical subsidiary of $0.3 million.

Research and Development

Research and development expenses (including officer and employee compensation allocated to research and development) for the fiscal year ended August 31, 2008 increased by $3.4 million over the prior fiscal year primarily due to the costs incurred during our fiscal year ended August 31, 2008 associated with our Phase IIa clinical trial for the ConviviaTM program of $0.6 million, clinical and regulatory consulting for ConviviaTM of $0.6 million and DR Cysteamine of $0.6 million, executive, finance and facilities costs allocated to the research and development department of our clinical division of $0.5 million, formulation manufacturing expenses of the proprietary formulation of ConviviaTM of $0.3 million and DR Cysteamine of $0.1 million, preclinical studies of ConviviaTM of $0.2 million and of DR Cysteamine of $0.1 million, and amortization of intangible assets related to the purchase of DR Cysteamine of $0.1 million and incremental executive, finance and facilities costs allocated to the research and development department of our clinical division of $0.5 million.

In-Process Research and Development Expenses

In-process research and development expenses increased by $0.24 million over the prior fiscal year due to the recording of the purchase of our ConviviaTM program during our fiscal year ended August 31, 2008. No such expense was incurred in the prior year. In-process research and development expenses were calculated based on the value of our stock issued in connection with the purchase of certain intellectual property rights to develop ConviviaTM (4-MP) for the treatment of acetaldehyde toxicity. For further details about the calculation of in-process research and development expenses, please refer to Note 7 of our audited financial statements located elsewhere in this Current Report on Form 8-K.

Interest Income

Interest income decreased by $0.07 million over the prior fiscal year due to the significant decrease in money market interest rates from 4.5% during the fiscal year ended August 31, 2007 to an average of approximately 2% during the fiscal year ended August 31, 2008, which was partially offset by the increase in money market balances during the fiscal year ended August 31, 2008 due to the $10 million raised in May and June 2008.

Interest expense

Interest expense increased by $0.1 million over the prior fiscal year due to the capitalized finder’s fee of 46,625 shares of our common stock paid in connection with a convertible loan. These shares were valued at $102,000, which was amortized as interest expense from August 2007 to April 2008, the term of the convertible loan. No draws were made on the loan prior to its expiration.

Liquidity and Capital Resources

Capital Resource Requirements

As of August 31, 2009, we had approximately $3.7 million in cash, approximately $1.1 million in current liabilities and approximately $2.7 million of net working capital. Our forecasted average monthly cash expenditures for the next twelve months are approximately $875,000.

We believe that our cash and cash equivalents balances as of August 31, 2009 will be sufficient to meet our obligations into the first calendar quarter of 2010. We are currently in the process of reviewing strategic partnerships and collaborations in order to fully fund our preclinical and clinical programs through the end of 2010. We also anticipate raising additional capital in the fourth calendar quarter of 2009.

In April 2009, in order to reflect then-current market prices, Raptor Pharmaceuticals Corp. notified the holders of warrants purchased in the May/June 2008 private placement that it was offering, in exchange for such warrants, new warrants to purchase its common stock at an exercise price of $0.30 per share, but only to the extent such exchange of the original warrants and exercise of the new warrants, including the delivery of the exercise price, occurred on or prior to July 17, 2009. The warrants that were not exchanged prior to or on July 17, 2009 retained their original exercise prices of $0.90 per share and original expiration date of May 21, 2010. Raptor Pharmaceuticals Corp. received approximately $2.6 million of proceeds from warrant exercises that resulted in the issuance of 8,715,000 shares of its common stock pursuant to the exchange described above. On a post-2009 Merger basis, the warrants that were not exchanged prior to or on July 17, 2009 are warrants to purchase shares of our common stock at an exercise price of $3.86 per share and continue to have an expiration date of May 21, 2010, and the 8,715,000 shares of Raptor Pharmaceuticals Corp.’s common stock described above are 2,031,670 shares of our common stock.

In August 2009, Raptor Pharmaceuticals Corp. entered into a Securities Purchase Agreement with four investors for the private placement of units at a purchase price of $0.32 per unit, each unit was comprised of one share of its common stock, par value $0.001 per share and one warrant to purchase one half of one share of its common stock. At the closing, Raptor Pharmaceuticals Corp. sold an aggregate of 7,456,250 units to the investors, comprised of an aggregate of 7,456,250 shares of its common stock and warrants to purchase up to in the aggregate, 3,728,125 shares of its common stock, for aggregate gross proceeds of $2,386,000. The investor warrants, exercisable for two years from the closing, had an exercise price of $0.60 per share during the first year and $0.75 per share during the second year, depending on when such investor warrants were exercised, if at all.  On a post-2009 Merger basis, the 7,456,250 shares of Raptor Pharmaceuticals Corp.’s common stock described above are 1,738,226 shares of our common stock and the two-year warrants are warrants purchase up to, in the aggregate, 869,113 shares of our common stock and would have an exercise price of $2.57 per share during the first year and $3.22 per share during the second year, depending on when such investor warrants are exercised, if at all.

There can be no assurance that we will be able to obtain funds required for our continued operation. There can be no assurance that additional financing will be available to us or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain financing on a timely basis, we will not be able to meet our obligations as they become due and we will be forced to scale down or perhaps even cease the operation of our business. This also may be the case if we become insolvent or if we breach our asset purchase agreement with BioMarin or our licensing agreements with Washington University and UCSD due to non-payment (and we do not cure our non-payment within the stated cure period). If this happens, we would lose all rights to the RAP technology assigned to us by BioMarin and/or the rights to Mesd licensed to us by Washington University and/or the rights to DR Cysteamine licensed to us by UCSD, depending on which agreement is breached. If we lose our rights to the intellectual property related to the RAP technology purchased by us from BioMarin, our agreement with Roche would likely be terminated and any milestone or royalty payments from Roche to us would thereafter cease to accrue.

We will need to raise significant long-term financing in order to implement our 12 month operating plan. If we are able to raise significant additional financing, for the next 12 months we intend to expend a total of approximately $10.5 million to implement our operating plan of researching and developing our DR Cysteamine clinical programs, our RAP based platform, our licensed technologies, as well as continuing business development efforts for our other clinical-stage product candidates.

Specifically, we estimate our operating expenses and working capital requirements for the next 12 months to be as follows:

Estimated spending for the next 12 months:
Research and development activities	$6,600,000
Research and development compensation and benefits	1,300,000
General and administrative activities	1,400,000
General and administrative compensation and benefits	1,180,000
Capital expenditures	20,000

Total estimated spending for the next 12 months	$10,500,000

We anticipate that we will not be able to generate revenues from the sale of products until we further develop our drug product candidates and obtain the necessary regulatory approvals to market our future drug product candidates, which could take several years or more, if we are able to do so at all. Accordingly, our cash flow projections are subject to numerous contingencies and risk factors beyond our control, including successfully developing our drug product candidates, market acceptance of our drug product candidates, competition from well-funded competitors, and our ability to manage our expected growth. It is likely that for many years, we will not be able to generate internal positive cash flow from the sales of our drug product candidates sufficient to meet our operating and capital expenditure requirements.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further long-term financing, the successful development of our drug product candidates and related technologies, the successful and sufficient market acceptance of any product offerings that we may introduce and, finally, the achievement of a profitable level of operations. The issuance of additional equity securities by us is likely to result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, including on acceptable terms, will increase our liabilities and future cash commitments.

Research and Development Activities

We plan to conduct further research and development, seeking to support several clinical trials for DR Cysteamine, improve upon our RAP-based and in-licensed technology and continue business development efforts for our other clinical-stage product candidates in the next 12 months. We plan to conduct research and development activities by our own laboratory staff and also by engaging contract research organizations, clinical research organizations and contract manufacturing organizations. We also plan to incur costs for the production of our clinical study drug candidate, DR Cysteamine, clinical trials, clinical and medical advisors and consulting and collaboration fees. Assuming we obtain additional long-term financing, we anticipate our research and development costs for the next 12 months, excluding in-house research and development compensation, will be approximately $6.6 million. We will need to scale down our research and development plans and expenses detailed herein in the next fiscal year if we are not able to raise significant additional financing over the next three months as detailed in the section titled, “Capital Resource Requirements.”

Officer and Employee Compensation

In addition to the three officers of TPTX, Inc., we currently employ five executive officers. We also have one permanent scientific staff member, two permanent clinical development staff members and one permanent finance staff member. Assuming we obtain significant additional long-term financing, we anticipate spending up to approximately $2.48 million in officer and employee compensation during the next 12 months, of which $1.30 million is allocated to research and development expenses, $0.68 million is allocated to general and administrative expenses and $0.50 million is related to the TPTX, Inc. personnel and is allocated to general and administrative expenses. Cash received as a result of the 2009 Merger is sufficient to cover the TPTX, Inc. personnel expense obligations of $0.50 million. We will need to scale down our officer and employee compensation expenses detailed herein in the next fiscal year if we are not able to raise significant additional financing over the next 12 months as detailed in the section titled, “Capital Resource Requirements.”

General and Administrative

Assuming we obtain additional long-term financing, we anticipate spending approximately $1.40 million on general and administrative costs in the next 12 months. These costs will consist primarily of legal and accounting fees, patent legal fees, investor relations expenses, board fees and expenses, insurance, rent and facility support expenses, excluding finance and administrative compensation. We will need to scale down our general and administrative plans and expenses detailed herein in the next fiscal year if we are not able to raise significant additional financing over the next 12 months as detailed in the section titled, “Capital Resource Requirements.”

Capital Expenditures

We anticipate spending approximately $20,000 in the next 12 months on capital expenditures for lab equipment and office furniture. We will need to scale down our capital expenditures detailed herein in the next fiscal year if we are not able to raise significant additional financing over the next 12 months as detailed in the section titled, “Capital Resource Requirements.”

Contractual Obligations with BioMarin

Pursuant to the terms of the asset purchase agreement we entered into with BioMarin for the purchase of intellectual property related to our RAP based technology (including NeuroTransTM ), we are obligated to make the following milestone payments to BioMarin upon the achievement of the following events:

•	$50,000 (paid by us in June 2006) within 30 days after we receive total aggregate debt or equity financing of at least $2,500,000;

•	$100,000 (paid by us in June 2006) within 30 days after we receive total aggregate debt or equity financing of at least $5,000,000;

•	$500,000 upon our filing and acceptance of an investigational new drug application for a drug product candidate based on our NeuroTransTM product candidate;

•	$2,500,000 upon our successful completion of a Phase II human clinical trial for a drug product candidate based on our NeuroTransTM product candidate;

•	$5,000,000 upon our successful completion of a Phase III human clinical trial for a drug product candidate based on our NeuroTransTM product candidate;

•	$12,000,000 within 90 days of our obtaining marketing approval from the FDA or other similar regulatory agencies for a drug product candidate based on our NeuroTransTM product candidate;

•	$5,000,000 within 90 days of our obtaining marketing approval from the FDA or other similar regulatory agencies for a second drug product candidate based on our NeuroTransTM product candidate;

•
$5,000,000 within 60 days after the end of the first calendar year in which our aggregated revenues derived from drug product candidates based on our NeuroTransTM product candidate exceed $100,000,000; and

•
$20,000,000 within 60 days after the end of the first calendar year in which our aggregated revenues derived from drug product candidates based on our NeuroTransTM product candidate exceed $500,000,000.

In addition to these milestone payments, we are also obligated to pay BioMarin a royalty at a percentage of our aggregated revenues derived from drug product candidates based on our NeuroTransTM product candidate. On June 9, 2006, we made a milestone payment in the amount of $150,000 to BioMarin because we raised $5,000,000 in our May 25, 2006 private placement financing. If we become insolvent or if we breach our asset purchase agreement with BioMarin due to non-payment and we do not cure our non-payment within the stated cure period, all of our rights to RAP technology (including NeuroTransTM) will revert back to BioMarin.

Contractual Obligations with Thomas E. Daley (assignee of the dissolved Convivia, Inc.)

Pursuant to the terms of the asset purchase agreement, or the Asset Purchase Agreement that we entered into with Convivia, Inc. and Thomas E. Daley, pursuant to which we purchased intellectual property related to our 4-MP product candidate program, Mr. Daley will be entitled to receive the following, if at all, in such amounts and only to the extent certain future milestones are accomplished by us, as set forth below:

•
23,312 shares of our restricted, unregistered common stock within fifteen (15) days after we enter into a manufacturing license or other agreement to produce any product that is predominantly based upon or derived from any assets purchased from Convivia, or Purchased Assets, in quantity, referred to as Product, if such license agreement is executed within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 11,656 shares of our restricted, unregistered common stock. Should we obtain a second such license or agreement for a Product, Mr. Daley will be entitled to receive 11,656 shares of our restricted, unregistered common stock within 30 days of execution of such second license or other agreement. On March 31, 2008, Raptor Pharmaceuticals Corp. issued 100,000 shares of its common stock valued at $56,000 to Mr. Daley pursuant to this milestone reflecting the execution of an agreement to supply the active pharmaceutical ingredient for ConviviaTM , combined with the execution of a formulation agreement to produce the oral formulation of ConviviaTM . Due to the 2009 Merger, the 100,000 shares Raptor Pharmaceuticals Corp. described above became 23,312 shares of our common stock.

•
23,312 shares of our restricted, unregistered common stock within fifteen (15) days after we receive our first patent allowance on any patents which constitute part of the Purchased Assets in any one of certain predetermined countries, or Major Market.

•
11,656 shares of our restricted, unregistered common stock within fifteen (15) days after we receive our second patent allowance on any patents which constitute part of the Purchased Assets different from the patent referenced in the immediately preceding bullet point above in a Major Market.

•
23,312 shares of our restricted, unregistered common stock within fifteen (15) days of completion of predetermined benchmarks in a Major Market by us or our licensee of the first phase II human clinical trial for a Product, or Successful Completion if such Successful Completion occurs within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 11,656 shares of our restricted, unregistered common stock within thirty (30) days of such Successful Completion. In October 2008, Raptor Pharmaceuticals Corp. issued 100,000 shares of its common stock valued at $27,000 and a $30,000 cash bonus (pursuant to Mr. Daley’s employment agreement) to Mr. Daley pursuant to the fulfillment of this milestone.  Due to the 2009 Merger, the 100,000 shares Raptor Pharmaceuticals Corp. described above became 23,312 shares of our common stock.

•
11,656 shares of our restricted, unregistered common stock within fifteen (15) days of a Successful Completion in a Major Market by us or our licensee of the second phase II human clinical trial for a Product (other than the Product for which a distribution is made under the immediately preceding bullet point above).

•
23,312 shares of our restricted, unregistered common stock within fifteen (15) days after we or our licensee applies for approval to market and sell a Product in a Major Market for the indications for which approval is sought, or Marketing Approval.

•
11,656 shares of our restricted, unregistered common stock within fifteen (15) days after we or our licensee applies for Marketing Approval in a Major Market (other than the Major Market for which a distribution is made under the immediately preceding bullet point above).

•
46,625 shares of our restricted, unregistered common stock within fifteen (15) days after we or our licensee obtains the first Marketing Approval for a Product from the applicable regulatory agency in a Major Market.

•
23,312 shares of our restricted, unregistered common stock within fifteen (15) days after we or our licensee obtains Marketing Approval for a Product from the applicable regulatory agency in a Major Market (other than the Major Market for which a distribution is made under the immediately preceding bullet point above).

As discussed above, in aggregate, Raptor Pharmaceuticals Corp. issued to Mr. Daley, 200,000 shares of its common stock valued at $83,000 and paid $30,000 in cash bonuses related to ConviviaTM milestones along with another $20,000 in cash bonuses related to employment milestones pursuant to Mr. Daley’s employment agreement.  Due to the 2009 Merger, such 200,000 shares Raptor Pharmaceuticals Corp. described above became 46,625 shares of our common stock.

Contractual Obligations with Former Encode Securityholders

Pursuant to the terms of the merger agreement, or Encode Merger Agreement, that we entered into with Encode Pharmaceuticals, Inc. and Nicholas Stergis in December 2007, former Encode securityholders will be entitled to receive the following, if at all, in such amounts and only to the extent certain future milestones are accomplished by us, as set forth below:

•
Restricted, unregistered common stock, stock options to purchase our common stock, and warrants to purchase our common stock in an amount equal to, in the aggregate, 116,562 shares of our common stock upon the receipt by it at any time prior to the fifth-year anniversary of the Encode Merger Agreement of approval to market and sell a product for the treatment of cystinosis predominantly based upon and derived from the assets acquired from Encode, or Cystinosis Product, from the applicable regulatory agency (e.g., FDA and European Agency for the Evaluation of European Medical Products or EMEA) in a given major market in the world.

•
Restricted, unregistered common stock, stock options to purchase our common stock, and warrants to purchase our common stock in an amount equal to 442,934 shares of our common stock upon the receipt by us at any time prior to the fifth anniversary of the Encode Merger Agreement of approval to market and sell a product, other than a Cystinosis Product, predominantly based upon and derived from the assets acquired from Encode, from the applicable regulatory agency (e.g., FDA and EMEA) in a given major market in the world.

If within five years from the date of the Encode Merger Agreement, there occurs a transaction or series of related transactions that results in the sale of all or substantially all of the assets acquired from Encode other than to our affiliate in such case where such assets are valued at no less than $2.5 million, the former Encode stockholders will be entitled to receive, in the aggregate, restricted, unregistered common stock, stock options to purchase our common stock, and warrants to purchase our common stock in an amount equal to 559,496 shares of common stock, less the aggregate of all milestone payments previously made or owing, if any.

Pursuant to the terms of the Encode Merger Agreement, an Encode stockholder was granted the right to demand the registration of its portion of the initial restricted, unregistered common stock issued to it in connection with the execution of the Encode Merger Agreement at any time following 140 days from the closing date of the merger with Encode and prior to the expiration of the fourth anniversary of the Encode Merger Agreement.  To the extent that future milestones as described above are accomplished by us within five years from the effective time of the merger with Encode, we will be obligated to file a registration statement within 90 days covering such Encode stockholder’s portion of such respective future restricted, unregistered common stock issued relating to such milestone payment.

 Contractual Obligations with UCSD

As a result of the merger of our clinical subsidiary and Encode, we received the exclusive worldwide license to DR Cysteamine, or License Agreement for use in the field of human therapeutics for metabolic and neurologic disorders, developed by clinical scientists at the UCSD, School of Medicine. DR Cysteamine is a proprietary, delayed-release, enteric-coated microbead formulation of cysteamine bitartrate, a cystine depleting agent currently approved by the FDA. Cysteamine bitartrate is prescribed for the management of the genetic disorder known as cystinosis, a lysosomal storage disease. The active ingredient in DR Cysteamine has also demonstrated potential in studies as a treatment for other metabolic and neurodegenerative diseases, such as HD and NASH.

In consideration of the grant of the license, prior to the merger, Encode paid an initial license fee and we will be obligated to pay an annual maintenance fee of $15,000 until we begin commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, we will be obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from

1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%; a percentage of sublicense royalties; and a minimum annual royalty commencing the year we begin commercially selling any products pursuant to the License Agreement, if ever. Under the License Agreement, we are obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. In addition, we are obligated to, among other things, annually spend at least $200,000 for the development of products—which, as of August 31, 2009, we had spent approximately $4.1 million on such programs—pursuant to the License Agreement. To date, we have paid $250,000 in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis and in NASH. To the extent that we fail to perform any of our obligations under the License Agreement, UCSD may terminate the license or otherwise cause the license to become non-exclusive.

Off-Balance Sheet Arrangements

We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Reverse Acquisition

We are treating the 2009 Merger as a reverse acquisition and the reverse acquisition will be accounted for as a recapitalization.

For accounting purposes, Raptor Pharmaceuticals Corp. is considered the accounting acquirer in the reverse acquisition. The historical financial statements that will be reported in future periods will be those of Raptor Pharmaceuticals Corp. consolidated with its subsidiaries and with us, its parent, Raptor Pharmaceutical Corp. (formerly TorreyPines). Earnings per share for periods prior to the reverse merger have been restated to reflect the number of equivalent shares received by former stockholders.

Going Concern

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their reports on our audited financial statements for the years ended August 31, 2009, 2008, 2007 and for the period September 8, 2005 (inception) to August 31, 2006, our independent registered public accounting firm, Burr, Pilger & Mayer, LLP included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent registered public accounting firm.

New Accounting Pronouncements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007; therefore, we adopted SFAS 157 as of September 1, 2008 for financial assets and liabilities. In accordance with FASB Staff Position 157-2, Effective Date of FASB Statement No. 157 , we elected to defer the adoption of the provisions of SFAS 157 for our non-financial assets and non-financial liabilities. See Note 5, Fair Value Measurements, in our consolidated financial statements as of August 31, 2009, regarding the disclosure of the value of our cash equivalents.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115, which permits the measurement of many financial instruments and certain other asset and liabilities at fair value on an instrument-by-instrument basis (the fair value option). The guidance is applicable for fiscal years beginning after November 15, 2007; therefore, we adopted SFAS 159 as of September 1, 2008. We have determined that SFAS 159 had no material impact on our financial results for the year ended August 31, 2009.

In June 2007, the EITF reached a consensus on EITF No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities, or EITF 07-3. EITF 07-3 specifies the timing of expense recognition for non-refundable advance payments for goods or services that will be used or rendered for research and development activities. EITF 07-3 was effective for fiscal years beginning after December 15, 2007, and early adoption is not permitted; therefore, we adopted EITF 07-3 as of September 1, 2008. We have determined that EITF 07-3 had no material impact on our financial results for the year ended August 31, 2009.

In December 2007, the EITF reached a consensus on EITF No. 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property, or EITF 07-1. EITF 07-1 discusses the appropriate income statement presentation and classification for the activities and payments between the participants in arrangements related to the development and commercialization of intellectual property. The sufficiency of disclosure related to these arrangements is also specified. EITF 07-1 is effective for fiscal years beginning after December 15, 2008. As a result, EITF 07-1 is effective for us as of September 1, 2009. We are currently evaluating the impact of EITF 07-1 on our financial position and results of operations. Based upon the nature of our business, EITF 07-1 could have a material impact on our financial position and consolidated results of operations in future years.

In December 2007, FASB issued Statement No. 141 (Revised 2007), Business Combinations, or SFAS 141(R), and SFAS No. 160, Accounting and Reporting of Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51, or SFAS 160. These statements will significantly change the financial accounting and reporting of business combination transactions and non-controlling (or minority) interests in consolidated financial statements. SFAS 141(R) requires companies to: (i) recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed, and non-controlling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity; (ii) measure acquirer shares issued in consideration for a business combination at fair value on the acquisition date; (iii) recognize contingent consideration arrangements at their acquisition-date fair values, with subsequent changes in fair value generally reflected in earnings; (iv) with certain exceptions, recognize pre-acquisition loss and gain contingencies at their acquisition-date fair values; (v) capitalize in-process research and development assets acquired; (vi) expense, as incurred, acquisition-related transaction costs; (vii) capitalize acquisition-related restructuring costs only if the criteria in SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, are met as of the acquisition date; and (viii) recognize changes that result from a business combination transaction in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals as adjustments to income tax expense. SFAS 141(R) is required to be adopted concurrently with SFAS 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (our fiscal 2010). Early adoption of these statements is prohibited. We believe the adoption of these statements will have a material impact on significant acquisitions, if any, completed after September 1, 2009.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, or SFAS 161. This statement will require enhanced disclosures about derivative instruments and hedging activities to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We adopted SFAS 161 on December 1, 2008 and have determined that SFAS 161 had no material impact on our financial results for the year ended August 31, 2009.

In May 2008, FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, or SFAS 162. This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for non-governmental entities. SFAS 162 is effective 60 days following the U.S. Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, the meaning of “Present Fairly in Conformity with GAAP”. We have determined it did not have a material impact on our consolidated financial statements.

In May 2008, the FASB released FSP APB 14-1 Accounting For Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), or FSP APB 14-1, that alters the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Furthermore, it would require recognizing interest expense in prior periods pursuant to retrospective accounting treatment. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008; therefore, we anticipate adopting FSP APB 14-1 as of September 1, 2009. We are in the process of evaluating the impact, if any, of FSP APB 14-1 on our consolidated financial statements.

In June 2008, the FASB issued EITF No. 07-5, or EITF 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock. EITF 07-5 requires entities to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to our own stock by assessing the instrument’s contingent exercise provisions and settlement provisions. Instruments not indexed to their own stock fail to meet the scope exception of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities , paragraph 11(a), and should be classified as a liability and marked-to-market. The statement is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and is to be applied to outstanding instruments upon adoption with the cumulative effect of the change in accounting principle recognized as an adjustment to the opening balance of retained earnings. We are adopting EITF 07-5 as of September 1, 2009 and are in the process of evaluating the impact, if any, of EITF 07-5 on our consolidated financial statements.

In April 2008, the FASB issued FSP SFAS No. 142-3, Determination of the Useful Life of Intangible Assets, or FSP SFAS 142-3. FSP SFAS 142-3 provides guidance with respect to estimating the useful lives of recognized intangible assets acquired on or after the effective date and requires additional disclosure related to the renewal or extension of the terms of recognized intangible assets. FSP SFAS 142-3 is effective for fiscal years and interim periods beginning after December 15, 2008. We are adopting FSP SFAS 142-3 as of September 1, 2009 and are currently evaluating the impacts and disclosures of this standard, but do not expect FSP SFAS 142-3 to have a material impact on our consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events, or SFAS 165. SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 defines the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, and the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in our financial statements. SFAS 165 is effective for fiscal years and interim periods ending after June 15, 2009. We adopted SFAS 165 as of August 31, 2009 and anticipate that the adoption will impact the accounting and disclosure of future transactions. Our management has evaluated and disclosed subsequent events from the balance sheet date of August 31, 2009 through October 27, 2009, the day before the date our consolidated financial statements were included in Raptor Pharmaceuticals Corp.’s Annual Report on Form 10-K and filed with the SEC.

FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. The adoption of FSP FAS 107-1 did not have a material impact on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation, or FIN, No. 46(R), or FIN 46(R), or SFAS 167. The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. This statement is effective for fiscal years beginning after November 15, 2009, and for interim periods within that first annual reporting period. We are currently evaluating the impact of this standard, however, we do not expect SFAS 167 to have a material impact on our consolidated financial statements.

In June 2009, FASB issued SFAS No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162, or the Codification. The Codification, which was launched on July 1, 2009, became the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF) and related literature. The Codification eliminates the GAAP hierarchy contained in SFAS No. 162 and establishes one level of authoritative GAAP. All other literature is considered non-authoritative. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We will adopt this Statement for our first fiscal 2010 quarter ending November 30, 2009. There will be no change to our consolidated financial statements due to the implementation of this Statement.

ITEM 7A: QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Market Risk

Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. By policy, we place our investments with highly rated credit issuers and limit the amount of credit exposure to any one issuer. As stated in our policy, we seek to improve the safety and likelihood of preservation of our invested funds by limiting default risk and market risk.

We mitigate default risk by investing in high credit quality securities and by positioning our portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer or guarantor. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity.

As of August 31, 2009, our investment portfolio does not include any investments with significant exposure to the subprime mortgage market issues. Based on our investment portfolio, which consists 100% of money market accounts, and interest rates at August 31, 2009, we believe that a 100 basis point decrease in interest rates could result in a potential loss of future interest income of approximately $37,000 annually, however it would have no effect on the fair value of the money market principal balances.

Of our total consolidated cash and cash equivalent balance of approximately $3.7 million as of August 31, 2009, our money market balances represent $3.5 million or 95%.

Our debt obligations consist of our capital lease to finance our photocopier, which carries a fixed imputed interest rate and, as a result, we are not exposed to interest rate market risk on our capital lease obligations. The carrying value of our capital lease obligation approximates its fair value at August 31, 2009.

ITEM 8: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The accompanying consolidated financial statements reflect the results of operations of Raptor Pharmaceuticals Corp. (the “Company” or “Raptor”) and have been prepared in accordance with the accounting principles generally accepted in the United States of America.

Financial Statements

Page
Report of Independent Registered Public Accounting Firm	66

Consolidated Balance Sheets as of August 31, 2009 and 2008	67

Consolidated Statements of Operations for the years ended August 31, 2009 and 2008 and for the cumulative period from September 8, 2005 (inception) to August 31, 2009	68

Consolidated Statements of Stockholders’ Equity for period from September 8, 2005 (inception) to August 31, 2006 and the years ended August 31, 2007, 2008 and 2009	69

Consolidated Statements of Cash Flows for the years ended August 31, 2009 and 2008 for the cumulative period from September 8, 2005 (inception) to August 31, 2009	73

Notes to Consolidated Financial Statements	74

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Raptor Pharmaceuticals Corp.

We have audited the accompanying consolidated balance sheets of Raptor Pharmaceuticals Corp. and its subsidiaries (the “Company”) (a development stage enterprise) as of August 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended August 31, 2009 and 2008 and the cumulative amounts from September 8, 2005 (inception) to August 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Raptor Pharmaceuticals Corp. and its subsidiaries as of August 31, 2009 and 2008 and the consolidated results of their operations and cash flows for the years ended August 31, 2009 and 2008 and the cumulative amounts from September 8, 2005 (inception) to August 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is in the development stage and has not generated any revenue to date. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

As discussed in Note 14 to the consolidated financial statements, effective September 29, 2009, the Company completed a reverse merger with TorreyPines Therapeutics, Inc. The combined company is called Raptor Pharmaceutical Corp.

/s/ Burr, Pilger & Mayer LLP
San Francisco, California

October 27, 2009

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements.
Raptor Pharmaceuticals Corp.

(A Development Stage Company)
Consolidated Balance Sheets

	August 31, 2009	August 31, 2008
ASSETS
Current assets:

Cash and cash equivalents	$3,701,787	$7,546,912
Prepaid expenses and other	107,054	115,594

Total current assets	3,808,841	7,662,506

Intangible assets, net	2,524,792	2,663,291
Fixed assets, net	144,735	194,766
Deposits	100,206	100,207

Total assets	$6,578,574	$10,620,770

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Current liabilities:

Accounts payable	$613,577	$565,593
Accrued liabilities	451,243	432,434
Deferred rent	—	2,951
Capital lease liability — current	4,117	2,302

Total current liabilities	1,068,937	1,003,280

Capital lease liability — long-term	6,676	—

Total liabilities	1,075,613	1,003,280

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized 17,857,555 and 14,064,345 shares issued and outstanding as at August 31, 2009 and 2008, respectively	17,858	14,064
Additional paid-in capital	27,364,286	22,258,715
Deficit accumulated during development stage	(21,879,183)	(12,655,289)

Total stockholders’ equity	5,502,961	9,617,490

Total liabilities and stockholders’ equity	$6,578,574	$10,620,770

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.

(A Development Stage Company)

Consolidated Statements of Operations

			For the cumulative
			period
			from September 8, 2005
	For the year ended August 31,		(inception) to
	2009	2008	August 31, 2009

Revenues:	$—	$—	$—

Operating expenses:
General and administrative	2,687,993	2,229,140	6,956,240
Research and development	6,570,119	5,558,871	14,874,284
In-process research and development	—	240,625	240,625

Total operating expenses	9,258,112	8,028,636	22,071,149

Loss from operations	(9,258,112)	(8,028,636)	(22,071,149)

Interest income	36,744	77,871	301,903
Interest expense	(2,526)	(103,198)	(109,937)

Net loss	$(9,223,894)	$(8,053,963)	$(21,879,183)

Net loss per share:
Basic and diluted	$(0.64)	$(0.81)

Weighted average shares outstanding used to compute:
Basic and diluted	14,440,254	9,893,612

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.

(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity

For the period from September 8, 2005 (inception) to August 31, 2006

					Deficit
					accumulated
			Additional	Receivable	during the
	Common stock		paid-in	from	development
	Shares	Amount	Capital	stockholders	stage	Total
Balance at September 8, 2005, issuance of common stock to founders at $0.004 per share, net of retirement of common stock upon reverse merger	1,398,740	$1,399	$8,601	$(10,000)	$—	$—

Common stock issued in May 2006 at $0.43 per share pursuant to a stock purchase agreement dated February 2006	233,123	233	99,767	(100,000)	—	—

Common stock issued in May 2006 at $0.86 per share pursuant to a stock purchase agreement dated February 2006	233,123	233	199,767	—	—	200,000

Common stock issued on May 25, 2006 at $2.57 per share, net of fundraising costs of $217,534	1,942,695	1,943	4,780,523	—	—	4,782,466

Common stock and warrants issued for a placement fee in connection with May 25, 2006 financing	186,499	186	(186)	—	—	—

Common stock issued in connection with reverse merger in May 2006	2,914,042	2,914	(2,914)	—	—	—

Warrant subscribed pursuant to a consulting agreement dated September 2005	—	—	60	—	—	60

Consultant stock-based compensation expense	—	—	23,500	—	—	23,500

Repayment of receivable from stockholders	—	—	—	110,000	—	110,000

Net loss	—	—	—	—	(969,250)	(969,250)

Balance at August 31, 2006	6,908,222	$6,908	$5,109,118	$—	$(969,250)	$4,146,776

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.

(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity

For the year ended August 31, 2007

				Deficit accumulated
			Additional	during the
	Common stock		paid-in	development
	Shares	Amount	Capital	stage	Total

Balance at September 1, 2006	6,908,222	$6,908	$5,109,118	$(969,250)	$4,146,776

Exercise of common stock warrants	765,422	766	1,969,234	—	1,970,000

Exercise of common stock options	3,380	3	8,697		8,700

Consultant stock-based compensation expense	—	—	95,731	—	95,731

Employee stock-based compensation expense	—	—	368,978	—	368,978

Net loss	—	—	—	(3,632,076)	(3,632,076)

Balance at August 31, 2007	7,677,024	$7,677	$7,551,758	$(4,601,326)	$2,958,109

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.

(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity

For the year ended August 31, 2008

				Deficit accumulated
			Additional	during the
	Common stock		paid-in	development
	Shares	Amount	capital	stage	Total

Balance at September 1, 2007	7,677,024	$7,677	$7,551,758	$(4,601,326)	$2,958,109

Exercise of common stock warrants	747,938	748	1,924,252	—	1,925,000

Consultant stock-based compensation expense	2,040	2	240,227	—	240,229

Employee stock-based compensation expense	23,312	23	491,532	—	491,555

Issuance of common stock for loan placement fee	46,625	47	101,953	—	102,000

Issuance of common stock for the purchase of Convivia, Inc. assets	101,992	102	240,523	—	240,625

Issuance of common stock for the merger with Encode Pharmaceuticals, Inc.	802,946	803	2,657,197	—	2,658,000

Issuance of common stock and warrants for the sale of units in a private placement at $2.14 per unit, including placement agent warrants, net of fundraising costs of $944,065	4,662,468	4,662	9,051,273	—	9,055,935

Net loss	—	—	—	(8,053,963)	(8,053,963)

Balance at August 31, 2008	14,064,345	$14,064	$22,258,715	$(12,655,289)	$9,617,490

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.

(A Development Stage Company)

Consolidated Statements of Stockholders’ Equity

For the year ended August 31, 2009

				Deficit accumulated
			Additional	during the
	Common stock		paid-in	development
	Shares	Amount	Capital	stage	Total

Balance at August 31, 2008	14,064,345	$14,064	$22,258,715	$(12,655,289)	$9,617,490

Exercise of common stock warrants	2,031,671	2,032	2,612,468	—	2,614,500

Consultant stock-based compensation expense		—	48,094	—	48,094

Employee stock-based compensation expense	23,312	23	354,471	—	354,494

Issuance of common stock and warrants for the sale of units in a private placement at $1.37 per unit, including placement agent warrants, net of fundraising costs of $293,724	1,738,227	1,739	2,090,538	—	2,092,277

Net loss	—	—	—	(9,223,894)	(9,223,894)

Balance at August 31, 2009	17,857,555	$17,858	$27,364,286	$(21,879,183)	$5,502,961

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.
(A Development Stage Company)
Consolidated Statements of Cash Flows
			For the cumulative period from September 8,
	For the year ended August 31,		2005 (inception) to
	2009	2008	August 31, 2009
Cash flows from operating activities:
Net loss	$(9,223,894)	$(8,053,963)	$(21,879,183)
Adjustments to reconcile net loss to net cash used in operating activities:
Employee stock-based compensation exp.	354,494	491,555	1,215,027
Consultant stock-based compensation exp.	48,094	240,229	407,614
Amortization of intangible assets	138,499	94,834	245,208
Depreciation of fixed assets	84,693	126,888	350,940
In-process research and development	—	240,625	240,625
Amortization of capitalized finder’s fee	—	102,000	102,000
Capitalized acquisition costs previously expensed	—	38,000	38,000
Changes in assets and liabilities:
Prepaid expenses	8,540	81,500	(107,053)
Intangible assets	—	—	(150,000)
Deposits	—	(80,000)	(100,206)
Accounts payable	47,984	449,914	613,576
Accrued liabilities	18,809	231,114	451,348
Deferred rent	(2,951)	(8,064)	(105)

Net cash used in operating activities	(8,525,732)	(6,045,368)	(18,572,209)

Cash flows from investing activities:
Purchase of fixed assets	(22,734)	(13,227)	(476,350)

Cash flows from financing activities:
Proceeds from the sale of common stock	2,386,000	10,000,000	17,386,000
Proceeds from the exercise of common stock warrants	2,614,500	1,925,000	6,509,500
Proceeds from the exercise of common stock options	—	—	8,700
Fundraising costs	(293,724)	(944,065)	(1,455,323)
Proceeds from the sale of common stock to initial investors	—	—	310,000
Proceeds from bridge loan	—	—	200,000
Repayment of bridge loan	—	—	(200,000)
Principal payments on capital lease	(3,435)	(2,500)	(8,531)

Net cash provided by financing activities	4,703,341	10,978,435	22,750,346

Net increase (decrease) in cash and cash equivalents	(3,845,125)	4,919,840	3,701,787
Cash and cash equivalents, beginning of period	7,546,912	2,627,072	—

Cash and cash equivalents, end of period	$3,701,787	$7,546,912	$3,701,787

Supplemental disclosure of non-cash financing activities:
Acquisition of equipment in exchange for capital lease	$14,006	$—	$21,403

Interest paid	$2,526	$1,198	$7.937

Notes receivable issued in exchange for common stock	$—	$—	$110,000

Common stock issued for a finder’s fee	$—	$102,000	$102,000

Common stock issued in asset purchase	$—	$2,898,624	$2,898,624
The accompanying notes are an integral part of these financial statements.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) NATURE OF OPERATIONS AND BUSINESS RISKS

The accompanying consolidated financial statements reflect the results of operations of Raptor Pharmaceuticals Corp. (the “Company” or “Raptor”) and have been prepared in accordance with the accounting principles generally accepted in the United States of America.

Raptor is a publicly-traded biotechnology company dedicated to speeding the delivery of new treatment options to patients by enhancing existing therapeutics through the application of highly specialized drug targeting platforms and formulation expertise. The Company focuses on underserved patient populations where it can have the greatest potential impact. Raptor’s preclinical division bioengineers novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins, while Raptor’s clinical division advances clinical-stage product candidates towards marketing approval and commercialization. Raptor’s clinical programs include DR Cysteamine for the potential treatment of nephropathic cystinosis, non-alcoholic steatohepatitis (“NASH”), and Huntington’s Disease. Raptor also has two clinical stage product candidates in which the Company is seeking to out-license or a development partnership: ConviviaTM for the potential treatment of aldehyde dehydrogenase (“ALDH2”) deficiency; and Tezampanel and NGX426, a non-opioid solution designed to treat chronic pain. Raptor’s preclinical programs target cancer, neurodegenerative disorders and infectious diseases. HepTide™ is designed to utilize engineered RAP-based peptides conjugated to drugs to target delivery to the liver to potentially treat primary liver cancer and hepatitis. NeuroTrans™ represents engineered RAP peptides created to target receptors in the brain and are currently, in collaboration with Roche, undergoing preclinical evaluation for their ability to enhance the transport of therapeutics across the blood-brain barrier. WntTide™ is based upon Mesd and Mesd peptides that the Company is studying in a preclinical breast cancer model for WntTide™’s potential inhibition of Wnt signaling through LRP5, which may block cancers dependent on signaling through LRP5 or LRP6. Raptor is also examining Tezampanel and NGX426, for the treatment of thrombotic disorder. The Company’s fiscal year end is August 31.

The Company is subject to a number of risks, including: the need to raise capital through equity and/or debt financings; the uncertainty whether the Company’s research and development efforts will result in successful commercial products; competition from larger organizations; reliance on licensing proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators.

See the section titled “Risk Factors” in Part I Item 1A of this Current Report on Form 8-K.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The Company’s consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries, Raptor Discoveries Inc. (f/k/a Raptor Pharmaceutical Inc.) and Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.) incorporated in Delaware on September 8, 2005 (date of inception) and August 1, 2007, respectively. All inter-company accounts have been eliminated. The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Through August 31, 2009, the Company had accumulated losses of approximately $21.9 million. Management expects to incur further losses for the foreseeable future. Management believes that the Company’s cash and cash equivalents at August 31, 2009 will be sufficient to meet the Company’s obligations into the first calendar quarter of 2010. The Company is currently in the process of reviewing strategic partnerships and collaborations in order to fully fund its preclinical and clinical programs through the end of 2010. If the Company is not able to close a strategic transaction, the Company anticipates raising additional capital in the fourth calendar quarter of 2009. Until the Company can generate sufficient levels of cash from its operations, the Company expects to continue to finance future cash needs primarily through proceeds from equity or debt financings, loans and collaborative agreements with corporate partners or through a business combination with a company that has such financing in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows, if ever.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On September 29, 2009, upon the closing of the merger with TorreyPines (as discussed further in the Note 14, Subsequent Events), Raptor’s stockholders exchanged each share of Raptor’s common stock into .2331234 shares of the post-merger company and the exercise prices and stock prices were divided by ..2331234 to reflect the post-merger equivalent stock prices and exercise prices. Therefore, all shares of common stock and exercise prices of common stock options and warrants are reported in these consolidated financial statements on a post-merger basis.

The Company’s independent registered public accounting firm has audited our consolidated financial statements for the years ended August 31, 2009 and 2008. The October 27, 2009 audit opinion included a paragraph indicating substantial doubt as to the Company’s ability to continue as a going concern due to the fact that the Company is in the development stage and has not generated any revenue to date.

Management plans to seek additional debt and/or equity financing for the Company through private or public offerings or through a business combination or strategic partnership, but it cannot assure that such financing or transaction will be available on acceptable terms, or at all. The uncertainty of this situation raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the failure to continue as a going concern.

(b) Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued liabilities and capital lease liability approximate fair value due to their short maturities.

(d) Segment Reporting

The Company has determined that it operates in two operating segments, preclinical development and clinical development. Operating segments are components of an enterprise for which separate financial information is available and are evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The Company’s chief executive officer assesses the Company’s performance and allocates its resources. Below is a break-down of the Company’s net loss and total assets by operating segment:

	For the year ended August 31,
	2009			2008
	Preclinical	Clinical	Total	Preclinical	Clinical	Total
Net loss	$(2,920,598)	$(6,303,295)	$(9,223,894)	$(3,834,895)	$(4,219,068)	$(8,053,963)
Total assets	683,828	5,894,746	6,578,574	2,646,598	7,974,172	10,620,770

(e) Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(f) Intangible Assets

Intangible assets include the intellectual property and other rights relating to DR Cysteamine and to the RAP technology. The intangible assets are amortized using the straight-line method over the estimated useful life of 20 years, which is the life of the intellectual property patents. The 20 year estimated useful life is also based upon the typical development, approval, marketing and life cycle management timelines of pharmaceutical drug products.

(g) Fixed Assets

Fixed assets, which mainly consist of leasehold improvements, lab equipment, computer hardware and software and capital lease equipment, are stated at cost. Depreciation is computed using the straight-line method over the related estimated useful lives, except for leasehold improvements and capital lease equipment, which are depreciated over the shorter of the useful life of the asset or the lease term. Significant additions and improvements that have useful lives estimated at greater than one year are capitalized, while repairs and maintenance are charged to expense as incurred.

(h) Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

(i) Income Taxes

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

(j) Research and Development

The Company is an early development stage company. Research and development costs are charged to expense as incurred. Research and development expenses include scientists’ salaries, lab collaborations, preclinical studies, clinical trials, clinical trial materials, regulatory and clinical consultants, lab supplies, lab services, lab equipment maintenance and small equipment purchased to support the research laboratory, amortization of intangible assets and allocated executive, human resources and facilities expenses.

(k) In-Process Research and Development

The Company records in-process research and development expense for a product candidate acquisition where there is not more than one potential product or usage for the assets being acquired. The Company reviews each product candidate acquisition to determine if the purchase price should be expensed as in-process research and development or capitalized and amortized over the life of the asset.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(l) Net Loss per Share

Net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average shares of common stock outstanding and potential shares of common stock during the period. For all periods presented, potentially dilutive securities are excluded from the computation of fully diluted net loss per share as their effect is anti-dilutive. Potentially dilutive securities include:

	August 31,
	2009	2008
Warrants to purchase common stock	2,057,990	3,090,814
Options to purchase common stock	989,213	907,602

Total potentially dilutive securities	3,047,203	3,998,416

(m) Stock Option Plan

Effective September 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) in accounting for its 2006 Equity Incentive Plan, as amended. Under SFAS 123R, compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. The fair value of the equity award granted is estimated on the date of the grant. The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and provided the required pro forma disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation. The Company accounts for stock options issued to third parties, including consultants, in accordance with the provisions of the EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. See Note 8, “Stock Option Plan” for further discussion of employee stock-based compensation.

(n) Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007; therefore, the Company adopted SFAS 157 as of September 1, 2008 for financial assets and liabilities. In accordance with FASB Staff Position 157-2, Effective Date of FASB Statement No. 157, the Company elected to defer the adoption of the provisions of SFAS 157 for its non-financial assets and non-financial liabilities. See Note 5, Fair Value Measurements, regarding the disclosure of the Company’s value of its cash equivalents.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115, which permits the measurement of many financial instruments and certain other asset and liabilities at fair value on an instrument-by-instrument basis (the fair value option). The guidance is applicable for fiscal years beginning after November 15, 2007; therefore, the Company adopted SFAS 159 as of September 1, 2008. The Company has determined that SFAS 159 had no material impact for the year ended August 31, 2009.

In June 2007, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-3”). EITF 07-3 specifies the timing of expense recognition for non-refundable advance payments for goods or services that will be used or rendered for research and development activities. EITF 07-3 was effective for fiscal years beginning after December 15, 2007, and early adoption is not permitted; therefore, the Company adopted EITF 07-3 as of September 1, 2008. The Company has determined that EITF 07-3 had no material impact on its financial results for the year ended August 31, 2009.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2007, the EITF reached a consensus on EITF No. 07-1, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property (“EITF 07-1”). EITF 07-1 discusses the appropriate income statement presentation and classification for the activities and payments between the participants in arrangements related to the development and commercialization of intellectual property. The sufficiency of disclosure related to these arrangements is also specified. EITF 07-1 is effective for fiscal years beginning after December 15, 2008. As a result, EITF 07-1 is effective for the Company as of September 1, 2009. The Company is currently evaluating the impact of EITF 07-1 on its financial position and results of operations. Based upon the nature of the Company’s business, EITF 07-1 could have a material impact on its financial position and consolidated results of operations in future years.

In December 2007, FASB issued SFAS 141(R) and SFAS No. 160, Accounting and Reporting of Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). These statements will significantly change the financial accounting and reporting of business combination transactions and non-controlling (or minority) interests in consolidated financial statements. SFAS 141(R) requires companies to: (i) recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed, and non-controlling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity; (ii) measure acquirer shares issued in consideration for a business combination at fair value on the acquisition date; (iii) recognize contingent consideration arrangements at their acquisition-date fair values, with subsequent changes in fair value generally reflected in earnings; (iv) with certain exceptions, recognize pre-acquisition loss and gain contingencies at their acquisition-date fair values; (v) capitalize in-process research and development (“IPR&D”) assets acquired; (vi) expense, as incurred, acquisition-related transaction costs; (vii) capitalize acquisition-related restructuring costs only if the criteria in SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, are met as of the acquisition date; and (viii) recognize changes that result from a business combination transaction in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals as adjustments to income tax expense. SFAS 141(R) is required to be adopted concurrently with SFAS 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (our fiscal 2010). Early adoption of these statements is prohibited. The Company believes the adoption of these statements will have a material impact on significant acquisitions completed after September 1, 2009.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). This statement will require enhanced disclosures about derivative instruments and hedging activities to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company adopted SFAS 161 on December 1, 2008 and has determined that SFAS 161 had no material impact on its financial results for the year ended August 31, 2009.
In May 2008, FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for non-governmental entities. SFAS No. 162 is effective 60 days following the U.S. Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, the meaning of “Present Fairly in Conformity with GAAP”. The Company adopted SFAS 162 as of September 1, 2009 and has determined the adoption did not have a material impact on its consolidated financial statements.

In May 2008, the FASB released FASB Staff Position (“FSP”) APB 14-1 Accounting For Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) that alters the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Furthermore, it would require recognizing interest expense in prior periods pursuant to retrospective accounting treatment. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008; therefore, the Company anticipates adopting FSP APB 14-1 as of September 1, 2009. The Company is in the process of evaluating the impact, if any, of FSP APB 14-1 on its consolidated financial statements.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2008, the FASB issued EITF No. 07-5 (“EITF 07-5”), Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock. EITF 07-5 requires entities to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock by assessing the instrument’s contingent exercise provisions and settlement provisions. Instruments not indexed to their own stock fail to meet the scope exception of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, paragraph 11(a), and should be classified as a liability and marked-to-market. The statement is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and is to be applied to outstanding instruments upon adoption with the cumulative effect of the change in accounting principle recognized as an adjustment to the opening balance of retained earnings. The Company is adopting EITF 07-5 as of September 1, 2009 and is in the process of evaluating the impact, if any, of EITF 07-5 on its consolidated financial statements.

In April 2008, the FASB issued FSP SFAS No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP SFAS 142-3”). FSP SFAS 142-3 provides guidance with respect to estimating the useful lives of recognized intangible assets acquired on or after the effective date and requires additional disclosure related to the renewal or extension of the terms of recognized intangible assets. FSP SFAS 142-3 is effective for fiscal years and interim periods beginning after December 15, 2008. The Company is adopting FSP SFAS 142-3 as of September 1, 2009 and is currently evaluating the impacts and disclosures of this standard, but does not expect FSP SFAS 142-3 to have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 defines the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, and the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. SFAS 165 is effective for fiscal years and interim periods ending after June 15, 2009. The Company has adopted SFAS 165 as of August 31, 2009 and anticipates that the adoption will impact the accounting and disclosure of future transactions. The Company’s management has evaluated and disclosed subsequent events from the balance sheet date of August 31, 2009 through October 27, 2009, the day before the date that these consolidated financial statements were included in the Company’s Annual Report on Form 10-K and filed with the SEC.

FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. The adoption of FSP FAS 107-1 did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation (“FIN”) No. 46(R) (“FIN 46(R)”), (“SFAS 167”). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. This statement is effective for fiscal years beginning after November 15, 2009, and for interim periods within that first annual reporting period. The Company is currently evaluating the impact of this standard, however, it does not expect SFAS 167 will have a material impact on its consolidated financial statements.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2009, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162, (the Codification). The Codification, which was launched on July 1, 2009, became the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (AICPA), Emerging Issues Task Force (EITF) and related literature. The Codification eliminates the GAAP hierarchy contained in SFAS No. 162 and establishes one level of authoritative GAAP. All other literature is considered non-authoritative. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company will adopt this Statement for its first fiscal 2010 quarter ending November 30, 2009. There will be no change to the Company’s consolidated financial statements due to the implementation of this Statement.

(3) INTANGIBLE ASSETS

On January 27, 2006, BioMarin Pharmaceutical Inc. (“BioMarin”) assigned the intellectual property and other rights relating to the RAP technology to the Company. As consideration for the assignment of the RAP technology, BioMarin will receive milestone payments based on certain financing and regulatory triggering events. No other consideration was paid for this assignment. The Company has recorded $150,000 of intangible assets on the consolidated balance sheets as of August 31, 2009 and 2008 based on the estimated fair value of its agreement with BioMarin.

On December 14, 2007, the Company acquired the intellectual property and other rights to develop DR Cysteamine to treat various indications from the University of California at San Diego (“UCSD”) by way of a merger with Encode Pharmaceuticals, Inc. (“Encode”), a privately held research and development company, which held the intellectual property license with UCSD. The intangible assets, recorded at approximately $2.6 million acquired in the merger with Encode, were primarily based on the value of the Company’s common stock and warrants issued to the Encode stockholders as reflected in the table below:

Raptor common stock issued (number of shares)	802,946
Raptor common stock issuable upon marketing approval by a regulatory agency of DR Cysteamine for Cystinosis (number of shares)	81,910

Total shares of common stock used to value the transaction	884,856
Average closing price of Raptor’s common stock 2 days before and after the close of the merger	$2.514

Value of Raptor common stock portion of transaction	$2,224,254
Value (based on Carpenter model) of warrants issued in connection with transaction, net of legal fees	395,746

Intangible asset (IP license) related to the Encode merger, gross	$2,620,000
Intangible asset related to NeuroTransTM purchase from BioMarin, gross	150,000

Total gross intangible assets	2,770,000
Less accumulated amortization	(245,208)

Intangible assets, net	$2,524,792

The intangible assets are being amortized monthly over 20 years, which are the life of the intellectual property patents and the estimated useful life. The 20 year estimated useful life is also based upon the typical development, approval, marketing and life cycle management timelines of pharmaceutical drug products. During the years ended August 31, 2009 and 2008 and the cumulative period from September 8, 2005 (inception) to August 31, 2009, the Company amortized $138,499, $94,834, and $245,208, respectively, of intangible assets to research and development expense.

The following table summarizes the actual and estimated amortization expense for our intangible assets for the periods indicated:

Amortization period	Amortization expense
September 8, 2005 (inception) to August 31, 2006 – actual	$4,375
Fiscal year ending August 31, 2007 – actual	7,500
Fiscal year ending August 31, 2008 – actual	94,833
Fiscal year ending August 31, 2009 – actual	138,500
Fiscal year ending August 31, 2010 – estimate	138,500
Fiscal year ending August 31, 2011 – estimate	138,500
Fiscal year ending August 31, 2012 – estimate	138,500
Fiscal year ending August 31, 2013 – estimate	138,500
Fiscal year ending August 31, 2014 – estimate	138,500

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) FIXED ASSETS

Fixed assets consisted of:

Category	August 31, 2009	August 31, 2008	Estimated useful lives
Leasehold improvements	$113,422	$113,422	Shorter of life of asset or lease term
Office furniture	3,188	3,188	7 years
Laboratory equipment	277,303	277,303	5 years
Computer hardware and software	80,437	59,703
3 years
Capital lease equipment	14,006	7,397	Shorter of life of asset or lease term

Total at cost	488,356	461,013
Less: accumulated depreciation	(343,621)	(266,247)

Total fixed assets, net	$144,735	$194,766

Depreciation expense for the years ended August 31, 2009 and 2008 and the cumulative period from September 8, 2005 (inception) to August 31, 2009 was $84,693, $126,888 and $350,940, respectively. Accumulated depreciation on capital lease equipment was $3,951 and $5,446 as of August 31, 2009 and 2008, respectively.

(5) FAIR VALUE MEASUREMENT

The Company uses a fair-value approach to value certain assets and liabilities. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses a fair value hierarchy, which distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

•	Level one — Quoted market prices in active markets for identical assets or liabilities;

•	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and

•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. Assets and liabilities measured at fair value on a recurring basis at August 31, 2009 are summarized as follows:

Assets	Level 1	Level 2		Level 3	August 31, 2009
Fair value of cash equivalents	$3,515,353	$	—	$—	$3,515,353

Total	$3,515,353	$	—	$—	$3,513,353

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Cash equivalents represent the fair value of our investment in two money market accounts as of August 31, 2009

(6) ACCRUED LIABILITIES

Accrued liabilities consisted of:

	August 31, 2009	August 31, 2008
Legal fees primarily due to TorreyPines merger (for August 31, 2009)	$195,552	$51,503
TorreyPines joint proxy/prospectus	109,011	—
Salaries and wages	57,351	44,165
Accrued vacation	38,109	17,728
Consulting — research and development	21,000	7,578
Auditing and tax preparation fees	19,720	66,307
Patent costs	10,500	10,000
Clinical trial costs	—	114,514
Preclinical studies	—	48,165
Consulting — administrative	—	30,000
Lab reagents	—	27,024
Prepaid conference expense	—	5,490
Other	—	9,960

Total accrued liabilities	$451,243	$432,434

 (7) IN-PROCESS RESEARCH AND DEVELOPMENT

On October 17, 2007, the Company purchased certain assets of Convivia, Inc. (“Convivia”) including intellectual property, know-how and research reports related to a product candidate targeting liver aldehyde dehydrogenase (“ALDH2”) deficiency, a genetic metabolic disorder. The Company issued an aggregate of 101,991 shares of its restricted, unregistered common stock to the seller and other third parties in settlement of the asset purchase. Pursuant to Financial Accounting Standard (“FAS”) 2 Paragraph 11(c), Intangibles Purchased From Others, the Company has expensed the value of the common stock issued in connection with this asset purchase as in-process research and development expense. The amount expensed was based upon the closing price of Raptor’s common stock on the date of the closing of the asset purchase transaction of $2.359 per share multiplied by the aggregate number of shares of Raptor common stock issued or 101,991 for a total expense of $240,625 recorded on Raptor’s consolidated statement of operations during the year ended August 31, 2008.

(8) STOCK OPTION PLAN

Effective September 1, 2006, the Company began recording compensation expense associated with stock options and other forms of equity compensation in accordance with SFAS 123R, as interpreted by Staff Accounting Bulletin No. 107 (“SAB 107”). Prior to September 1, 2006, the Company accounted for stock options according to the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value. The Company adopted the modified prospective transition method provided for under SFAS 123R, and consequently has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with stock options now includes: (1) quarterly amortization related to the remaining unvested portion of all stock option awards granted prior to September 1, 2006, based on the grant date value estimated in accordance with the original provisions of SFAS 123; and (2) quarterly amortization related to all stock option awards granted subsequent to September 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In addition, the Company records consulting expense over the vesting period of stock options granted to consultants. The compensation expense for stock-based compensation awards includes an estimate for forfeitures and is recognized over the requisite service period of the options, which is typically the period over which the options vest, using the straight-line method. Employee stock-based compensation expense for the years ended August 31, 2009 and 2008 and for the cumulative period from September 8, 2005 (inception) to August 31, 2009 was $354,494, $491,555, and $1,215,027 of which cumulatively $1,029,990 was included in general and administrative expense and $185,037 was included in research and development expense. No employee stock compensation costs were recognized for the period from September 8, 2005 (inception) to August 31, 2006, which was prior to the Company’s adoption of SFAS 123R.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Stock-based compensation expense was based on the Black-Scholes option-pricing model assuming the following:

		Expected
	Risk-free	life of stock	Annual	Annual
Period*	interest rate	option	volatility	turnover rate
September 8, 2005 (inception) to August 31, 2006**	5%	10 years	100%	0%

Quarter ended November 30, 2006	5%	8 years	100%	10%

Quarter ended February 28, 2007	5%	8 years	100%	10%

Quarter ended May 31, 2007	5%	8 years	100%	10%

Quarter ended August 31, 2007	4%	8 years	100%	10%

Quarter ended November 30, 2007	3.75%	8 years	109%	10%

Quarter ended February 29, 2008	2%	8 years	119%	10%

Quarter ended May 31, 2008	2%	8 years	121%	10%

Quarter ended August 31, 2008	2.5%	8 years	128%	10%

Quarter ended November 30, 2008	1.5%	7 years	170%	10%

Quarter ended February 28, 2009	2.0%	7 years	220%	10%

Quarter ended May 31, 2009	2.6%	7 years	233%	10%

Quarter ended August 31, 2009	3.2%	7 years	240%	10%

*	Dividend rate is 0% for all period presented.

**
Stock-based compensation expense was recorded on the consolidated statements of operations commencing on the effective date of SFAS 123R, September 1, 2006. Prior to September 1, 2006, stock based compensation was reflected only in the footnotes to the consolidated statements of operations, with no effect on the consolidated statements of operations, per the guidelines of APB No. 25. Consultant stock-based compensation expense has been recorded on the consolidated statements of operations since inception.

If factors change and different assumptions are employed in the application of SFAS 123R, the compensation expense recorded in future periods may differ significantly from what was recorded in the current period.

The Company recognizes as an expense the fair value of options granted to persons who are neither employees nor directors. The fair value of expensed options was based on the Black-Scholes option-pricing model assuming the same factors shown in the stock-based compensation expense table above. Stock-based compensation expense for consultants for the years ended August 31, 2009 and 2008 and for the cumulative period from September 8, 2005 (inception) to August 31, 2009, were $48,094, $240,229 and $407,614, respectively, of which cumulatively $101,836 was included in general and administrative expense and $305,778 was included in research and development expense.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the activity in the 2006 Equity Compensation Plan, as amended, is as follows:

				Weighted average
		Weighted average		fair value of options
	Option shares	exercise price	Exercisable	granted
Outstanding at September 8, 2005	—	—	—	—
Granted	580,108	$2.64	—	$2.47
Exercised	—	—	—	—
Canceled	—	—	—	—

Outstanding at August 31, 2006	580,108	$2.64	4,010	$2.47
Granted	107,452	$2.56	—	$2.31
Exercised	(3,381)	$2.57	—	$2.40
Canceled	—	—	—

Outstanding at August 31, 2007	684,179	$2.63	273,236	$2.45
Granted	223,439	$2.27	—	$2.21
Exercised	—	—	—	—
Canceled	—	—	—	—

Outstanding at August 31, 2008	907,618	$2.54	600,837	$2.39
Granted	81,595	$1.13	—	$1.04
Exercised	—	—	—	—
Canceled	—	—	—	—

Outstanding at August 31, 2009	989,213	$2.42	826,303	$2.28

The weighted average intrinsic values of stock options outstanding and expected to vest and stock options exercisable as of August 31, 2009 and 2008 were $57,039 and $5,500 respectively.  There were 406,147 options available for grant under the 2006 Equity Compensation Plan, as amended, as of August 31, 2009. As of August 31, 2009, the options outstanding consisted of the following:

	Options outstanding			Options exercisable
		Weighted
		average
	Number of	remaining	Weight	Number of	Weighted
Range of	options	contractual life	average exercise	options	average exercise
exercise prices	outstanding (#)	(yrs.)	price ($)	exercisable (#)	price ($)
$0 to $1.50	81,595	9.46	1.13	21,855	1.43
$1.51 to $2.00	32,058	8.95	1.88	8,012	1.88
$2.01 to $2.50	199,424	8.31	2.34	155,711	2.37
$2.51 to $3.00	676,136	6.87	2.63	640,725	2.63

	989,213	7.44	2.42	826,303	2.54

At August 31, 2009, the total unrecognized compensation cost was approximately $205,000. The weighted average period over which it is expected to be recognized is 2.75 years.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) INCOME TAXES

The provision for income taxes differs from the amount estimated by applying the statutory federal income tax rate to income (loss) before taxes as follows:

	August 31,
	2009		2008

Federal tax (Benefit) at statutory rate	$(3,132,608)	-34.00%	$(2,738,000)	-34.00%
State tax (benefit) at statutory rate, net of federal tax benefit	(629,304)	-6.83%	(470,000)	-5.83%
Change in valuation allowance	5,069,715	55.02%	3,208,000	39.83%

Research and development credits	(1,325,036)	-14.38%	—	0.00%
Other	17,233	0.19%	—	0.00%

Provision for Income Taxes	$(0)	(0)	$0	0

Deferred tax assets (liabilities) consist of the following (in thousands):

	August 31,
	2009	2008
Deferred Tax Assets
Net Operating Loss Carryforwards	$4,722,078	$3,248,000
Capitalized Start-Up Costs	1,615,625	612,000
Stock Option Expense	207,169	114,000
Research Credit	2,223,767	84,000
Capital Loss Carryforwards	47,600	0
Basis Difference for Fixed Assets and Intangibles	277,941	—
Accruals	24,823	—
Valuation Allowance	(9,119,003)	(4,058,000)

Gross Deferred Tax Asset	$0	$0

As of August 31, 2009, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $11.6 million and $13.3 million respectively, which expire beginning after the year 2022 and 2016, respectively. As of August 31, 2009, the Company had federal and state research and development credits of $2.2 million and $.1 million respectively. The federal credits expire beginning after the year 2026 and the state credits have no expiration.

The valuation allowance increased approximately $5.1 million during the period ending August 31, 2009, primarily as a result of current year losses.

Utilization of the Company’s net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In July 2006, the FASB released Final Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 prescribes the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. FIN 48 also requires additional disclosure of the beginning and ending unrecognized tax benefits and details regarding the uncertainties that may cause the unrecognized benefits to increase or decrease within a twelvemonth period. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings.

The Company adopted FIN 48 as of September 1, 2007. As a result of the implementation, the Company recognized no adjustment in the liability for unrecognized income tax benefits. The Company’s policy will be to recognize interest and penalties related to income taxes in income tax expense. The Company is not aware of any pending income tax audits. Significant components of the Company’s deferred tax assets for income tax purposes are net operating loss carryforwards, capitalized start-up costs, stock-based compensation and research credits. Due to the Company’s lack of earning history, any deferred assets recorded have been fully offset by a valuation allowance.

(10) ISSUANCE OF COMMON STOCK

ISSUANCE OF COMMON STOCK PURSUANT TO COMMON STOCK WARRANT EXERCISES AND STOCK OPTION EXERCISES

During the cumulative period from September 8, 2005 (inception) through August 31, 2009, the Company received $3.895 million from the exercises of common stock warrants issued in the Company’s May 2006 financing. The Company issued an aggregate of 1,513,359 shares of common stock for the warrants, which had an exercise price of $2.57 per share and expired on November 25, 2007.

During the cumulative period from September 8, 2005 (inception) through August 31, 2009, the Company received $8,700 from the exercise of stock options resulting in the issuance of 3,380 shares of common stock. Total common stock outstanding as of August 31, 2009 was 17,857,555 shares.

ISSUANCE OF COMMON STOCK PURSUANT TO AN ASSET PURCHASE AGREEMENT WITH CONVIVIA, INC.

On October 18, 2007, the Company purchased certain assets of Convivia, Inc. (“Convivia”) including intellectual property, know-how and research reports related to a product candidate targeting liver aldehyde dehydrogenase (“ALDH2”) deficiency, a genetic metabolic disorder. The Company hired Convivia’s chief executive officer and founder, Thomas E. (Ted) Daley, as President of its clinical division. In exchange for the assets related to the ALDH2 deficiency program, the Company issued to Convivia 46,625 shares of its restricted, unregistered common stock, an additional 46,625 shares of its restricted, unregistered common stock to a third party in settlement of a convertible loan between the third party and Convivia, and another 8,742 shares of restricted, unregistered common stock in settlement of other obligations of Convivia. Mr. Daley, as the former sole stockholder of Convivia (now dissolved), may earn additional shares of the Company based on certain triggering events or milestones related to the development of Convivia assets. In addition, Mr. Daley may earn cash bonuses based on the same triggering events pursuant to his employment agreement. In January 2008, Mr. Daley earned a $30,000 cash bonus pursuant to his employment agreement for executing the Patheon formulation agreement for manufacturing ConviviaTM. In March 2008, Mr. Daley earned a $10,000 cash bonus pursuant to his employment agreement and was issued 23,312 shares of valued at $56,000 based on the execution of an agreement to supply the Company with the active pharmaceutical ingredient for ConviviaTM pursuant to the asset purchase agreement. In October 2008, Mr. Daley was issued 23,312 shares of restricted Raptor common stock valued at $27,000 and earned a $30,000 cash bonus (pursuant to Mr. Daley’s employment agreement) pursuant to the fulfillment of a clinical milestone. Pursuant to FAS 2, Paragraph 11(c), the accounting guidelines for expensing research and development costs, the Company has expensed the value of the stock issued in connection with this asset purchase (except for milestone bonuses, which are expensed as compensation expense) as in-process research and development expense in the amount of $240,625 on its consolidated statement of operations for the year ended August 31, 2008.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MERGER OF RAPTOR’S CLINICAL DEVELOPMENT SUBSIDIARY AND ENCODE PHARMACEUTICALS, INC.

On December 14, 2007, the Company entered into a Merger Agreement (the “Encode Merger Agreement”), dated as of the same date, by and between the Company, its clinical development subsidiary and Encode Pharmaceuticals, Inc. (“Encode”), a privately held development stage company. Pursuant to the Encode Merger Agreement, a certificate of merger was filed with the Secretary of State of the State of Delaware and Encode was merged with and into the Company’s clinical development subsidiary. The existence of Encode ceased as of the date of the Encode Merger Agreement. Pursuant to the Encode Merger Agreement and the certificate of merger, the Company’s clinical development subsidiary, as the surviving corporation, continued as a wholly-owned subsidiary of the Company. Under the terms of and subject to the conditions set forth in the Encode Merger Agreement, the Company issued 802,946 shares of restricted, unregistered shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) to the stockholders of Encode (the “Encode Stockholders”), options (“Company Options”) to purchase 83,325 shares of Common Stock to the optionholders of Encode (the “Encode Optionholders”), and warrants (“Company Warrants”) to purchase 256,034 restricted, unregistered shares of Common Stock to the warrantholders of Encode (the “Encode Warrantholders”, and together with the Encode Stockholders and Encode Optionholders, the “Encode Securityholders”), as of the date of such Agreement. Such Common Stock, Company Options to purchase Common Stock, and Company Warrants to purchase Common Stock combine for an aggregate amount of 1,142,305 shares of Common Stock issuable to the Encode Securityholders as of the closing of the merger with Encode. The purchase price was valued at $2.6 million, which is reflected as intangible assets on the Company’s consolidated balance sheet as of August 31, 2008, primarily based on the value the Company’s common stock and warrants issued to Encode stockholders. The Encode Securityholders are eligible to receive up to an additional 559,496 shares of Common Stock, Company Options and Company Warrants to purchase Common Stock in the aggregate based on certain triggering events related to regulatory approval of DR Cysteamine, an Encode product program described below, if completed within the five year anniversary date of the Encode Merger Agreement. The Company recorded this transaction as an asset purchase rather than a business combination, as Encode had not commenced planned principle operations, such as generating revenues from its drug product candidate.

As a result of the merger with Encode, the Company received the exclusive worldwide license to DR Cysteamine (“License Agreement”), developed by clinical scientists at the UCSD, School of Medicine. DR Cysteamine is a proprietary enterically coated formulation of cysteamine bitartrate, a cystine depleting agent currently approved by the U.S. Food and Drug Administration (“FDA”). Cysteamine bitartrate is prescribed for the management of the genetic disorder known as nephropathic cystinosis (“cystinosis”), a lysosomal storage disease. The active ingredient in DR Cysteamine has also demonstrated potential in studies as a treatment for other metabolic and neurodegenerative diseases, such as Huntington’s Disease and Non-alcoholic steatohepatitis (“NASH”).

In consideration of the grant of the license, the Company will be obligated to pay an annual maintenance fee until it begins commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, the Company will be obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%; a percentage of sublicense royalties; and a minimum annual royalty commencing the year the Company begins commercially selling any products pursuant to the License Agreement, if ever. Under the License Agreement, the Company is obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. To the extent that the Company fails to perform any of the obligations, UCSD may terminate the license or otherwise cause the license to become non-exclusive. To-date, Raptor has paid $250,000 in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis and in NASH.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ISSUANCES OF COMMON STOCK AND WARRANTS IN CONNECTION WITH THE SALE OF UNITS IN A PRIVATE PLACEMENT

On May 21, 2008 (the “Initial Closing”) Raptor entered into a Securities Purchase Agreement (the “Purchase Agreement”), with eight investors (the “Initial Investors”) for the private placement of units of the Company, each unit comprised of one share of Raptor’s Common Stock and one warrant to purchase one half of one share of Raptor’s Common Stock, at a purchase price of $2.14 per unit. Immediately subsequent to the Initial Closing, the Company and each Initial Investor entered into an Amendment to the Securities Purchase Agreement, principally in order to increase the amount able to be raised by the Company in the private placement and to extend the outside closing date of such private placement (the “Amendment”, and, together with the Purchase Agreement, the “Amended Purchase Agreement”), dated as of May 21, 2008.

At the Initial Closing, the Company sold an aggregate of 1,030,405 shares of Common Stock (the “Initial Shares”) to the Initial Investors for aggregate gross proceeds of $2,210,000 and issued to the Initial Investors warrants (the “Initial Warrants”). The Initial Warrants, exercisable for two years from the Initial Closing, entitle the Initial Investors to purchase up to an aggregate of 515,203 shares of Common Stock of the Company (the “Initial Warrant Stock”) and have an exercise price of either $3.22 or $3.86 per share, depending on when such Initial Warrants are exercised, if at all, and were valued at approximately $675,000 (using the following Black -Scholes pricing model assumptions: risk-free interest rate 2%; expected term 2 years and annual volatility 121.45%).

On May 30, 2008 Raptor sold an additional $150,000 of units at the same terms as outlined in the May 21, 2008 closing discussed above. As a result, the Company issued 69,937 shares of the Company’s Common Stock and warrants to purchase 34,969 shares of the Company’s Common Stock valued at approximately $40,000 (using the following Black -Scholes pricing model assumptions: risk-free interest rate 2%; expected term 2 years and annual volatility 121.45%).

On June 27, 2008 Raptor sold an additional $7,640,000 of units at the same terms as outlined in the May 21, 2008 closing discussed above. As a result, the Company issued 3,562,126 shares of the Company’s Common Stock and warrants to purchase 1,781,063 shares of the Company’s Common Stock valued at approximately $2.3 million (using the following Black -Scholes pricing model assumptions: risk-free interest rate 2%; expected term 2 years and annual volatility 121.45%).

In connection with the May / June 2008 private placement, the Company issued warrants and a cash fee to placement agents to compensate them for placing investors into the financing. Placement agents were issued warrants exercisable for 7% of Common Stock issued and issuable under the warrants issued to investors as part of the financing units and a cash fee based upon the proceeds of the sale of the units of the private placement. In connection with the sale of units, the Company issued placement agent warrants to purchase 489,559 shares of Raptor’s Common Stock at an exercise price of $2.36 per share for a five year term (valued at approximately $960,000 using the following Black -Scholes pricing model assumptions: risk-free interest rate 2%; expected term 5 years and annual volatility 121.45%) and cash fees to placement agents totaling $700,000. Of the placement agents compensated, Limetree Capital was issued warrants to purchase 438,890 shares of Raptor’s Common Stock and cash commission of $627,550. One of our Board members serves on the board of Limetree Capital.

On April 29, 2009, in order to reflect current market prices, Raptor notified the holders of warrants purchased in the May/June 2008 private placement that the Company was offering, in exchange for such warrants, new warrants to purchase its common stock at an exercise price of $1.29 per share, but only to the extent such exchange of the original warrants and exercise of the new warrants, including the delivery of the exercise price, occurred on or prior to July 17, 2009. The new warrants were valued at approximately $2.3 million based on the following Black -Scholes pricing model assumptions: risk-free interest rate 0.55%; expected term 1 year and annual volatility 231.97%. The warrants that were not exchanged prior to or on July 17, 2009 retained their original exercise prices of $3.86 per share and original expiration date of May 21, 2010. The Company received $2,614,500 of proceeds from warrant exercises that resulted in the issuance of 2,031,670 shares of Raptor’s common stock pursuant to the exchange described above.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On August 21, 2009 Raptor entered into a securities purchase agreement, dated as of August 21, 2009, with four investors for the private placement of units of the Company at a purchase price of $1.37 per unit, each unit comprised of one share of Raptor’s common stock, par value $0.001 per share and one warrant to purchase one half of one share of Raptor’s common stock. Pursuant to the securities purchase agreement, the Company sold an aggregate of 1,738,226 units to the investors for aggregate gross proceeds of $2,386,000. The 1,738,226 units comprised of an aggregate of 1,738,226 shares of common stock and warrants to purchase up to 869,113 shares of Raptor’s common stock valued at $1.0 million (using the following Black -Scholes pricing model assumptions: risk-free interest rate 1.11%; expected term 2 years and annual volatility 240.29%). The warrants, exercisable for two years from the closing, entitle the investors to purchase, in the aggregate, up to 869,113 shares of Raptor’s common stock and have an exercise price of either $2.57 until the first anniversary of issuance or $3.22 per share after the first anniversary of issuance.

In connection with the August 2009 private placement, the Company issued warrants and a cash fee to Limetree Capital as its sole placement agent to compensate them for placing investors into the financing. Limetree Capital was issued warrants exercisable for 7% of common stock issued and issuable under the warrants issued to investors as part of the financing units and a 3.5% cash fee based upon the proceeds of the sale of the units of the August 2009 private placement. Limetree Capital was issued a five-year warrant to purchase 129,733 shares of Raptor’s Common Stock at an exercise price of $1.50 per share (valued at approximately $171,000 using the following Black -Scholes pricing model assumptions: risk-free interest rate 2.58%; expected term 5 years and annual volatility 240.29%) and cash commission of $59,360. One of our Board members serves on the board of Limetree Capital.

The following is a summary of common stock outstanding as of August 31, 2009:

		Common Stock
Transaction	Date	Issued

Founders’ shares	Sept. 2005	1,398,742
Seed round	Feb. 2006	466,247
PIPE concurrent with reverse merger	May 2006	1,942,695
Shares issued in connection with reverse merger	May 2006	3,100,541
Warrant exercises	Jan. – Nov. 2007	1,513,359
Stock option exercises	Mar. 2007	3,380
Loan finder’s fee	Sept. 2007	46,625
Convivia asset purchase	Oct. 2007 – Nov. 2008	148,616
Encode merger DR Cysteamine asset purchase	Dec. 2007	802,946
Shares issued pursuant to consulting agreement	May 2008	2,040
PIPE — initial tranche	May 2008	1,030,405
PIPE — second tranche	May 2008	69,937
PIPE — third tranche	June 2008	3,562,126
Warrant exercises from warrant exchange	June/July 2009	2,031,670
PIPE	August 2009	1,738,226

Total shares of common stock outstanding		17,857,555

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) WARRANTS
The table reflects the number common stock warrants outstanding as of August 31, 2009:

	Number of
	shares
	exercisable	Exercise price		Expiration date
Summary of outstanding warrants:
Issued in lieu of deferred legal fees	13,987	$2.57		2/13/2011
Issued in connection with Encode merger	22,725	$2.40		12/13/2015
Issued in connection with Encode merger	233,309	$2.87		12/13/2015
Issued to PIPE investors in May / June 2008	299,564	$3.86		5/21/2010
Issued to placement agents in May / June 2008	489,559	$2.36		5/21/2013
Issued to PIPE investors in August 2009	869,113	$2.57/$3.22	*	8/21/2011
Issued to placement agents in August 2009	129,733	$1.50		8/21/2014

Total warrants outstanding	2,057,990	$2.67	**

*	First year exercisable at $2.57; second year exercisable at $3.22

**	Average exercise price

(12) COMMITMENTS AND CONTINGENCIES
CONTRACTUAL OBLIGATIONS WITH BIOMARIN

Pursuant to the terms of the asset purchase agreement the Company entered into with BioMarin Pharmaceutical Inc. (“BioMarin”) for the purchase of intellectual property related to our receptor-associated protein (“RAP”) based technology (including NeuroTrans™), we are obligated to make the following milestone payments to BioMarin upon the achievement of the following events:

$50,000 (paid by the Company in June 2006) within 30 days after Raptor receives total aggregate debt or equity financing of at least $2,500,000;
$100,000 (paid by the Company in June 2006) within 30 days after Raptor receives total aggregate debt or equity financing of at least $5,000,000;
$500,000 upon the Company’s filing and acceptance of an investigational new drug application for a drug product candidate based on the NeuroTrans™ product candidate;
$2,500,000 upon the Company’s successful completion of a Phase II human clinical trial for a drug product candidate based on the NeuroTrans™ product candidate;
$5,000,000 upon on the Company’s successful completion of a Phase III human clinical trial for a drug product candidate based on the NeuroTrans™ product candidate;
$12,000,000 within 90 days of the Company’s obtaining marketing approval from the FDA or other similar regulatory agencies for a drug product candidate based on the NeuroTrans™ product candidate;
$5,000,000 within 90 days of the Company’s obtaining marketing approval from the FDA or other similar regulatory agencies for a second drug product candidate based on the NeuroTrans™ product candidate;
$5,000,000 within 60 days after the end of the first calendar year in which the Company’s aggregated revenues derived from drug product candidates based on the NeuroTrans™ product candidate exceed $100,000,000; and
$20,000,000 within 60 days after the end of the first calendar year in which the Company’s aggregated revenues derived from drug product candidates based on the NeuroTrans™ product candidate exceed $500,000,000.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition to these milestone payments, the Company is also obligated to pay BioMarin a royalty at a percentage of the Company’s aggregated revenues derived from drug product candidates based on the NeuroTransTM product candidate. On June 9, 2006, the Company made a milestone payment in the amount of $150,000 to BioMarin because the Company raised $5,000,000 in its May 25, 2006 private placement financing. If the Company becomes insolvent or if the Company breaches its asset purchase agreement with BioMarin due to non-payment and the Company does not cure its non-payment within the stated cure period, all of the Company’s rights to the RAP technology (including NeuroTransTM) will revert back to BioMarin.

CONTRACTUAL OBLIGATIONS WITH THOMAS E. DALEY (ASSIGNEE OF THE DISSOLVED CONVIVIA, INC.)

Pursuant to the terms of the asset purchase agreement (“Asset Purchase Agreement”), the Company entered into with Convivia, Inc. and Thomas E. Daley for the purchase of intellectual property related to its 4-MP product candidate program, Mr. Daley will be entitled to receive the following, if at all, in such amounts and only to the extent certain future milestones are accomplished by the Company (or any of its subsidiaries thereof), as set forth below:

23,312 shares of Raptor’s restricted, unregistered Common Stock within fifteen (15) days after the Company enters into a manufacturing license or other agreement to produce any product that is predominantly based upon or derived from any assets purchased from Convivia (“Purchased Assets”) in quantity (“Product”) if such license agreement is executed within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 11,656 shares of Raptor’s restricted, unregistered Common Stock. Should the Company obtain a second such license or agreement for a Product, Mr. Daley will be entitled to receive 11,656 shares of the Company’s restricted, unregistered Common Stock within 30 days of execution of such second license or other agreement. On March 31, 2008, the Company issued 23,312 shares of Raptor’s Common Stock valued at $56,000 to Mr. Daley pursuant to this milestone reflecting the execution of an agreement to supply the active pharmaceutical ingredient for ConviviaTM, combined with the execution of a formulation agreement to produce the oral formulation of ConviviaTM.

23,312 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after it receives its first patent allowance on any patents which constitute part of the Purchased Assets in any one of certain predetermined countries (“Major Market”).

11,656 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company receives its second patent allowance on any patents which constitute part of the Purchased Assets different from the patent referenced in the immediately preceding bullet point above in a Major Market.

23,312 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days of completing predetermined benchmarks in a Major Market by the Company or its licensee of the first phase II human clinical trial for a Product (“Successful Completion”) if such Successful Completion occurs within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 11,656 shares of the Company’s restricted, unregistered Common Stock within thirty (30) days of such Successful Completion. In October 2008, the Company issued 23,312 shares of Raptor’s Common Stock valued at $27,000 and a $30,000 cash bonus (pursuant to Mr. Daley’s employment agreement) to Mr. Daley pursuant to the fulfillment of this milestone.

11,656 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days of a Successful Completion in a Major Market by the Company’s or its licensee of the second phase II human clinical trial for a Product (other than the Product for which a distribution is made under the immediately preceding bullet point above).

23,312 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee applies for approval to market and sell a Product in a Major Market for the indications for which approval is sought (“Marketing Approval”).

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 11,656 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee applies for Marketing Approval in a Major Market (other than the Major Market for which a distribution is made under the immediately preceding bullet point above).

46,625 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee obtains the first Marketing Approval for a Product from the applicable regulatory agency in a Major Market.

23,312 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee obtains Marketing Approval for a Product from the applicable regulatory agency in a Major Market (other than the Major Market for which a distribution is made under the immediately preceding bullet point above).

As discussed above, in aggregate, the Company has issued to Mr. Daley, 46,625 shares of Raptor’s common stock valued at $83,000 and paid $30,000 in cash bonuses related to ConviviaTM milestones along with another $20,000 in cash bonuses related to employment milestones pursuant to Mr. Daley’s employment agreement.

CONTRACTUAL OBLIGATIONS WITH FORMER ENCODE STOCKHOLDERS AND UCSD RELATING TO THE ACQUISITION OF THE DR CYSTEAMINE LICENSE

As a result of the merger between our clinical subsidiary and Encode, as discussed in Note 10 above, the Encode Securityholders are eligible to receive up to an additional 559,496 shares of Raptor’s common stock, Company Options and Company Warrants to purchase Raptor’s common stock in the aggregate based on certain triggering events related to regulatory approval of DR Cysteamine, an Encode product program, if completed within the five year anniversary date of the merger agreement.

Also as a result of the merger, the Company will be obligated to pay an annual maintenance fee to UCSD for the exclusive license to develop DR Cysteamine for certain indications of $15,000 until it begins commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, the Company will be obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%; a percentage of sublicense royalties; and a minimum annual royalty commencing the year we begin commercially selling any products pursuant to the License Agreement, if ever. Under the License Agreement, the Company is obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. In addition, the Company is obligated to, among other things, secure $1 million in funding prior to December 18, 2008 (which the Company has fulfilled by raising $10 million in its May/June 2008 private placement) and annually spend at least $200,000 for the development of products (which, as of its fiscal year ended August 31, 2009, the Company has fulfilled by spending approximately $4.1 million on such programs) pursuant to the License Agreement. To-date, we have paid $250,000 in milestone payments to UCSD based upon the initiation of clinical trials in cystinosis and in NASH. To the extent that the Company fails to perform any of its obligations under the License Agreement, then UCSD may terminate the license or otherwise cause the license to become non-exclusive.

OFFICE LEASES

In March 2006, the Company entered into a lease for the Company’s executive offices and research laboratory in Novato, California. Base monthly payments were $5,206 per month subject to annual rent increase of between 3% to 5%, based on the Consumer Price Index (“CPI”). In March 2006, the Company paid $20,207 as a security deposit on this lease, which expired in March 2009. Effective April 1, 2007, the Company leased additional office space adjoining the existing leased space, increasing our base rent to $9,764 per month without extending the term of the original lease. The original lease allows for one three-year extension at the market rate and up to $18,643 in reimbursement for tenant improvements. In June 2008, the Company’s rent increased to $10,215 reflecting a CPI increase of 3% plus an increase in operating costs for the period from April 1, 2008 to March 31, 2009. In September 2008, the Company executed a lease addendum replacing the one three-year extension with two two-year extensions commencing on April 1, 2009 and renegotiated the first two-year extension base rent to $10,068 with an adjustment after the first year for CPI between 3% (minimum) and 5% (maximum). During the year ended August 31, 2009 and 2008 and the cumulative period from September 8, 2005 (inception) to August 31, 2009, the Company paid $128,830, $128,268 and $368,395, respectively, in rent.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The minimum future lease payments under this operating lease assuming a 3% CPI increase per year are as follows:

Period	Amount
Fiscal year ending August 31, 2010	$124,226
September 1, 2010 to March 31, 2011	73,698

CAPITAL LEASE

In June 2006, the Company leased a photocopier machine for 36 months at $242 per month. There was no purchase option at the end of the lease. Based on the fair value and estimated useful life of the photocopier and the life of the lease and the photocopier, the Company has accounted for the lease as a capital lease. In September 2008, the Company replaced the originally leased photocopier with a new photocopier which is subject to a 39-month lease at $469 per month. There were no penalties imposed for cancelling the original lease.
The future lease payments under the capital lease are as follows:

Period	Amount
Fiscal year ending August 31, 2010	$5,625
Fiscal year ending August 31, 2011	5,625
September 1, 2011 to December 31, 2011	1,875

Total future capital lease payments	13,125
Less interest	(2,333)

Total current and long-term capital lease liability	$10,792

Interest rate on the capital lease is 17% based on the lessor’s implicit rate of return.

RESEARCH COLLABORATION AGREEMENTS

In September 2008, the Company signed a research collaboration agreement with a research hospital. The research collaboration agreement requires the Company to pay an aggregate of $150,000 over one year, which includes the salary, benefits and overhead of one research scientist along with laboratory equipment and supplies necessary to carry out the research at the university. During the year ended August 31, 2009, the Company entered into two preclinical research contracts to tests its proprietary molecules.
The future commitments pursuant to the research agreement are as follows:

Period	Amount
September 1, 2009 through August 31, 2010	$77,484

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CLINICAL STUDY AGREEMENTS

In November 2008, the Company sponsored a clinical study with the University of California, San Diego to study a prototype formulation of DR Cysteamine in NASH patients. In May 2009, the Company entered into a clinical study collaboration agreement with the University of California, San Diego, to study DR Cysteamine in patients with cystinosis. Also in May 2009, the Company entered into an agreement with a clinical research organization to monitor the cystinosis trial. The future commitments pursuant to these clinical study agreements are as follows:

Period	Amount
September 1, 2009 through August 31, 2010	$487,436

FORMULATION / MANUFACTURING AGREEMENTS

In April 2008, the Company executed an agreement with a contract manufacturing organization to formulate and manufacture DR Cysteamine for its cystinosis program. The costs are invoiced to the Company in installments throughout the formulation and manufacturing process. Also in July 2008, the Company executed a supply agreement with a contract manufacturer for the active pharmaceutical agreement of DR Cysteamine. The future commitments pursuant to these contracts are as follows:

Period	Amount
September 1, 2009 through August 31, 2010	$1,244,783

(13) RELATED PARTY TRANSACTIONS

Pursuant to the terms of the Share Purchase Agreement, the Company issued to each of Drs. Starr and Zankel (its Chief Executive Officer and its Chief Scientific Officer, respectively) 699,370 shares of the Company’s common stock and to Erich Sager (one of the Company’s directors) 233,123 shares of its common stock. Mr. Sager purchased his shares pursuant to a promissory note when the Company was privately held in February 2006 in the amount of $100,000 plus accrued interest at 8% per annum. Mr. Sager repaid $50,000 of the note on February 8, 2006, another $50,000 on March 9, 2006 and $373 of accrued interest on April 11, 2006. Drs. Starr and Zankel and Mr. Sager did not own any shares of the Company’s common stock at the time when the Share Purchase Agreement was first approved and executed.

In connection with the May / June 2008 private placement, the Company issued to Limetree Capital warrants to purchase 438,890 shares of Raptor’s Common Stock and $627,550 in cash commissions. In connection with the August 2009 private placement, the Company issued to Limetree Capital warrants to purchase 129,733 shares of Raptor’s Common Stock and $59,360 in cash commissions. Also, commencing on April 1, 2009, we engaged Limetree to support our investor relations efforts in Europe for a retainer of $2,500 per month. Through August 31, 2009, we have paid $12,500 in such fees to Limetree. One of our Board members serves on the Board of Limetree Capital.

In the ordinary course of business, Raptor’s officers occasionally utilize their personal credit cards or cash to pay for expenses on behalf of the Company and the Company reimburses the officers within 30 days.

(14) SUBSEQUENT EVENTS

The Company’s management has evaluated and disclosed subsequent events from the balance sheet date of August 31, 2009 through October 27, 2009, the day before the date that the consolidated financial statements were included in Company’s Annual Report on Form 10-K and filed with the SEC.

On September 29, 2009, Raptor and TorreyPines Therapeutics, Inc. completed a reverse merger. The combined company is named “Raptor Pharmaceutical Corp.” and commenced trading on September 30, 2009 on the NASDAQ Capital Market under the ticker symbol “RPTP.” Pursuant to NASDAQ’s regulations, for the first 20 trading days the ticker symbol will be “RPTPD”. Effective October 27, 2009, Raptor’s ticker symbol changed to “RPTP”.

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 In connection with the exchange of shares in the merger, Raptor and TorreyPines stockholders own 95% and 5% of the outstanding shares of the combined company, respectively. Raptor stockholders received 17,881,300 shares of the combined company’s common stock in exchange for the 76,703,147 shares of Raptor common stock outstanding immediately prior to the closing of the merger. On September 29, 2009, TorreyPines’ board of directors, with the consent of Raptor’s board of directors, acted to effect a reverse stock split of the issued and outstanding shares of TorreyPines’ common stock such that every 17 shares of TorreyPines’ common stock outstanding immediately prior to the effective time of the merger would represent one share of TorreyPines’ common stock. Due to the reverse stock split implemented by TorreyPines, the 15,999,058 shares of TorreyPines common stock outstanding immediately prior to the closing of the merger became 941,121 shares of the combined company’s common stock.

In connection with the merger and subject to the same conversion factor as the Raptor common stock (.2331234), the combined company assumed all of Raptor’s stock options and warrants outstanding at the time of the merger. The combined company also retained the TorreyPines stock options and warrants outstanding at the merger, subject to the same adjustment factor as the TorreyPines common stock to give effect to the 1 for 17 reverse split.

The combined company is headquartered in Novato, California and is managed by Raptor’s existing management team including Christopher M. Starr, Ph.D., as Chief Executive Officer and director, Todd C. Zankel, Ph.D., as Chief Scientific Officer, Kim R. Tsuchimoto, C.P.A., as Chief Financial Officer, Ted Daley, as President of the clinical division and Patrice P. Rioux., M.D., Ph.D., as Chief Medical Officer of the clinical division.

There were a number of factors on which Raptor’s board of directors relied in approving the merger, including, having access to an expanded pipeline of product candidates and having development capabilities across a wider spectrum of diseases and markets. Another primary reason for Raptor’s board of directors’ decision to merge with TorreyPines was the benefit anticipated from the additional liquidity expected from Raptor’s assumption of TorreyPines’ NASDAQ listing. This liquidity benefit is the primary factor behind the goodwill recognized in the transaction (see below). The goodwill has been assigned to our clinical segment and is expected to be fully deductible for tax purposes. Below is a preliminary purchase consideration and breakdown of the assets acquired in the merger with TorreyPines (in millions, except for %):

Purchase Consideration (post-merger shares/share price) Closing price of TorreyPines on September 29, 2009 (date of closing of merger)	$4.23
TorreyPines shares outstanding on September 29, 2009	941,121

Subtotal	$4.00 million
Value of options and warrants assumed	0.44 million
Liabilities assumed	0.59 million

Total preliminary purchase consideration	$5.03 million

Asset Allocation	Value (millions)%
Cash and equivalents	$0.58	12
Other current assets	0.07	1
Accrued liabilities	(0.06)	-1

Working capital	0.59	12
Intangible assets:
In-process research & development	0.90	18
Licenses	0.24	5

Total identifiable assets	1.73	35
Plus Goodwill	3.30	65

Total assets acquired	$5.03	100

RAPTOR PHARMACEUTICALS CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Acquisition costs incurred by the Company related to the merger are expected to be approximately $0.5 million.
If the reverse merger had occurred on September 1, 2007, the Company’s revenues would have increase by approximately $2.3 million from license and option fees earned by TorreyPines in 2008 for total pro forma revenues of $2.3 million for the year ended August 31, 2008. Net loss would have decreased by approximately $1.5 million due to an increase of revenues of $2.3 million described above partially offset by $0.8 million in transaction costs and costs associated with obligations owed to the TorreyPines employees for a pro forma net loss of $6.6 million for the year ended August 31, 2008. For the year ended August 31, 2009, the Company’s revenues would have increased by approximately $1.8 million from other revenues earned by TorreyPines for total pro forma revenues of $1.8 million. Net loss would have decreased by approximately $2.1 million due to the increase of revenues of $1.8 million as described above, plus the reduction of $0.3 million of transaction costs which would have occurred during our year ended August 31, 2008, for a pro forma net loss of $7.1 million.

On October 1, 2009, Raptor Pharmaceutical Corp. announced the appointment of Llew Keltner, M.D., Ph.D., to the Company’s board of directors. Dr. Keltner is currently CEO and President of Light Sciences Oncology, a privately-held biotechnology company developing a late-stage, light-activated therapy for hepatocellular cancer and other solid tumors. He is also CEO of EPISTAT, an international healthcare technology transfer, corporate risk management and healthcare strategy company that he founded in 1972.

ITEM 9A(T): CONTROLS AND PROCEDURES

As of August 31, 2009, we performed an evaluation of the effectiveness of our disclosure controls and procedures that are designed to ensure that the information required to be disclosed in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, is accumulated and communicated to the our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Based on our evaluation, our management, including our Chief Executive Officer and Chief Financial Officer, has concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended) as of August 31, 2009, are effective at such reasonable assurance level.

Our management, under the supervision of our Chief Executive Officer and Chief Financial Officer, is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended. The Company’s internal control over financial reporting is defined as a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect our transactions and asset dispositions; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of our financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding the prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on our financial statements.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control—Integrated Framework, our management concluded that our internal control over financial reporting was effective as of August 31, 2009.

This Current Report on Form 8-K does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting.

Changes in Internal Control Over Financial Reporting

During the most recent fiscal quarter, there have not been any significant changes in our internal control over financial reporting or in other factors that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART III

ITEM 10: DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

During our fiscal year ended August 31, 2009, or our Fiscal Year 2009, our full board met eight times and took action by written consent three times (excluding Stock Option Committee approvals). The following table sets forth the name, age, date first elected or appointed to serve as a director and/or executive officer and position held by each of our directors as of October 31, 2009. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by our stockholder.

		Date First Elected	Position(s) Held
Name	Age	or Appointed	with the Company
Christopher M. Starr, Ph.D.(4)	57	May 25, 2006	Chief Executive Officer, President and Director
Raymond W. Anderson (1)(2)(3)(4)(5)	67	May 25, 2006	Director
Erich Sager(4)	51	May 25, 2006	Director
Richard Franklin, M.D., Ph.D.(1)(2)(4)(5)	64	July 10, 2008	Director

(1)	Member of the Corporate Governance and Nominating Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Stock Option Committee.

(5)
Because of Mr. Anderson’s extensive financial management background, we believe that Mr. Anderson is an “audit committee financial expert” as such term is defined under Item 407(d)(5) of the SEC’s Regulation S-K. Neither Mr. Anderson nor Dr. Franklin is our employee and we have determined that they are “independent” as defined in NASDAQ Rule 5605(a)(2).

Business Experience and Directorships

The following describes the background of our directors.

Christopher M. Starr, Ph.D., Chief Executive Officer, President and Director. Dr. Starr is our co-founder and has served as our Chief Executive Officer, President and director since our inception in 2006. Dr. Starr has served as Chief Executive Officer of our wholly owned subsidiary, Raptor Pharmaceutical Inc., since its inception in September 2005. Dr. Starr co-founded BioMarin Pharmaceutical Inc., or BioMarin, in 1997 where he last served as Senior Vice President and Chief Scientific Officer prior to joining the Company in 2006. As Senior Vice President at BioMarin, Dr. Starr was responsible for managing a Scientific Operations team of 181 research, process development, manufacturing and quality personnel through the successful development of commercial manufacturing processes for its enzyme replacement products, and supervised the cGMP design, construction and licensing of BioMarin’s proprietary biological manufacturing facility. From 1991 to 1998, Dr. Starr supervised research and commercial programs at BioMarin’s predecessor company, Glyko, Inc., where he served as Vice President of Research and Development. Prior to his tenure at Glyko, Inc., Dr. Starr was a National Research Council Associate at the National Institutes of Health. Dr. Starr earned a B.S. from Syracuse University and a Ph.D. in Biochemistry and Molecular Biology from the State University of New York Health Science Center, in Syracuse, New York.

Raymond W. Anderson, Director. Mr. Anderson has served as our director since May 25, 2006. Mr. Anderson has worked at Dow Pharmaceutical Sciences, Inc. (a wholly owned subsidiary of Valeant Pharmaceuticals International) since 2003, has been its Managing Director since August 2009 and was previously its Chief Financial Officer and Vice President, Finance and Administration. Mr. Anderson has more than 30 years of healthcare industry experience, primarily focused in financial management within the biopharmaceutical sector. Prior to joining Dow in 2003, he was Chief Financial Officer for Transurgical, Inc., a private medical technology company. Prior to that, Mr. Anderson served as Chief Operating Officer and Chief Financial Officer at BioMarin from June 1998 to January 2002. Prior to June 1998, Mr. Anderson held similar executive-level positions with other biopharmaceutical companies including Syntex, Chiron, Glycomed and Fusion Medical Technologies. Mr. Anderson holds an M.B.A. from Harvard University, an M.S. in Administration from George Washington University and a B.S. in Engineering from the United States Military Academy.

Erich Sager, Director. Mr. Sager has served as our director since May 25, 2006. He is a founding partner of Limetree Capital SA, a Swiss-based investment banking boutique. Mr. Sager also serves as Chairman and member of the board of directors at Calltrade Carrier Services AG, a European wholesale phone operator, and has held such position since 2004. He is also a current board member of Zecotek Medical Systems Inc. and Pulse Capital Corp. Mr. Sager served on the board of directors of BioMarin from November 1997 to March 2006 and as Chairman of LaMont Asset Management SA, a private investment management firm, from September 1996 until August 2004. Mr. Sager has held the position of Senior Vice President, Head of the Private Banking for Dresdner Bank (Switzerland) Ltd., Vice President, Private Banking, Head of the German Desk for Deutsche Bank (Switzerland) Ltd., and various positions at banks in Switzerland. Mr. Sager received a business degree from the School of Economics and Business Administration, Zurich, Switzerland.

Richard Franklin, M.D., Ph.D., Director. Dr. Franklin has served as our director since July 2008 and has served as Chairman of the board of directors of SyntheMed, Inc., a biomaterials company engaged in the development and commercialization of medical devices, since June 2003 and as a director of SyntheMed, Inc., since December 2000. Since September 2002, Dr. Franklin has been Chairman of DMS Data Systems, an internet-based information services company. Dr. Franklin has served as the Chief Executive Officer and Director of Tarix Pharmaceuticals, a drug development company, since 2004 and as Chairman of Pathfinder, LLC, a regenerative medicine company, since earlier this year. From May 1996 to September 2002, Dr. Franklin had been Chief Executive of Phairson, Ltd., a medical product development company. From January 1991 to May 1996, Dr. Franklin was founder and principal of Richard Franklin & Associates and from January 1988 to December 1990, Dr. Franklin was with Boston Capital Group, both of which are consulting firms to the healthcare industry. From July 1986 to December 1987, Dr. Franklin was head of Healthcare Corporate Finance at Tucker Anthony, an investment banking firm.

Audit Committee

The audit committee of our board of directors, herein referred to as the Audit Committee, has been established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended, herein referred to as Exchange Act, and through August 31, 2009 consisted of the following two members: Mr. Anderson (Chairman) and Mr. Sager. The Audit Committee (a) has sole authority to appoint, replace and compensate our independent registered public accounting firm and is directly responsible for oversight of its work; (b) approves all audit fees and terms, as well as any permitted non-audit services performed by our independent registered public accounting firm; (c) meets and discusses directly with our independent registered public accounting firm its audit work and related matters; and (d) oversees and performs such investigations with respect to our internal and external auditing procedures and affairs as the Audit Committee deems necessary or advisable and as may be required by applicable law. Our Audit Committee’s charter was posted on our website during our Fiscal Year 2009 (and after such time until immediately prior to the 2009 Merger on September 29, 2009). The Audit Committee’s charter for Raptor Pharmaceutical Corp. can be found in the “Corporate Governance” section of Raptor Pharmaceutical Corp.’s website at www.raptorpharma.com.

Our board of directors has determined that Mr. Anderson, the Chairman of our Audit Committee, as of August 31, 2009, was “independent” as that term is defined by the applicable listing standards of The NASDAQ Stock Market, Inc. and Rule 10A-3 of the Exchange Act. Our board of directors has determined that Mr. Anderson is qualified as an “audit committee financial expert” as defined by the regulations promulgated by the U.S. Securities and Exchange Commission, herein referred to as the SEC.

During Fiscal Year 2009, our Audit Committee met four times.

Compensation Committee

The compensation committee of our board of directors, herein referred to as the Compensation Committee, through August 31, 2009 consisted of the following two members: Mr. Sager (Chairman) and Mr. Anderson. The Compensation Committee annually reviews and determines salaries, bonuses and other forms of compensation paid to our executive officers and management. As of August 31, 2009, members of the Compensation Committee were non-employee directors. Mr. Anderson is considered to be independent. Our Compensation Committee’s charter was posted on our website during our Fiscal Year 2009 (and after such time until immediately prior to the 2009 Merger on September 29, 2009). The Compensation Committee’s charter for Raptor Pharmaceutical Corp. can be found in the “Corporate Governance” section of Raptor Pharmaceutical Corp.’s website at www.raptorpharma.com

During Fiscal Year 2009, our Compensation Committee did not meet, however, during such period, certain actions with respect to the compensation of our executive officers and management were taken either at a meeting or by written consent of our full board of directors, with Dr. Starr abstaining from the discussions and actions with respect to his own salary.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our board of directors, herein referred to as the Nominating Committee, through August 31, 2009 consisted of the following members: Mr. Sager, Mr. Anderson, Dr. Franklin and Dr. Starr. The Nominating Committee has authority to review the qualifications of, interview and nominate candidates for election to our board of directors. Our Nominating Committee’s charter was posted on our website during our Fiscal Year 2009 (and after such time until immediately prior to the 2009 Merger on September 29, 2009). The Nominating Committee’s charter for Raptor Pharmaceutical Corp. can be found in the “Corporate Governance” section of Raptor Pharmaceutical Corp.’s website at www.raptorpharma.com. The primary functions of our Nominating Committee are to:
•	recruit, review and nominate candidates for election to our board of directors;
•	monitor and make recommendations regarding committee functions, contributions and composition; and
•	develop the criteria and qualifications for membership on our board of directors.

The Nominating Committee develops the credentials and characteristics required of our board of directors and committee nominees in light of the composition of our board of directors and committees, our business, operations, applicable legal and listing requirements, and other factors they consider relevant. The Nominating Committee may identify other candidates, if necessary, through recommendations from our directors, management, employees, the stockholder nomination process, or outside consultants. The Nominating Committee will review candidates in the same manner regardless of the source of the recommendation. For membership on our board of directors, the Nominating Committee takes into consideration applicable laws and regulations, diversity, age, skills, experience, integrity, ability to make independent analytical inquiries, understanding of our business and business environment, willingness to devote adequate time and effort to our board of directors’ responsibilities and other relevant factors, including experience in the biotechnology and pharmaceutical industries.

During Fiscal Year 2009, our Nominating Committee did not formally meet.

Stock Option Committee

The stock option committee of our board of directors, herein referred to as the Stock Option Committee, through August 31, 2009 consisted of: Mr. Sager, Mr. Anderson, Dr. Franklin and Dr. Starr. Our Stock Option Committee is responsible for the administration of our 2006 Equity Incentive Plan, as amended, including the approval of grants under such plan to our employees, consultants and directors.

During Fiscal Year 2009, our Stock Option Committee took action in a meeting one time and by unanimous written consent two times.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders of a registered class of equity securities to file reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Directors, executive officers and 10% stockholders of a registered class of equity securities are required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on a review of the copies of such reports furnished to us, we believe that during Fiscal Year 2009, our directors, executive officers and 10% stockholders of a registered class of equity securities timely filed all Section 16(a) reports applicable to them.

Code of Ethics

The Company has adopted a Code of Ethics, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Our Code of Ethics was posted on our website during our Fiscal Year 2009 (and after such time until immediately prior to the 2009 Merger on September 29, 2009). The Code of Business Conduct and Ethics for Raptor Pharmaceutical Corp. can be found in the “Corporate Governance” section of Raptor Pharmaceutical Corp.’s website at www.raptorpharma.com.

Executive Officers

The following table sets forth the name, age, date first appointed to serve as an executive officer, and position held by each of our executive officers not discussed above as of October 31, 2009. Our executive officers are elected by our board of directors and serve at the discretion of our board of directors.

			Position(s) Held
Name	Age	Date First Appointed	with the Company
Todd C. Zankel, Ph.D.	46	May 25, 2006	Chief Scientific Officer
Thomas (Ted) E. Daley	46	September 10, 2007	President, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)
Patrice P. Rioux, M.D., Ph.D.	58	April 15, 2009	Chief Medical Officer, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)
Kim R. Tsuchimoto, C.P.A.	46	May 25, 2006	Chief Financial Officer, Treasurer and Secretary

Business Experience

The following describes the background of our executive officers.

Todd C. Zankel Ph.D. Dr. Zankel is a co-founder and has been Chief Scientific Officer of our wholly owned subsidiary, Raptor Pharmaceutical Inc., since its inception in 2006. Dr. Zankel has served as our Chief Scientific Officer since May 25, 2006. From 1997 to 2005, Dr. Zankel served as a Senior Director of Research at BioMarin. Prior to 1997, Dr. Zankel was a fellow for the National Institutes of Health at the Plant Gene Expression Center in Berkeley, California and at the Swiss Institute of Technology in Zurich, Switzerland. Dr. Zankel has been the author of a number of peer-reviewed articles in a variety of scientific areas. Dr. Zankel earned a B.A. from Reed College in Portland, Oregon and a Ph.D. from Columbia University.

Thomas (Ted) E. Daley. Mr. Daley joined us as President and a board member of Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.) following the acquisition by Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.) of Convivia, Inc., which Mr. Daley founded. Mr. Daley was co-founder, VP business development and chief operating officer of Instill Corporation, a leading electronic commerce services provider to the US foodservice industry. Between 1993-2001 Mr. Daley helped raise over $50 million in venture capital and build Instill to a 150+ person operation with a nationwide customer base. After leaving Instill, from 2001-2007, Mr. Daley served in executive and consulting roles to a number of technology startup companies including MetricStream, Inc., PartsRiver and Certicom Security. Prior to that time, Mr. Daley worked in operations management for Anheuser-Busch, Inc., and consulted to Gordon Biersch Brewing Company and Lion Breweries (New Zealand). Mr. Daley received a BS in Fermentation Science from University of California at Davis, and an MBA from Stanford University.

Patrice P. Rioux, M.D., Ph.D. joined us as Chief Medical Officer of our clinical subsidiary, Raptor Therapeutics Inc. Prior to joining us in April 2009, from November 2008 until March 2009, Dr. Rioux served as Chief Medical Officer of FerroKin Biosciences, an early-stage developer of iron chelator for treatment of anemias. From May 2005 to October 2008, he was Chief Medical Officer and Vice President Clinical/Regulatory for Edison Pharmaceuticals, which focused on developing drugs to treat inherited and acquired energy impairment diseases. From January 2004 through March 2006, Dr. Rioux was an independent clinical operations consultant. Dr. Rioux’ three-decade career includes positions at Repligen Corp., Arrow International, Variagenics, Inc., Biogen and GRP (Groupement de Recherche en Pharmacologie). From 1975 to 1995, Dr. Rioux was a researcher in Clinical Research and Epidemiology at INSERM (Institut National de la Sante et de la Recherche Medicale), a French organization that supports national research in the medical field. Educated in France, Dr. Rioux has an M.D., a Ph.D. in Mathematical Statistics, and a Masters degree in Pharmacology.

Kim R. Tsuchimoto, C.P.A. Ms. Tsuchimoto has served as the Chief Financial Officer, Treasurer and Secretary of our wholly owned subsidiary, Raptor Pharmaceutical Inc., since its inception in 2006 and currently serves as our Chief Financial Officer, Secretary and Treasurer since May 25, 2006. Prior to this, Ms. Tsuchimoto served as Interim Controller at International Microcomputer Software, Inc., a software and Internet content company, from October 2005 to March 2006. From June 2005 to August 2005, Ms. Tsuchimoto served as Assistant Vice President, Controller at SpatiaLight Inc., a high technology company. From February 1997 to June 2005, Ms. Tsuchimoto served at BioMarin and its predecessor company, Glyko, Inc., most recently as Vice President, Treasurer for two years, Vice President, Controller for two years and prior to that, as Controller. Prior to her employment at BioMarin, Ms. Tsuchimoto served as Controller of a marketing consulting firm and an international venture capital firm and worked as a staff accountant in a local public accounting firm. Ms. Tsuchimoto is an inactive licensed California Certified Public Accountant and holds a B.S. in Business Administration with an emphasis in Accounting from San Francisco State University.

Relationships Among Executive Officers and Directors

Our executive officers are elected by our board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or executive officers.

ITEM 11: EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of our board of directors has overall responsibility for the compensation program for our executive officers. Specifically, our Compensation Committee establishes policies and otherwise discharges the responsibilities of our board of directors with respect to the compensation of our executive officers, senior management, and our other employees. In evaluating executive officer pay, the Compensation Committee may retain the services of an independent compensation consultant or research firm and consider recommendations from the chief executive officer and persons serving in supervisory positions over a particular officer or executive officer with respect to goals and compensation of the other executive officers. The executive officers are not present or involved in deliberations concerning their compensation. Our Compensation Committee assesses the information it receives in accordance with its business judgment. All decisions with respect to executive compensation, other than compensation for our Chief Executive Officer, are first approved by our Compensation Committee and then submitted, together with the Compensation Committee’s recommendations, to our full board of directors for final approval. Compensation of our Chief Executive Officer is generally approved only by our Compensation Committee.

We choose to pay the various elements of compensation discussed in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for primarily long-term strategic goals, while considering short-term performance.

Elements of compensation for our executives generally include:
•	base salary (typically subject to upward adjustment annually based on inflation factors, industry competitive salary levels, and individual performance);
•	cash bonuses;
•	stock option awards;
•	401(k) plan contributions; and
•	health, disability and life insurance.

We believe that the compensation of our executives should reflect their success in attaining key objectives and individual factors. The key objectives include: (1) establishing and executing on program milestones within planned budgetary expenditures; (2) securing adequate funds to achieve program objectives and to maintain our solvency and moderate financial risk; (3) meeting or exceeding program timelines and milestones; (4) expanding our preclinical product pipeline through creation of novel proprietary products or by utilization of technology, or acquiring or in-licensing new pre-clinical or clinical products and technology; (5) creating corporate partnerships, contracts, collaborations and out-licensing product technologies to achieve strategic objectives; (6) submitting and receiving satisfactory results of regulatory submissions; (7) establishing long-term competitive advantages, which leads to attaining an increased market price for our stock; (8) asset growth; and (9) developing a strong intellectual property position, which enhances the value of our product candidates and technologies.

The key individual factors for each executive include: (1) the value of their unique skills and capabilities to support our long-term performance; (2) performance of their management responsibilities; (3) whether an increase in responsibility or change in title is warranted; (4) leadership qualities; (5) business responsibilities; (6) current compensation arrangements, especially in comparison to the compensation of other executives in similar positions in competitive companies within our industry; (7) short- and long-term potential to enhance stockholder value; and (8) contribution as a member of the executive management team.

Our allocation between long-term and currently paid compensation is intended to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for us and our stockholders. We provide cash compensation in the form of base salary and annual, discretionary cash bonuses to reward performance against pre-set written goals and objectives. We provide non-cash compensation to reward performance against specific objectives and long-term strategic goals. Our compensation package for our executive officers for the Fiscal Year 2009 ranged from 100% to 90% in cash compensation and 0% to 10% in non-cash compensation, including benefits and equity-related awards. We believe that this ratio is competitive within the marketplace for companies at our stage of development and appropriate to fulfill our stated policies.

Elements of Compensation

Base Salary

Our Compensation Committee has established base salary compensation for our executive officers taking into account: (1) the officer’s equity interest in us; (2) our status as an early-stage development company; (3) competitive levels of compensation; and (4) our ability to pay at this stage of its funding cycle. Our Compensation Committee considers individual performance and salaries paid to executive officers of other biotechnology companies similar in size, stage of development and other characteristics. In making its recommendations, our Compensation Committee takes into account recommendations submitted by persons serving in a supervisory position over a particular executive officer. In July 2008, our Compensation Committee hired an outside consultant to review our executive compensation and compensation for positions in which we are currently recruiting in order to offer a competitive compensation package to new employees and in an effort to compensate our executives closer to competitive levels. The outside consultant utilized a well-established industry salary survey and benchmarked our executive salaries with salaries of companies of similar size and located in the San Francisco Bay Area. Due to the significant differences between market rates and our Fiscal Year 2007 executive base salaries, the Compensation Committee recommended a pro rata three-step increase (over three years) for Dr. Starr, our Chief Executive Officer, and a pro rata two-step increase (over two years) for Dr. Zankel, Ms. Tsuchimoto and Mr. Daley.

Annual Base Salary
Christopher M. Starr, Ph.D.	Chief Executive Officer, President and Director	$213,610*
Todd C. Zankel, Ph.D.	Chief Scientific Officer	$192,300*
Kim R. Tsuchimoto, C.P.A.	Chief Financial Officer, Secretary and Treasurer	$208,401*
Ted Daley	President, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)	$208,401*
Patrice P. Rioux., M.D., Ph.D.	Chief Medical Officer, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)	$280,000**

*
Based on the input from the outside consultant, the recommendation by our Compensation Committee and approval of our full board of directors (other than Dr. Starr with respect to his own salary), these salaries became effective July 10, 2008. As of October 31, 2009, in order to preserve cash, the Compensation Committee had not authorized the second step of the salary increases described above.

**	Dr. Rioux’s employment commenced on April 15, 2009.

Bonus and Other Non-Equity Incentive Plan Compensation

Given our stage of development and our desire to conserve cash, during Fiscal Year 2009, we limited awarding cash bonuses to our executive officers and did not provide for other non-equity incentive plan compensation as bonuses. During Fiscal Year 2009, pursuant to his employment agreement and an asset purchase agreement between our clinical subsidiary and Mr. Daley regarding the purchase of the Convivia assets, Mr. Daley received the following: in September 2008 a cash bonus of $10,000 for reaching his one-year anniversary and in October 2008, Mr. Daley received a bonus of 100,000 shares of our common stock valued at $27,000 and a cash bonus of $30,000 related to the achievement of a clinical milestone. Due to the 2009 Merger, the 100,000 shares of our common stock described in the immediately preceding sentence were exchanged for 23,312 shares of common stock of Raptor Pharmaceutical Corp.

Pursuant to Dr. Rioux’ offer letter executed in April 2009, Dr. Rioux is eligible for bonus stock options exercisable for up to 50,000 shares of our common stock if the following milestones are achieved during his employment: our achievement of a successful pilot clinical trial of DR Cysteamine in cystinosis; first patient dosed in a pivotal clinical trial of DR Cysteamine in cystinosis; our filing of a New Drug Application for DR Cysteamine in cystinosis; and marketing approval of DR Cysteamine in cystinosis. To-date none of these milestones have been achieved and no bonuses have been granted to Dr. Rioux. Due to the 2009 Merger, the eligibility described above is now for bonus stock options exercisable for up to 11,656 shares of common stock of Raptor Pharmaceutical Corp. All of our executive officers are eligible for annual and discretionary cash and stock option bonuses pursuant to their employment agreements.

Stock Option and Equity Incentive Programs

We believe that equity grants provide our executive officers with a strong link to our long-term performance, create an ownership culture, and closely align the interests of our executive officers with the interests of our stockholders. Because of the direct relationship between the value of an option and the market price of our common stock, we believe that granting stock options is the best method of motivating the executive officers to manage the Company in a manner that is consistent with the interests of the Company and our stockholders. In addition, the vesting feature of our equity grants should aid officer retention because this feature provides an incentive to our executive officers to remain in our employ during the vesting period. In determining the size of equity grants to our executive officers, our Compensation Committee considers company-level performance, the applicable executive officer’s performance, the period during which an executive officer has been in a key position with us, the amount of equity previously awarded to or owned by the applicable executive officer, the vesting of such awards, the number of shares available under our 2006 Equity Incentive Plan and the recommendations of management and any other consultants or advisors with whom our Compensation Committee may choose to consult.

In general, stock options are granted under the 2006 Equity Incentive Plan as an incentive to aid in the retention of the executive officers and to align their interests with those of our stockholders.

During our Fiscal Year 2009, we did not have any formal plan requiring us to grant, or not to grant, equity compensation on specified dates. With respect to newly hired executives, our practice is typically to consider stock option grants upon initial drafting of the executive’s employment agreement followed by a Stock Option Committee unanimous written consent approving such stock option grant. The stock option exercise price is based on the closing price the day preceding the later of the Stock Option Committee approval or the executive’s first day of employment. We intend to ensure that we do not award equity grants in connection with the release, or the withholding, of material non-public information, and that the grant exercise price of all equity awards is equal to the fair market value of the equity on the date of grant.

In April 2009, pursuant to his employment agreement, we issued to Dr. Rioux initial employment stock options to purchase 150,000 shares of our common stock at an exercise price of $0.20 per share which vests 6/48ths on the six-month anniversary of the grant date and 1/48th per month thereafter and expire ten years from the grant date. No other stock options were granted to our executive officers or our board of directors during Fiscal Year 2009. The options that were granted to our officers are set forth in the “Grants of Plan-Based Awards” table below. All options granted to officers are intended to be qualified stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended, to the extent possible. Due to the 2009 Merger, the options to purchase 150,000 shares of our common stock described above were exchanged for options to purchase 34,969 shares of common stock of Raptor Pharmaceutical Corp., at $0.85 per share.

Perquisites

Our executives do not receive any perquisites and are not entitled to benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage or similar benefits for our executives or employees.

Defined Contribution Plan

We maintain a qualified retirement plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees, subject to certain minimum age and service requirements. Our 401(k) plan allows employees to make voluntary contributions. The assets of the 401(k) plan are held in trust for participants and are distributed upon the retirement, disability, death or other termination of employment of the participant.

Employees who participate in our 401(k) plan may contribute to their 401(k) account up to the maximum amount that varies annually in accordance with the Internal Revenue Code. We also make available to 401(k) plan participants the ability to direct the investment of their 401(k) accounts in a well-balanced spectrum of various investment funds.

At our discretion, we provide for a 401(k) matching in the amount of 100% of the first 3% of employee deferral and 50% of the next 2% of employee deferral, in compliance with the Internal Revenue Service’s Safe Harbor rules. As of March 28, 2009, in order to preserve cash, we discontinued matching 401(k) for all of our employees.

Employment Agreements

Drs. Starr and Zankel and Ms. Tsuchimoto entered into employment agreements with our wholly owned subsidiary, Raptor Pharmaceutical Inc. in May 2006. Each employment agreement has an initial term of three years commencing on May 1, 2006 in the case of Dr. Starr and Ms. Tsuchimoto and May 15, 2006 in the case of Dr. Zankel, and will automatically renew for additional one year periods unless either party under such agreement notifies the other that the term will not be extended. Under their agreements, each officer is entitled to an annual salary ($150,000 each for Drs. Starr and Zankel and $160,000 for Ms. Tsuchimoto), the amount of which may be increased from time to time in the discretion of our board of directors, and stock options to purchase 250,000 shares of our common stock, which vested over three years with a six month cliff vest. Due to the 2009 Merger, the 250,000 shares of our common stock described in the immediately preceding sentence were exchanged for 58,281 shares of common stock of Raptor Pharmaceutical Corp. Officers’ annual salaries are subject to annual review and potential increase by our board of directors. In addition, they are each eligible to receive annual bonuses in cash or stock options as awarded by our board of directors, at its discretion. On September 7, 2007, our wholly-owned subsidiary, Raptor Therapeutics Inc., entered into an employment agreement with Ted Daley for a term of 18 months which will automatically renew for additional one year periods unless either party under such agreement notifies the other that the term will not be extended. Under Mr. Daley’s agreement, Mr. Daley is entitled to an annual salary of $150,000 and stock options to purchase 150,000 shares of our common stock, which vest over four years with a six month cliff vest. Due to the 2009 Merger, the options to purchase 150,000 shares of our common stock described in the immediately preceding sentence were exchanged for options to purchase 34,969 shares of common stock of Raptor Pharmaceutical Corp. In August 2008, our Compensation Committee recommended, and the full board of directors approved, a stock option grant to Mr. Daley for the purchase of 100,000 shares of our common stock at an exercise price of $0.44 per share, which vests 6/48ths upon the six-month anniversary of the grant date and 1/48th per month thereafter and expires ten years from the grant date. Due to the 2009 Merger, the options to purchase 100,000 shares of our common stock described in the immediately preceding sentence were exchanged for options to purchase 23,313 shares of common stock of Raptor Pharmaceutical Corp., at $1.88 per share. Mr. Daley’s 2008 stock option was granted in order to increase his initial employment stock option grant to be equal to the stock option grants of our other executive officers. Mr. Daley’s annual salary is subject to annual review and potential increase by our board of directors. In addition, Mr. Daley is eligible to receive certain bonuses in cash based on triggering events related to the successful development of our ConviviaTM product development program. Each of Drs. Starr’s and Zankel’s, Ms. Tsuchimoto’s and Mr. Daley’s respective employment agreements were amended effective as of January 1, 2009 for purposes of bringing such employment agreements into compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and interpretive guidance issued thereunder. In April 2009, we executed an employment offer to Dr. Rioux with an annual base salary of $280,000.

Except for Dr. Rioux and Mr. Daley, if any officer’s employment is constructively terminated or terminated by us without cause, including in the event of a change of control, then such officer will be entitled to continue to receive his or her base salary, bonuses and other benefits for a period of 12 months from the date of termination. If Mr. Daley’s employment is constructively terminated or terminated by us without cause, whether before or after a change of control, then Mr. Daley will be entitled to receive: (i) a lump sum payment equal to 6 times his monthly salary, (ii) a lump sum payment equal to 50% of his actual bonus earned during the prior fiscal year, and (iii) COBRA premiums for 6 months from the date of termination.  If Dr. Rioux’s employment is terminated due to a change of control, then he will be entitled to receive a lump sum payment equal to his salary for six months at the time of termination and other certain benefits for a period of 6 months from the date of termination.

Except for Dr. Rioux, if any officer’s employment is terminated for cause, by death or due to a voluntary termination, we shall pay to such officer, or in the case of termination due to death, his or her estate, the compensation and benefits payable through the date of termination.

Except for Dr. Rioux, if any officer’s employment is terminated due to disability, we shall pay to such officer the compensation and benefits payable through the date of termination and shall continue to pay such officer salary and a prorated bonus for three months following such termination, at the end of which time such officer shall receive short-term and eventually long-term disability benefits pursuant to our current disability insurance plans.

A description of the terms of these agreements, including post-employment payments and triggers, is included in the section titled “Executive Payments Upon Termination As of August 31, 2009.”

For further detail please refer to the officers’ respective employment agreements filed by us as exhibits 10.5, 10.6 and 10.7 to our Current Report on Form 8-K, which was filed with the SEC on May 26, 2006, exhibits 10.1, 10.2, 10.3 and 10.4 to our Current Report on Form 8-K, which was filed with the SEC on January 5, 2009, exhibit 10.1 to our Form 10-QSB, which was filed with the SEC on January 14, 2008, and exhibit 10.1 to our Current Report on Form 8-K, which was filed with the SEC on April 14, 2009.

Equity Incentive Plan

In May 2006, our stockholders approved the 2006 Equity Incentive Plan, or the Plan. The Plan life is ten years and allows for the granting of options to our employees, directors and consultants. Typical option grants are for ten years with exercise prices at or above market price based on the last closing price as of the date prior to the grant date and vest over four years as follows: 6/48ths on the six-month anniversary of the date of grant and 1/48ths per month thereafter.

Accounting and Tax Considerations

We select and implement our various elements of compensation for their ability to help us achieve our performance and retention goals and not based solely on any unique or preferential financial accounting treatment. In this regard, Section 162(m) of the Internal Revenue Code generally sets a limit of $1.0 million on the amount of annual compensation (other than certain enumerated categories of performance-based compensation) that we may deduct for federal income tax purposes with respect to the executive officers (other than our chief financial officer) listed in the “Summary Compensation Table” below. Compensation realized upon the exercise of stock options is considered performance based if, among other requirements, the plan pursuant to which the options are granted has been approved by our stockholders and has a limit on the total number of shares that may be covered by options issued to any plan participant in any specified period.

Stock options granted under the Plan are considered performance based. Therefore, any compensation realized upon the exercise of stock options granted under the Plan will be excluded from the deductibility limits of Section 162(m). While we have not adopted a policy requiring that all compensation be deductible, we consider the consequences of Section 162(m) in designing our compensation practices.

Generally, the exercise of an incentive stock option does not trigger any recognition of income or gain to the holder but may be subject to Alternative Minimum Tax. If the stock is held until at least one year after the date of exercise (or two years from the date the option is granted, whichever is later), all of the gain on the sale of the stock, when recognized for income tax purposes will be capital gain, rather than ordinary income to the recipient. Consequently, we do not receive a tax deduction. For stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock on the exercise date. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise. If the holder of an incentive stock option exercises their options and sells the stock received from such exercise before the one year holding period or before two years from grant date, this is known as a disqualifying disposition, which will be subject to ordinary income tax for the option holder and will be tax deductible to the Company.

Stock Ownership Guidelines

Although we have not adopted any stock ownership guidelines, we believe that our compensation of executive officers, which includes the use of stock options, results in an alignment of interest between these individuals and our stockholders.

Benchmarking and Consultants

Our Compensation Committee reviews the history of all the elements of each executive officer’s total compensation over our short history and compares the compensation of the executive officers with that of the executive officers in an appropriate market comparison group comprised of other biotechnology companies similar in size, stage of development and other characteristics.

Named Executive Officer Compensation

Summary Compensation Table

							Change in
							Pension
	Fiscal					Non-equity	Value and
	Year			Stock	Option	Incentive Plan	NQDC	All Other
	(ending	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	August 31)	$(1)	$	$	$(2)	$	$	$(3)	$
Christopher M. Starr, Ph.D.	2009	213,610	—	—	27,883	—	—	6,399	247,892
Chief Executive Officer	2008	156,116	—	—	42,864	—	—	7,188	206,168
and Director	2007	150,000	—	—	40,612	—	—	2,789	193,401

Todd C. Zankel, Ph.D.	2009	192,300	—	—	27,883	—	—	5,758	225,941
Chief Scientific	2008	154,067	—	—	42,864	—	—	7,106	204,037
Officer	2007	150,000	—	—	40,612	—	—	2,789	193,401

Kim R. Tsuchimoto, C.P.A.	2009	208,401	—	—	33,256	—	—	6,149	247,806
Chief Financial Officer,	2008	179,115	—	—	47,881	—	—	8,171	235,167
Secretary, And	2007	163,333	25,000	—	38,739	—	—	4,098	231,170
Treasurer

Ted Daley,	2009	208,401	40,000	27,000	22,077	—	—	7,806	238,284
President, Raptor	2008	146,962	40,000	56,000	14,594	—	—	7,866	265,422
Therapeutics Inc. (f/k/a
Bennu Pharmaceuticals Inc.)

Patrice P. Rioux, M.D., Ph.D.	2009	94,759	—	—	1,696	—	—	419	96,874
Chief Medical Officer, Raptor
Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)

(1)
Dr. Starr and Ms. Tsuchimoto’s full time employment commenced on May 1, 2006 at an annual base salary of $150,000 and $160,000, respectively. Ms. Tsuchimoto’s annual base salary increased to $176,000 in June 2007 and to $208,401 in July 2008. Dr. Starr’s salary increased to $213,610 in July 2008. Dr. Zankel’s full time employment commenced on May 15, 2006 at an annual base salary of $150,000 which increased to $192,300 in July 2008. Mr. Daley’s full-time employment commenced on September 10, 2007 at an annual base salary of $150,000 which increased to $208,401 in July 2008. Dr. Rioux’s full time employment commenced on April 15, 2009 at an annual base salary of $280,000.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to Fiscal Years 2009, 2008 and 2007 for the fair value of the stock options granted to each of the named executive officers since inception, in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the Fiscal Years 2008 and 2007 grants, please refer to the notes in our financial statements filed as part of this Current Report on Form 8-K. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers. In May 2006 Drs. Starr and Zankel and Ms. Tsuchimoto were granted stock options to purchase 250,000 shares of our common stock at an exercise price of $0.66 per share for Drs. Starr and Zankel and $0.60 per share for Ms. Tsuchimoto. The options vested 6/36ths on the six month anniversary of the grant date and 1/36th per month thereafter and expire 10 years from grant date. Due to the 2009 Merger, the options to purchase 250,000 shares of our common stock described above were exchanged for options to purchase 58,281 shares of common stock of Raptor Pharmaceutical Corp., at respective exercise prices of $2.83 per share for Drs. Starr and Zankel and $2.57 per share for Ms. Tsuchimoto.

(3)
All Other Compensation includes 401(k) match funded by the Company through March 28, 2009, at which time such matching was discontinued, and life insurance premiums paid by the Company where the executive is the beneficiary.

Stock Option Grants and Exercises During the Fiscal Year Ended August 31, 2009

The following table sets forth information concerning stock option grants made during Fiscal Year 2009, to our executive officers named in the “Summary Compensation Table” above. The fair value information in the far right column is for illustration purposes only and is not intended to predict the future price of our common stock. Due to the 2009 Merger, such stock options were exchanged for stock options of Raptor Pharmaceutical Corp. The actual future value of such stock options of Raptor Pharmaceutical Corp. will depend on the market value of its common stock.

Grants of Plan-Based Awards Table

								All Other	All Other
								Stock	Options	Exercise	Grant
		Estimated			Estimated			Awards:	Awards:	or Base	Date
		Future Payouts			Future Payouts			Number	Number of	Price of	Fair
		Under Non-Equity			Under Equity			of Shares	Securities	Option	Value of
		Incentive Plan Awards			Incentive Plan Awards			of Stock	Underlying	Awards	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options (#)		Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(1)	($/Sh)(2)	($) (3)
Patrice P. Rioux, M.D., Ph.D.	4/16/09	—	—	—	—	—	—	—	34,969	0.85	1,696

(1)
These stock options vest 6/48ths on the six-month anniversary of the grant date and 1/48th per month thereafter. The options expire 10 years from grant date. The original stock options described under this column were originally exercisable for 150,000 shares of our common stock at an exercise price of $0.20 per share. Due to the 2009 Merger, such original options to purchase 150,000 shares of our common stock were exchanged for options to purchase 34,969 shares of common stock of Raptor Pharmaceutical Corp., at $0.85 per share.

(2)
This column shows the exercise price for the stock options granted, which was the closing price of our common stock one day preceding the stock option grant date. As described in the immediately preceding footnote, the original stock options were exercisable at $0.20 per share.

(3)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to Fiscal Year 2009 for the fair value of the stock options granted to each of the named executive officers in Fiscal Year 2009 in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

The following table sets forth certain information with respect to outstanding stock option awards of the named executive officers for Fiscal Year 2009.

Outstanding Equity Awards at August 31, 2009

	Option Awards
			Equity
			Incentive Plan
		Number of	Awards:
	Number of	Securities	Number of
	Securities	Underlying	Securities
	Underlying	Unexercised	Underlying
	Unexercised	Options	Unexercised	Option	Option
	Options	Unexercisable	Unearned	Exercise	Expiration
Name	Exercisable (#)	(#)	Options (#)	Price ($)	Date
Christopher M. Starr, Ph.D.	58,281 (1)	—	—	2.83 (1)	5/26/2016
Todd C. Zankel, Ph.D.	58,281 (1)	—	—	2.83 (1)	5/26/2016
Kim R. Tsuchimoto, C.P.A.	58,281 (1)	—	—	2.57 (1)	5/26/2016
	3,788 (2)	3,260	—	2.57 (2)	6/14/2017
	6,314 (2)	5,343	—	2.57 (2)	6/14/2017
Ted Daley	16,755 (2)	18,214	—	2.23 (2)	9/10/2017
	5,828 (2)	17,485	—	1.88 (2)	8/12/2018
Patrice P. Rioux, M.D., Ph.D.	0 (2)	34,969	—	0.85 (2)	4/16/2019

(1)
Stock options vest 6/36ths on the six month anniversary of grant date and 1/36th per month thereafter. As discussed elsewhere in this Current Report on Form 8-K, the relevant options are options to purchase common stock of Raptor Pharmaceutical Corp., and the number of securities underlying such options as well as the option exercise prices have been converted to their equivalent post-2009 Merger number of securities and equivalent post-2009 Merger exercise prices, respectively.

(2)
Stock options vest 6/48ths on the six month anniversary of grant date and 1/48th per month thereafter. As discussed elsewhere in this Current Report on Form 8-K, the relevant options are options to purchase common stock of Raptor Pharmaceutical Corp., and the number of securities underlying such options as well as the option exercise prices have been converted to their equivalent post-2009 Merger number of securities and equivalent post-2009 Merger exercise prices, respectively.

Option Exercises

There were no option exercises by our executive officers during our Fiscal Year 2009.

Post-Employment Compensation

Employment Agreements

Drs. Starr and Zankel and Ms. Tsuchimoto entered into employment agreements with our wholly owned subsidiary, Raptor Pharmaceutical Inc. in May 2006. Each employment agreement has an initial term of three years commencing on May 1, 2006 in the case of Dr. Starr and Ms. Tsuchimoto and May 15, 2006 in the case of Dr. Zankel, and will automatically renew for additional one year periods unless either party under such agreement notifies the other that the term will not be extended. Under their agreements, each officer is entitled to an annual salary ($150,000 each for Drs. Starr and Zankel and $160,000 for Ms. Tsuchimoto), the amount of which may be increased from time to time in the discretion of our board of directors, and stock options to purchase 250,000 shares of our common stock, which vested over three years with a six month cliff vest. Due to the 2009 Merger, the 250,000 shares of our common stock described in the immediately preceding sentence were exchanged for 58,281 shares of common stock of Raptor Pharmaceutical Corp. Officers’ annual salaries are subject to annual review and potential increase by our board of directors. In addition, they are each eligible to receive annual bonuses in cash or stock options as awarded by our board of directors, at its discretion. On September 7, 2007, our wholly-owned subsidiary, Raptor Therapeutics Inc., entered into an employment agreement with Ted Daley for a term of 18 months and will automatically renew for additional one year periods unless either party under such agreement notifies the other that the term will not be extended. Under Mr. Daley’s agreement, Mr. Daley is entitled to an annual salary of $150,000 and stock options to purchase 150,000 shares of our common stock, which vest over four years with a six month cliff vest. Due to the 2009 Merger, the options to purchase 150,000 shares of our common stock described in the immediately preceding sentence were exchanged for options to purchase 34,969 shares of common stock of Raptor Pharmaceutical Corp. In August 2008, our Compensation Committee recommended, and the full board of directors approved, a stock option grant to Mr. Daley for the purchase of 100,000 shares of our common stock at an exercise price of $0.44 per share, which vests 6/48ths upon the six-month anniversary of the grant date and 1/48th per month thereafter and expires ten years from the grant date. Due to the 2009 Merger, the options to purchase 100,000 shares of our common stock described in the immediately preceding sentence were exchanged for options to purchase 23,313 shares of common stock of Raptor Pharmaceutical Corp., at $1.88 per share. Mr. Daley’s 2008 stock option was granted in order to increase his initial employment stock option grant to be equal to the stock option grants of our other executive officers. Mr. Daley’s annual salary is subject to annual review and potential increase by our board of directors. In addition, Mr. Daley is eligible to receive certain bonuses in cash based on triggering events related to the successful development of our ConviviaTM product development program. Each of Drs. Starr’s and Zankel’s, Ms. Tsuchimoto’s and Mr. Daley’s respective employment agreements were amended effective as of January 1, 2009 for purposes of bringing such employment agreements into compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and interpretive guidance issued thereunder. In April 2009, we executed an employment offer to Dr. Rioux with an annual base salary of $280,000.

Except for Dr. Rioux and Mr. Daley, if any officer’s employment is constructively terminated or terminated by us without cause, including in the event of a change of control, then such officer will be entitled to continue to receive his or her base salary, bonuses and other benefits for a period of 12 months from the date of termination. If Mr. Daley’s employment is constructively terminated or terminated by us without cause, whether before or after a change of control, then Mr. Daley will be entitled to receive: (i) a lump sum payment equal to 6 times his monthly salary, (ii) a lump sum payment equal to 50% of his actual bonus earned during the prior fiscal year, and (iii) COBRA premiums for 6 months from the date of termination.  If Dr. Rioux’s employment is terminated due to a change of control, then he will be entitled to receive a lump sum payment equal to his salary for six months at the time of termination and other certain benefits for a period of 6 months from the date of termination.

Except for Dr. Rioux, if any officer’s employment is terminated for cause, by death or due to a voluntary termination, we shall pay to such officer, or in the case of termination due to death, his or her estate, the compensation and benefits payable through the date of termination.

Except for Dr. Rioux, if any officer’s employment is terminated due to disability, we shall pay to such officer the compensation and benefits payable through the date of termination and shall continue to pay such officer salary and a prorated bonus for three months following such termination, at the end of which time such officer shall receive short-term and eventually long-term disability benefits pursuant to our current disability insurance plans.

The following table quantifies the amounts that we would owe each of our executive officers upon each of the termination triggers discussed above:

Executive Payments Upon Termination (As of August 31, 2009)

As discussed elsewhere in this Current Report on Form 8-K, the relevant options are options to purchase common stock of Raptor Pharmaceutical Corp., and the number of securities underlying such options as well as the option exercise prices have been converted to their equivalent post-2009 Merger number of securities and equivalent post-2009 Merger exercise prices, respectively.

Christopher M. Starr, Ph.D.

Chief Executive Officer, President and Director

					Termination
					Without Cause		CIC Whether
Executive Benefits and Payments					or Constructive		or Not Services
Upon Termination	Disability		Death		Termination		are Terminated (1)
Severance Payments
Base Salary	$53,403	(3)	$—		$213,610	(2)	$213,610	(2)
Short-Term Incentive	—	(4)	—	(4)	—	(5)	—	(5)

Value of Unvested Equity Awards and Accelerated Vesting Stock Options	—		—		—		—	(6)

Total	$53,403		$—		$213,610		$213,610

(1)	“CIC” means change in control, as defined within the officer’s employment agreement.

(2)	12 months base salary.

(3)	3 months base salary.

(4)	Pro rata bonus.

(5)	Full cash bonus otherwise payable.

(6)
Vesting of all stock options granted in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

Todd C. Zankel, Ph.D.

Chief Scientific Officer

					Termination		CIC Whether
					Without Cause		or Not Services
Executive Benefits and Payments					or Constructive		are
Upon Termination	Disability		Death		Termination		Terminated (1)
Severance Payments
Base Salary	$48,075	(3)	$—		$192,300	(2)	$192,300	(2)
Short-Term Incentive	—	(4)	—	(4)	—	(5)	—	(5)

Value of Unvested Equity Awards and Accelerated Vesting Stock Options	—		—		—		—	(6)

Total	$48,075		$—		$192,300		$192,300

(1)	“CIC” means change in control, as defined within the officer’s employment agreement.

(2)	12 months base salary.

(3)	3 months base salary.

(4)	Pro rata bonus.

(5)	Full cash bonus otherwise payable.

(6)
Vesting of all stock options granted in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

Kim R. Tsuchimoto, C.P.A.

Chief Financial Officer, Secretary and Treasurer

Executive Benefits and					Without Cause		CIC Whether or
Payments Upon					or Constructive		Not Services are
Termination	Disability		Death		Termination		Terminated (1)
Severance Payments
Base Salary	$52,100	(3)	—		$208,401	(2)	$208,401	(2)
Short-Term Incentive	—	(4)	—	(4)	—	(5)	—	(5)

Value of Unvested Equity Awards and Accelerated Vesting Stock Options	—		—		—		15,003	(6)

Total	$52,100		$—		$208,401		$223,404

(1)	“CIC” means change in control, as defined within the officer’s employment agreement.

(2)	12 months base salary.

(3)	3 months base salary.

(4)	Pro rata bonus.

(5)	Full cash bonus otherwise payable.

(6)
Vesting of all stock options granted in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

Ted Daley,

President, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)

					Termination
Executive Benefits and					Without Cause		CIC Whether or
Payments Upon					or Constructive		Not Services are
Termination	Disability		Death		Termination		Terminated (1)
Severance Payments
Base Salary	$52,100	(3)	$—		$104,200	(2)	$104,200	(2)
Short-Term Incentive	—	(4)	—	(4)	20,000	(5)	20,000	(5)

Value of Unvested Equity Awards and Accelerated Vesting Stock Options	—		—		—		25,554	(6)

Total	$52,100		$—		$124,200		$149,754

(1)	“CIC” means change in control, as defined within the officer’s employment agreement.

(2)	6 months base salary.

(3)	3 months base salary.

(4)	Pro rata bonus.

(5)	50% actual bonus earned for the prior fiscal year.

(6)
Vesting of all stock options granted in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

Patrice P. Rioux, M.D., Ph.D.

Chief Medical Officer, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)

			Termination
Executive Benefits and			Without Cause	CIC and
Payments Upon			or Constructive	Not Services are
Termination	Disability	Death	Termination	Terminated (1)
Severance Payments
Base Salary	$—	$—	$—	$140,000	(2)
Short-Term Incentive	—	—	—	—

Value of Unvested Equity Awards and Accelerated Vesting Stock Options	—	—	—	27,118	(3)

Total	$—	$—	$—	$167,118

(1)	“CIC” means change in control, as defined within the officer’s employment offer.

(2)	6 months base salary.

(3)
Vesting of all stock options granted in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

Compensation Committee Interlocks and Insider Participation

All compensation decisions made during Fiscal Year 2009 were made by our full board of directors (other than Dr. Starr with respect to his own salary), with respect to our Chief Executive Officer, executive officers and other officers. The members of the Compensation Committee during Fiscal Year 2009 were Mr. Anderson and Mr. Sager, none of whom were officers or employees of the Company or any of our subsidiaries during Fiscal Year 2009 or in any prior year. During Fiscal Year 2009, none of our executive officers served as a member of the board or compensation committee of any other company that has an executive officer serving as a member of our board of directors or Compensation Committee.

Director Compensation

We generally compensate non-employee directors for their service as a member of our board of directors by granting to each such director options to purchase shares of our common stock upon joining our board of directors. Upon joining our board of directors on May 26, 2006, Mr. Anderson and Mr. Sager were granted stock options to purchase 500,000 shares and 1,000,000 shares, respectively, of our common stock at respective exercise prices of $0.60 per share. Such stock options vested 6/36ths on the six month anniversary of such grant and 1/36th per month thereafter and expire ten years from grant date. Due to the 2009 Merger, the options to purchase 500,000 shares and 1,000,000 shares, respectively, of our common stock described above were exchanged for options to purchase 116,562 shares and 233,124 shares, respectively, of common stock of Raptor Pharmaceutical Corp., at respective exercise prices of $2.57 per share. Upon joining our board of directors on July 10, 2008, Dr. Franklin was granted stock options to purchase 150,000 shares of our common stock at an exercise price of $0.52 per share, which vests 6/48ths on the six-month anniversary of such grant and 1/48th per month thereafter and expires ten years from grant date. Due to the 2009 Merger, the option to purchase 150,000 shares of our common stock described above were exchanged for options to purchase 34,969 shares of common stock of Raptor Pharmaceutical Corp., at an exercise price of $2.23 per share.

In addition, at the discretion of the Stock Option Committee, each non-employee director may receive options to purchase 100,000 shares of our common stock for each subsequent year of service on our board of directors. On a converted basis, due to the 2009 Merger, any such outstanding options to purchase shares of our common stock would have been exchanged for options to purchase shares of common stock of Raptor Pharmaceutical Corp. In the case of options to purchase 100,000 shares of our common stock, such conversion would be to options to purchase 23,313 shares of common stock of Raptor Pharmaceutical Corp. Such options are generally granted at fair market value one day preceding the grant date, vest 6/48ths on the six month anniversary of the grant date and 1/48th per month thereafter and expire ten years from grant date. The Company made these grants to Mr. Anderson and Mr. Sager with respect to its fiscal year ended August 31, 2007, herein referred to as Fiscal Year 2007, on June 14, 2007 at a per share exercise price of $0.60. On a converted basis, due to the 2009 Merger, any such outstanding options to purchase shares of our common stock would have been exchanged for options to purchase shares of common stock of Raptor Pharmaceutical Corp., at an exercise price of $2.57 per share. No such annual grants were approved for our fiscal years ended August 31, 2008 and 2009, herein referred to as Fiscal Year 2008 and Fiscal Year 2009, respectively. We also reimburse our directors for out-of-pocket expenses incurred in connection with their service as directors.

The following table sets forth the total compensation paid by the Company to each of our non-employee directors during Fiscal Year 2009. Dr. Starr, who is an employee of the Company, did not receive additional compensation for his service as a director.

	Fees Earned or Paid
Name	in Cash ($)	Option Awards ($)(1)*	Total*
Raymond W. Anderson (2)	40,000	60,583	100,583
Erich Sager (3)	60,000	111,281	171,281
Richard L. Franklin, M.D. Ph.D.(4)	40,000	14,751	54,751

*
As discussed elsewhere in this Current Report on Form 8-K, the relevant options are options to purchase common stock of Raptor Pharmaceutical Corp., and the number of securities underlying such options as well as the option exercise prices have been converted to their equivalent post-2009 Merger number of securities and equivalent post-2009 Merger exercise prices, respectively.

(1)
Amounts shown do not reflect compensation actually received by a director, but reflect the dollar amount compensation cost recognized by the Company for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for Fiscal Year 2009, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, herein referred to as SFAS 123R, and thus may include amounts from awards granted in and prior to Fiscal Year 2009. The assumptions underlying the calculations pursuant to SFAS 123R are set forth under Note 8 of the Notes to Consolidated Financial Statements, beginning on page 66 of this Current Report on Form 8-K.

(2)	Mr. Anderson had 139,875 options outstanding as of August 31, 2009, of which 129,189 were exercisable.

(3)	Mr. Sager had 256,437 options outstanding as of August 31, 2009, of which 245,751 were exercisable.

(4)	Dr. Franklin had 34,969 options outstanding as of August 31, 2009, of which 9,470 were exercisable.

ITEM 12: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of August 31, 2009 with respect to shares of common stock that may be issued under the Plan. Our stockholders approved the Plan in May 2006, and our board of directors approved Amendment No. 1 in February 2007 and Amendment No. 2 in December 2008. As discussed elsewhere in this Current Report on Form 8-K, the relevant options are options to purchase common stock of Raptor Pharmaceutical Corp., and the number of securities underlying such options as well as the option exercise prices have been converted to their equivalent post-2009 Merger number of securities and equivalent post-2009 Merger exercise prices, respectively.

	Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of August 31, 2009	Weighted-average exercise price of outstanding options, warrants and rights as of August 31, 2009	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) as of August 31, 2009

Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	989,213	$2.42	406,147
Equity compensation plans not previously approved by security holders	0	0	0

Total	989,213	$2.42	406,147

The Plan life is ten years and allows for the granting of options to our employees, directors and consultants. Typical option grants are for ten years at or above market price based on the last closing price as of the date of grant and vests over four years as follows: 6/48ths on the six month anniversary of the date of grant and 1/48th per month thereafter.

The following table sets forth, as of October 31, 2009, each beneficial owner (or group of affiliated beneficial owners) of more than five percent (5%) of any class of voting securities, named executive officer, each director and all executive officers and directors as a group. Except as otherwise indicated, each listed stockholder directly owned his or her shares and had sole voting and investment power. Unless otherwise noted, the address for each person listed below is Raptor Pharmaceuticals Corp., 9 Commercial Blvd., Suite 200, Novato, CA 94949.

			Percentage of
	Number of Shares		Outstanding
	of Common Stock	Number of Shares	Shares
Name of Beneficial Owner and	Beneficially	Subject to Options/	of Common
Address	Owned**	Warrants (3)**	Stock (4)
Aran Asset Management SA (1)	5,333,474	734,339	27.3%
Flower Ventures, LLC (2)	990,805	233,309	5.2%
Christopher M. Starr, Ph.D.	757,650	58,281	4.0%
Todd C. Zankel, Ph.D.	757,650	58,281	4.0%
Erich Sager	483,148	247,694	2.5%
Ted Daley	120,687	27,439	*
Kim R. Tsuchimoto, C.P.A.	69,936	69,354	*
Patrice P. Rioux, M.D, Ph.D.	5,828	5,828	*
Raymond W. Anderson	131,132	131,132	*
Richard L. Franklin, M.D., Ph.D.	12,384	12,384	*
All executive officers and directors as a group (9 persons)	2,338,415	610,393	12.4%

*	Less than one percent.

**
As discussed elsewhere in this Current Report on Form 8-K, the relevant securities are with respect to common stock of Raptor Pharmaceutical Corp., and such numbers have been converted to their equivalent post-2009 Merger number of securities.

(1)
The address for this entity is Bahnhofplatz, P.O. Box 4010, 6304 Zug, Switzerland. The Chairman and CEO of Aran Asset Management SA is Michael C. Thalmann who disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.  Aran Asset Management SA disclaims beneficial ownership of the shares registered in its name held on behalf of its clients.

(2)	The address for this entity is 9100 South Dadeland Blvd., Suite 1809, Miami, FL 33156

(3)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days of October 31, 2009, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(4)	Based on 18,829,842 shares outstanding as of October 31, 2009.

ITEM 13: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

As provided in the charter of our Audit Committee, it is our policy that we will not enter into any transactions required to be disclosed under Item 404 of the SEC’s Regulation S-K unless the Audit Committee or another independent body of our board of directors first reviews and approves the transactions. The Audit Committee is required to review on an on-going basis, and pre-approve all related party transactions before they are entered into including those transaction that are required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. If such transaction relates to compensation, it must be approved by the Compensation Committee as well. All related party transactions must also be approved by the disinterested members of the Board. It is the responsibility of our employees and directors to disclose any significant financial interest in a transaction between the Company and a third party, including an indirect interest. All related party transactions shall be disclosed in our filings with the SEC as required under SEC rules. The Board has determined that each of Mr. Anderson and Dr. Franklin is independent under the rules of the SEC.

In addition, pursuant to our Code of Business Conduct and Ethics, all employees, officers and directors of ours and our subsidiaries are prohibited from engaging in any relationship or financial interest that is an actual or potential conflict of interest with us without approval. Employees, officers and directors are required to provide written disclosure to the Chief Executive Officer as soon as they have any knowledge of a transaction or proposed transaction with an outside individual, business or other organization that would create a conflict of interest or the appearance of one.

Pursuant to the terms of a share purchase agreement dated as of March 2006, we issued to each of Drs. Starr and Zankel (our Chief Executive Officer and our Chief Scientific Officer, respectively) 3,000,000 shares of our common stock and to Erich Sager (one of our directors) 1,000,000 shares of our common stock. Due to the 2009 Merger, such shares respectively became 699,369 and 233,123 shares of common stock of Raptor Pharmaceutical Corp. Mr. Sager purchased his shares pursuant to a promissory note when the Company was privately held in February 2006 in the amount of $100,000 plus accrued interest at 8% per annum. Mr. Sager repaid $50,000 of the note on February 8, 2006, another $50,000 on March 9, 2006 and $373 of accrued interest on April 11, 2006. Drs. Starr and Zankel and Mr. Sager did not own any shares of our common stock at the time when such share purchase agreement was first approved and executed.

Pursuant to the terms of an asset purchase agreement, we and our wholly-owned subsidiary, Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.) purchased certain assets of Convivia, Inc., which was as of such time a wholly-owned by Ted Daley (currently the President of Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.)). To date, in aggregate Mr. Daley has received 93,248 shares of Raptor Pharmaceutical Corp.’s, common stock and $80,000 in cash bonuses and may receive additional common stock and cash bonuses based on the successful development of our Convivia development program. Mr. Daley was hired to develop the Convivia product candidate along with other clinical-stage programs at Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.).

With respect to our May and June 2008 private placement, Limetree Capital was issued warrants to purchase 1,882,650 shares of our common stock at an exercise price of $0.55 per share and cash commissions of $627,550. With respect to our August 2009 private placement, Limetree Capital was issued warrants to purchase 556,500 shares of our common stock at an exercise price of $0.35 per share and cash commissions of $59,360. Erich Sager, the Chairman of our board of directors, serves on the board of directors of Limetree Capital and is a founding partner thereof. Due to the 2009 Merger, the respective warrants to purchase 1,882,650 and 556,500 shares of our common stock at $0.55 and $0.35 described above were exchanged for warrants to purchase 438,890 and 129,733 shares of common stock of Raptor Pharmaceutical Corp., at exercise prices of $2.36 and $1.50, respectively.

In the ordinary course of our business, our officers have loaned money to the Company by paying travel expenses and equipment and other costs from their personal funds on behalf of the Company. The Company has promptly reimbursed the officers.

ITEM 14: PRINCIPAL ACCOUNTANT FEES AND SERVICES

Independent Registered Public Accounting Firm

Since June 15, 2006, Burr, Pilger & Mayer LLP has served as our independent registered public accounting firm.
The following is a summary of the fees and services provided for fiscal years 2009 and 2008.

Description of Services	Year Ended	Year Ended
Provided by Burr, Pilger & Mayer LLP	August 31,	August 31,
	2009	2008
Audit Fees*	$92,560	$96,720
Audit Related Fees: These services relate to assurance and related services reasonably related to the performance of the audit or review of financial statements not included above.	56,703	41,798
Tax Compliance Fees: These services relate to the preparation of federal, state and foreign tax returns and other filings.	16,130	4,980
Tax Consulting and Advisory Services: These services primarily relate to the area of tax strategy and minimizing Federal, state, local and foreign taxes.
All Other Fees

*	August 31, 2009 does not include unbilled audit fees for the year ended August 31, 2009, which is estimated to be $45,000.

As provided in the Audit Committee charter, the Audit Committee pre-approves all of the services provided by its independent registered public accounting firm. 100% of the above services and estimates of the expected fees were reviewed and approved by the Audit Committee before the respective services were rendered.

The Audit Committee has considered the nature and amount of the fees billed by Burr, Pilger & Mayer LLP and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining Burr, Pilger & Mayer LLP’s independence.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPTOR PHARMACEUTICAL CORP.
Date: November 17, 2009		By: /s/ Kim R. Tsuchimoto
	Name: Title:	Kim R. Tsuchimoto Chief Financial Officer, Treasurer and Secretary